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As filed with the Securities and Exchange Commission on May 27, 2004

Registration No. 333-112071

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JAZZ SEMICONDUCTOR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	75-3005127 (I.R.S. Employer Identification Number)

4321 Jamboree Road
Newport Beach, California 92660
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Shu Li
President and Chief Executive Officer
Jazz Semiconductor, Inc.
4321 Jamboree Road
Newport Beach, California 92660
(949) 435-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher L. Kaufman, Esq. Jonn R. Beeson, Esq. Latham & Watkins LLP 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626-1925 (714) 540-1235	John D. Wilson, Esq. Shearman & Sterling LLP 555 California Street San Francisco, California 94109 (415) 616-1100

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 27, 2004

             Shares

Common Stock

        We are selling            shares of common stock and the selling stockholders are selling            shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $      and $        per share. We have applied to list our common stock on the NASDAQ National Market under the symbol "JAZZ."

        The underwriters have an option to purchase a maximum of                additional shares from the selling stockholders to cover over-allotments of shares.

        Investing in our common stock involves risks. See "Risk Factors" on page 8.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Jazz Semiconductor	Proceeds to the Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

        Delivery of the shares of common stock will be made on or about                        , 2004.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Lehman Brothers

SG Cowen & Co.
Wachovia Securities
Thomas Weisel Partners LLC
Needham & Company, Inc.

The date of this prospectus is                  , 2004.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

Dealer Prospectus Delivery Obligation

        Until            , 2004 (25 days after the date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        References in this prospectus to "Jazz," "we," "our" and "us" refer to Jazz Semiconductor, Inc. and its consolidated subsidiaries. This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock, which we discuss under "Risk Factors," and our consolidated financial statements and related notes.

Our Business

        We are an independent wafer foundry focused primarily on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. These semiconductor devices are used in products such as cellular phones, wireless local area network devices, digital cameras, personal digital assistants, switches and routers, broadband modems and hard disk drives. Our customers include Conexant Systems, Inc., Skyworks Solutions, Inc., ESS Technology, Inc., Texas Instruments, Inc., RF Micro Devices, Inc. and Marvell Semiconductor, Inc.

        Our focus differs from traditional independent foundries, which primarily provide standard process technologies for the manufacture of digital semiconductors. While we also provide standard process technologies, our primary focus on specialty process technologies for the manufacture of analog and mixed-signal semiconductors distinguishes us from these traditional independent foundries. Analog semiconductors are typically used to monitor and manipulate real world signals such as sound, light, pressure, motion, temperature, electrical current and radio waves in a wide variety of electronic products. For example, semiconductors that process high frequency signals in the radio frequency band perform the reception and transmission functions of a cellular phone or wireless local area network device and represent a growing application of analog semiconductors. Mixed-signal semiconductors combine analog and digital devices on a single microchip to process both analog and digital signals.

        In the past, most semiconductor companies were vertically integrated and designed, fabricated, packaged, tested, and marketed their own semiconductors. However, as the cost and skills required for designing and manufacturing complex semiconductors have increased, the semiconductor industry has increasingly become disaggregated. This disaggregation has fueled the growth of foundries providing standard semiconductor process technologies to manufacture semiconductors for both fabless semiconductor companies and for vertically integrated device manufacturers. According to Gartner Dataquest, global foundry industry revenue was $3.2 billion in 1993 and $10.4 billion in 2002, and is expected to grow to $23.2 billion by 2006, representing a compound annual growth rate of 22% from 2002. More than 95% of global foundry revenues are derived from the sale of semiconductors manufactured using standard process technologies.

        We believe that many of the factors that have driven growth in the outsourcing of manufacturing using standard process technologies will also fuel growth in the outsourcing of manufacturing using other process technologies. Standard process technologies include processes for the manufacture of complimentary metal oxide semiconductors. Complementary metal oxide semiconductors use two different, or complementary, types of transistors to direct power in either a positive or negative direction, causing them to be most suitable in digital applications. Other process technologies, which we refer to as specialty process technologies, include processes for the manufacture of analog, radio frequency, advanced radio frequency, bipolar and silicon germanium bipolar complementary metal oxide semiconductors. Bipolar complementary oxide semiconductors combine the attribute of high speed with the high density and low power attributes of digital complementary metal oxide semiconductors. Silicon germanium bipolar complementary metal oxide semiconductors are based on established complementary metal oxide semiconductors and bipolar complementary metal oxide semiconductors. By depositing a thin layer of silicon germanium within a bipolar transistor, the resulting compound semiconductor device has a switching speed that is greater than standard silicon, while maintaining the relatively low cost of standard silicon complementary metal oxide semiconductor processing and materials.

        Specialty processes are used to produce mixed-signal semiconductors that combine analog and digital functions on a single microchip, or integrated circuit. Integrating analog and digital components on a single, mixed-signal integrated circuit enables smaller, more power-efficient, feature-rich and cost-effective semiconductor devices. International Data Corporation estimates that the global market for analog and mixed-signal semiconductors will grow from $26.4 billion in 2003 to $36.6 billion in 2006.

        To date, the primary focus of independent foundries has not been on the specialty process technology opportunity. Through our predecessors, Conexant Systems, Inc. and Rockwell International Corporation, we have an over 35-year heritage of developing processes for the manufacture of analog and mixed-signal semiconductors and we benefit from the investment of approximately $1 billion in manufacturing assets since 1995. We are a leader in specialty process technologies, particularly in silicon germanium bipolar complementary metal oxide semiconductor process technology. Silicon germanium bipolar complementary metal oxide semiconductor process technology is well suited for applications in attractive end markets such as wireless and wireline communications, consumer electronics, storage and computing. According to Semico Research, the market for semiconductors manufactured using silicon germanium bipolar complementary metal oxide semiconductor processes is expected to grow from $0.7 billion in 2003 to $2.7 billion in 2006, which represents a compound annual growth rate of approximately 57%.

        We currently provide cost-effective manufacturing capacity to our customers from our wafer fabrication facility, or fab, located in Newport Beach, California. In addition, we have manufacturing partnerships with Advanced Semiconductor Manufacturing Corporation and Hua Hong NEC Electronics Co., Ltd., two of China's leading foundries, which provide us with guaranteed capacity at specified pricing. We believe that these manufacturing partnerships will allow us to increase our production capacity and provide multiple fab sourcing for our customers without incurring significant capital expenditures.

        We were formed upon the contribution of our business to us by Conexant in early 2002 and have transitioned our business from a captive manufacturing facility within Conexant to an independent supplier of outsourced semiconductor manufacturing services to third parties. While Conexant and Skyworks remain our largest customers, accounting for approximately 90% and 77% of our revenues for the year ended December 31, 2003 and the three months ended March 31, 2004, respectively, since our formation, we have focused on developing relationships with new customers across a broad range of end markets in order to grow and diversify our revenue base. Our strategy is to increase the portion of our revenues from specialty process technologies provided to third parties, for which we typically obtain higher margins than we do for standard complementary metal oxide semiconductor process technology.

        We plan to continue to obtain new customers and increase our penetration with existing customers by assisting them to design new products using our specialty process technologies. A key milestone in accomplishing this plan is to obtain new design wins. We refer to a potential customer's decision to design a specific integrated circuit product using one of our processes as a "design win." The design phase typically takes from four to eight months, after which time we commence the prototype phase. The entire cycle from design win to production typically takes eight to 26 months. This does not include the initial time we spend to achieve the design win, which may range from one month to over one year. During this cycle, our customers will typically dedicate from three to 12 engineers to support the design, prototype and evaluation phases of their product. At formation, we had a very limited number of customers and design wins. As a result of our post-formation sales efforts, we now have over

40 customers and approximately 115 design wins. In addition to such design wins in pre-volume production phases, we also have over 65 designs in volume production, most of which are for Conexant and Skyworks. Of our design wins in pre-volume production as of March 31, 2004, approximately 20% are in the design phase, approximately 48% are in the prototype phase, and approximately 32% are in the evaluation phase. As third party designs move into volume production, we expect the portion of our revenue attributable to generally higher-margin third-party customers to grow. At any time in the sales process, however, a customer may decide to abandon the design effort. Consequently, achieving design wins does not necessarily mean that we will realize any or significant production revenue from a customer.

        Our objective is to be the world's leading independent wafer foundry focused on delivering specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Key elements of our strategy are to:

  •
  further strengthen our position in specialty process technologies;

  •
  target large and growing communications, consumer electronics, storage and computing markets;

  •
  increase the percentage of our business that is derived from higher margin specialty process technologies;

  •
  diversify our customer base;

  •
  maintain capital efficiency by leveraging our flexible capacity and manufacturing model; and

  •
  capitalize on our presence in China to address the domestic Chinese semiconductor market.

Our Formation

        We were incorporated under the laws of the State of Delaware on February 15, 2002 under the name Jazz Semiconductor Systems, Inc. We changed our name to Specialtysemi, Inc. in February 2002 and to Jazz Semiconductor, Inc. in May 2002. Prior to March 12, 2002, our business was the Newport Beach, California semiconductor fabrication operations of Conexant Systems, Inc. Our business was formed upon the contribution of those fabrication operations by Conexant to its wholly-owned subsidiary, Newport Fab, LLC and the contribution of Newport Fab, LLC by Conexant to us, together with a cash investment in us by affiliates of The Carlyle Group. Conexant and affiliates of The Carlyle Group continue to be our largest stockholders. Substantially all of our business operations are owned by our wholly-owned subsidiary, Newport Fab, LLC. We describe our business in this prospectus as if it was our business even for periods prior to our formation.

Relationships with Significant Stockholders

  Transactions with Conexant

        In connection with our formation and separation from Conexant, we received assets and technology that Conexant had used in operating its Newport Beach, California fabrication facility, assumed Conexant's liabilities associated with designing and producing semiconductor wafers at its Newport Beach, California fabrication facility, agreed to pay Conexant royalty payments during our first 10 years of operation based on our silicon germanium product revenue, and licensed to Conexant and its affiliates the intellectual property rights relating to the wafer fabrication operations that we received from Conexant upon our formation.

        We entered into a wafer supply and services agreement with Conexant that will expire in March 2007. Conexant has minimum wafer volume purchase commitments that expire by March 2005. Wafer prices under the agreement were initially fixed at an amount that was based on the historical cost to manufacture wafers at the fab contributed to us by Conexant through March 2002. Beginning in April 2005, the contract price for wafers may be increased or decreased depending on market conditions. Conexant received a fixed amount of credits that may only be used to offset any increase in prices provided for in the agreement. We currently believe that these wafer credits will be sufficient substantially to offset increases in the prices to be paid by Conexant for wafers under the supply agreement. We expect Conexant to remain a significant customer, but we intend the percentage of revenue we derive from sales to Conexant to decline as we continue to diversify our customer base.

  Transactions with RF Micro Devices

        As part of our strategy to diversify our customer base, in October 2002 we entered into a wafer supply agreement with RF Micro Devices that expires in October 2007. We also sold preferred stock to RF Micro Devices, Inc. for $60.0 million. RF Micro Devices is not required to purchase any set minimum number of wafers. Prices for wafers supplied by us under this agreement were negotiated at arms length, decline over the term of the agreement and are the lower of set contract prices or the average of market prices. RF Micro Devices also received wafer credits to offset a portion of the base price of wafers manufactured by us. RF Micro Devices was one of our first significant customers that had not been affiliated with Conexant. We view the acquisition of RF Micro Devices as a customer as an important milestone in the development of our business and expect that RF Micro Devices will continue to be a significant business partner during the term of our supply agreement with RF Micro Devices.

  Stockholders Agreement with Significant Stockholders

        We, affiliates of The Carlyle Group, Conexant and RF Micro Devices will enter into a stockholder agreement effective upon the completion of this offering. The stockholders agreement will require us to use reasonable efforts to ensure that three members of our board of directors will be designated by affiliates of The Carlyle Group, two members of our board of directors will be designated by Conexant and one member of our board of directors will be designated by RF Micro Devices. As a result of the stockholders agreement, we will be a controlled corporation as defined by the rules of The NASDAQ Stock Market.

Corporate Information

        Our principal executive offices are located at 4321 Jamboree Road, Newport Beach, California 92660, and our telephone number is (949) 435-8000. Our web site is located at www.jazzsemi.com. Information contained in our web site is not incorporated by reference into and does not form any part of this prospectus.

THE OFFERING

Common stock being offered:
by us	shares
by the selling stockholders	shares
Common stock to be outstanding after the offering	shares(1)
Use of proceeds
We intend to use the net proceeds from this offering to pay the expenses of this offering and for working capital and general corporate purposes. See "Use of Proceeds." We will not receive any of the proceeds from the sale of shares by the selling stockholders.
Proposed NASDAQ National Market symbol	"JAZZ"
Risk factors	See "Risk Factors" beginning on page 8 for a discussion of factors that you should consider carefully before deciding to purchase our common stock.

(1)
The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding on May 24, 2004 and excludes:

•
11,495,910 shares of common stock issuable upon the exercise of options outstanding under our 2002 equity incentive plan with a weighted average exercise price of $1.33 per share as of such date; and

•
up to 1,747,964 additional shares of common stock reserved for future grant or issuance under our 2002 equity incentive plan as of such date.

        Unless otherwise indicated, all information in this prospectus assumes:

  •
  an initial public offering price of $         per share, the midpoint of the estimated offering price range set forth on the cover page to this prospectus;

  •
  the conversion of all outstanding shares of our series A preferred stock and our series B preferred stock into 113,071,888 shares of our class B common stock, which will automatically occur immediately prior to the completion of this offering;

  •
  the conversion of all outstanding shares of our class A common stock and class B common stock into common stock, which will automatically occur immediately prior to the completion of this offering;

  •
  the effectiveness of our amended and restated certificate of incorporation upon the completion of this offering; and

  •
  no exercise by the underwriters of their over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following tables provide summary consolidated financial data. The consolidated statement of operations data for the period from March 12, 2002 (inception) to December 31, 2002 and for the year ended December 31, 2003 has been derived from our audited consolidated financial statements included elsewhere in this prospectus, except for the categorization of our revenues, which is unaudited and has been derived from our accounting records. The consolidated statement of operations data for the three month periods ended March 31, 2003 and 2004 and the consolidated balance sheet data as of March 31, 2004 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, except for the categorization of our revenues, which is unaudited and has been derived from our accounting records.

        We maintain a 52- or 53-week fiscal year ending on the Friday on or preceding December 31. Each of the first three quarters of our fiscal year end on the last Friday in each of March, June and September. For consistency of presentation, we have expressed the end of each fiscal period presented in the financial information in this prospectus as ending on the last day of the final month in such period.

        You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Consolidated Statement of Operations Data

			Three Months Ended March 31,
	Period from March 12, 2002 (inception) to December 31, 2002
		Year Ended December 31, 2003
			2003	2004
			(unaudited)
	(in thousands, except per share data)
Revenues:(1)
Standard processes	$93,656	$102,169	$26,658	$24,837
Specialty processes	29,421	83,016	13,550	30,291

Total revenues	123,077	185,185	40,208	55,128
Cost of goods sold(2)	102,744	158,351	35,970	43,938

Gross profit	20,333	26,834	4,238	11,190
Operating expenses:
Research and development(2)	12,333	18,572	3,881	4,898
Selling, general and administrative(2)	9,515	13,173	3,005	4,099
Amortization of intangible assets	243	741	96	172
Loss on disposal of equipment	—	751	625	—
Stock compensation expense(3)	629	9,778	(163)	3,360

Total operating expenses	22,720	43,015	7,444	12,529

Operating loss	(2,387)	(16,181)	(3,206)	(1,339)
Interest income	514	513	124	158
Gain (loss) on investments(3)	(12,651)	9,682	(683)	2,105

Income (loss) before income taxes	(14,524)	(5,986)	(3,765)	924
Income tax provision	12	12	—	12

Net income (loss)	$(14,536)	$(5,998)	$(3,765)	$912

Preferred stock dividends	(4,335)	(11,708)	(2,927)	(3,167)

Net loss attributable to common stockholders	$(18,871)	$(17,706)	$(6,692)	$(2,255)

Net loss per common share, basic and diluted(4)		$(32.43)		$(1.92)

Pro forma net income (loss) per common share, basic and diluted(5)	$(0.14)	$(0.05)	$(0.03)	$0.01

(1)
Standard processes are comprised of digital and standard analog complementary metal oxide semiconductor process technologies and specialty processes are comprised of advanced analog, radio frequency, advanced radio frequency, bipolar and silicon germanium bipolar complementary metal oxide semiconductor process technologies. Included in total revenues for the period from March 12, 2002 (inception) to December 31, 2002, the year ended December 31, 2003 and the three month periods ended March 31, 2003 and 2004 are revenues from related parties of $119.8 million, $169.9 million, $39.1 million and $45.0 million, respectively.

(2)
Amounts exclude stock compensation expense equal to the amounts set forth in the following table. The aggregate of the amounts for each period have been included under stock compensation expense in our consolidated statement of operations data:

			Three Months Ended March 31,
	Period from March 12, 2002 (inception) to December 31, 2002
		Year Ended December 31, 2003
			2003	2004
			(unaudited)
		(in thousands)

Cost of goods sold	$149	$2,298	$(28)	$712
Research and development	273	4,243	(73)	1,314
Selling, general and administrative	207	3,237	(62)	1,334
(3)
For a discussion of stock compensation expense and gain (loss) on investments, and their relationship to one another, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Operations Overview" and "—Critical Accounting Policies."

(4)
On July 31, 2002, 5,500,000 shares of class A common stock and 4,500,000 shares of class B common stock, representing all of the then outstanding shares of our common stock, were recapitalized into 55,000,000 and 45,000,000 shares of series A preferred stock and series B preferred stock, respectively. The recapitalization has been reflected as occurring on March 12, 2002 (inception) for purposes of calculating net loss per common share. Net loss per common share is not shown for periods where there were effectively no weighted average shares of common stock outstanding.

(5)
Pro forma net loss per common share gives effect to the conversion of our recapitalized convertible preferred stock into common stock immediately prior to the completion of this offering, as if the conversion had occurred on the date of issuance.

Consolidated Balance Sheet Data

	As of March 31, 2004
	Actual	Pro forma as adjusted(1)
	(unaudited and in thousands)

Cash and cash equivalents	$70,315	$
Working capital	85,303
Property, plant and equipment, net	55,706		55,706
Total assets	190,790
Total debt	—		—
Total stockholders' equity	123,987

(1)
The consolidated balance sheet data on a pro forma as adjusted basis reflects the automatic conversion of all of our outstanding shares of convertible preferred stock into 113,071,888 shares of our common stock immediately prior to the completion of this offering as if the conversion had occurred on March 31, 2004, the sale of            shares of common stock offered by us under this prospectus at an assumed initial public offering price per share of $            and our receipt of the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $            payable by us, and our payment of a fee equal to $1.8 million upon completion of this offering in connection with the termination of our management agreements with The Carlyle Group and Conexant.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occurs, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business and Industry

If we are not able to continue transitioning our product mix from lower margin standard complementary metal oxide semiconductor process technologies to higher margin specialty process technologies, our margins will be lower than expected.

        Since our separation from Conexant Systems, Inc., we have focused our research and development and marketing efforts primarily on specialty process technologies. We anticipate that any growth in our business will primarily result from these technologies. However, the majority of our revenues to date have been derived from standard complementary metal oxide semiconductor process technologies, and primarily from our two major customers, Conexant Systems, Inc. and Skyworks Solutions, Inc., an entity that resulted from the spin-off of Conexant's wireless division and subsequent merger with Alpha Industries, Inc. Standard complementary metal oxide semiconductor processes generally have lower margins than the more specialized processes, such as advanced analog, radio frequency, advanced radio frequency, bipolar and silicon germanium bipolar complementary metal oxide semiconductor processes. In addition, there are significantly more providers of foundry services for standard complementary metal oxide semiconductor processes and consequently much greater competition. For the year ended December 31, 2003, we derived 55.2% of our revenues from standard complementary metal oxide semiconductor processes and 44.8% of our revenues from specialty process technologies. For the three month period ended March 31, 2004, we derived 45.0% of our revenues from standard complementary metal oxide semiconductor processes and 55.0% of our revenues from specialty process technologies. To be successful, we will need to increase our percentage of revenues derived from specialty processes in order to support our business plan. In order to expand and diversify our customer base we will need to identify and attract customers who will use the specialty process technologies we target. We cannot assure you that demand for these specialty process technologies will increase or that we will be able to attract customers who use them. If we are not able to increase our percentage of revenues from specialized processes, our margins will be lower than expected and our business and results of operations will be harmed.

We presently depend on Conexant and Skyworks for the vast majority of our revenues. A reduction in business from either one of these customers would adversely affect our revenue and could seriously harm our business.

        For the period March 12, 2002 (inception) to December 31, 2002, the year ended December 31, 2003 and the three month period ended March 31, 2004, our top two customers, Conexant and Skyworks, together accounted for 97.3%, 90.3% and 77.2% of our revenues, respectively. We expect that we will continue to be dependent upon Conexant and Skyworks for a significant majority of our revenues for the foreseeable future. While we have long-term supply agreements with Conexant and Skyworks, our agreement with Conexant is for products primarily utilizing standard complementary metal oxide semiconductor processes. Consequently, if we are not able to capture Conexant's next generation of designs, we expect its business with us to decline significantly as it moves away from its current designs and processes. We cannot assure you that our revenues generated from these customers, individually or in the aggregate, will reach or exceed historical levels in any future period. Loss or cancellation of business from, significant changes in scheduled deliveries to, or decreases in the prices of services sold to, either one of these customers has, in the past, significantly reduced our revenues for a reporting period and could, in the future, harm our financial condition and business.

Our business plan is premised on the increasing use of outsourced foundry services by both fabless semiconductor companies and integrated device manufacturers for the production of semiconductors using specialty process technologies and our business will not be successful if this trend does not develop as we expect.

        We operate as an independent wafer foundry focused primarily on specialty process technologies. Our business model assumes that demand for these highly specialized processes within the semiconductor industry will grow and will follow the broader trend towards outsourcing foundry operations. Although the use of independent foundries is established and growing for standard complementary metal oxide semiconductor processes, the use of outsourced foundry services for specialty process technologies is less common and may never develop into a significant part of the semiconductor industry. If fabless companies and vertically integrated device manufacturers determine that they cannot reduce their costs or allocate resources and capital more efficiently by accessing independent specialty foundry capacity, the manufacture of specialty process technologies may not follow the trend of standard complementary metal oxide semiconductor processes. If the broader trend to outsourced foundry services does not prove applicable to the specialty process technologies we intend to target, our business and results of operations will be harmed.

We may not be successful in adding new customers or in securing significant volume from new customers.

        In order to be successful under our business plan, we need to add new customers whose products utilize our specialty processes and generate significant revenues from those customers. To date, we have not derived significant revenues from any individual customer other than Conexant and Skyworks, and we cannot assure you that we will be able to attract new customers or generate significant revenues from existing or new customers in the future. The sales cycle for our services is long and requires us to invest significant resources as we work with each potential customer, without assurance of sales to that customer. Due to the highly specialized nature of the processes we target, our sales cycle typically begins with the potential customer's design phase as we seek to convince potential customers to design products that take advantage of our specialty process technologies. When a potential customer decides to design a specific integrated circuit using one of our processes, we refer to this as a design win. The period between design win and production often takes between eight and 26 months. Due in part to the length of this process, we cannot assure you that a given design will actually be implemented in our customer's product and result in commercial orders or generate any revenues. If we are not successful in adding new customers who use our specialty process technologies, or do not convert design wins with those customers into revenue generating products, our revenues and results of operations will be harmed.

We expect to rely on Advanced Semiconductor Manufacturing Corporation and Hua Hong NEC Electronics Co., Ltd., partners over whom we have limited control, for a significant portion of our future manufacturing capacity, and these partners may not deliver sufficient production capacity or quality to allow us to meet our customers' needs.

        We operate one semiconductor fabrication facility in Newport Beach, California, in which we currently produce substantially all of our products. We have entered into strategic relationships and supply agreements with Advanced Semiconductor Manufacturing Corporation, or ASMC, and Hua Hong NEC Electronics Co., Ltd., or HHNEC, to allow us to utilize production capacity at two additional fabrication facilities in China. The capacity at the ASMC facility is currently available to us, but the capacity at the HHNEC facility will not be available until October 2004. We expect to use our Newport Beach fab to develop and implement the specialty process technologies required to meet the needs of our customers, and to use the foundry capacity of ASMC and HHNEC to implement higher volume production runs for our customers once process implementation is complete and as the capacity of our Newport Beach fab is exceeded. We are dependent on these arrangements to achieve the capacity levels needed for our business to continue to grow. However, we have limited control over ASMC's and HHNEC's production and quality control systems, and these companies have little or no prior manufacturing experience using our specialty process technologies. Should we fail to maintain and expand our strategic relationships, or if ASMC or HHNEC do not deliver the capacity that we require in a timely manner, or do not produce wafers to specifications and at costs acceptable to our customers, our ability to meet our customers' needs could be seriously harmed and our customers may turn to our competitors to satisfy their requirements causing us to lose significant sources of revenues.

If we cannot compete successfully in the highly competitive foundry segment of the semiconductor industry, our business will suffer.

        We compete internationally and domestically with dedicated foundry service providers as well as with integrated device manufacturers, which have internal semiconductor manufacturing capacity or foundry operations. Most of our competitors have substantially greater production, financial, research and development and marketing resources than our company. As a result, these companies may be able to compete more aggressively over a longer period of time than we can. In addition, several new dedicated foundries have commenced operations and may compete directly with us.

        IBM competes actively in both the standard complementary metal oxide semiconductor segment and in specialty process technologies. In addition, there are a number of smaller participants in the specialty process arena. We believe that the largest independent participants in the foundry services market, Taiwan Semiconductor Manufacturing Company, United Microelectronics Corporation and Chartered Semiconductor Manufacturing Ltd., compete primarily in the standard complementary metal oxide semiconductor segment, but they have some capacity for specialty process technologies. Prior to our separation from Conexant, Conexant entered into a long-term semiconductor cross-licensing agreement with Taiwan Semiconductor under which Taiwan Semiconductor licensed from Conexant the right to manufacture semiconductors using Conexant's then existing 0.18 micron or greater silicon germanium bipolar complementary metal oxide semiconductor process technologies for Conexant and third parties. A micron is equal to one millionth of a meter. Under this agreement, Taiwan Semiconductor agreed to provide foundry capacity to Conexant for these processes and to pay a royalty to Conexant based on the number of wafers manufactured by Taiwan Semiconductor using the licensed technology. We do not believe that Taiwan Semiconductor has focused its business on the silicon germanium bipolar complementary metal oxide semiconductor market to date. However, Taiwan Semiconductor publicly announced in 2001 that it planned to use the licensed technology to accelerate its own foundry processes for the networking and wireless communications markets. In the event Taiwan Semiconductor determines to focus its business on the silicon germanium bipolar complementary metal oxide semiconductor market, it may use and develop the technology licensed to it in 2001 to compete with us, and such competition could harm our business. A number of semiconductor manufacturers have announced plans to increase their manufacturing capacity and, as a result, we expect that there will be a significant increase in worldwide semiconductor capacity during the next several years. If growth in demand fails to match the growth in capacity, or occurs more slowly than anticipated, there may be more intense competition and pricing pressure on our services, and underutilization of our capacity may result.

        Any significant increase in competition or pricing pressure may erode our profit margins, weaken our earnings or increase our losses. If we cannot compete successfully in our industry, our results of operations will be harmed.

We are dependent on the highly cyclical semiconductor market, which has experienced significant and sometimes prolonged downturns and overcapacity. A significant or prolonged downturn in this industry would cause our revenues, earnings and margins to decline, potentially more significantly than declines for integrated device manufacturers because such manufacturers may reduce their purchases from foundries before reducing their own internal capacity and they may make additional capacity available on a foundry basis.

        Our business is dependent upon market conditions in the highly cyclical semiconductor industry. Variations in order levels from our customers directly result in volatility in our revenues and earnings. From time to time, the semiconductor industry has experienced significant, and sometimes prolonged, downturns. According to Gartner Dataquest's estimates, global semiconductor sales decreased by approximately 32% in 2001 and increased by approximately 2% in 2002. Because our business is, and will continue to be, dependent on the requirements of semiconductor companies for our services, downturns in this industry lead to reduced demand for our services and increased pricing pressure. Historically, companies in the semiconductor industry have aggressively expanded their manufacturing capacity during periods of increased demand, as was the case in 2000. As a result, periods of overcapacity in the semiconductor industry have frequently followed periods of increased demand. Starting in the first quarter of 2001, the semiconductor industry experienced a significant downturn due to a number of factors, including a slowdown in the global economy, oversupply and overcapacity in the semiconductor industry and a worldwide inventory adjustment. Due to the significant downturn in the industry, most, if not all, integrated device manufacturers that had previously begun purchasing wafer fabrication services from foundries reduced purchases from such foundries, and many integrated device manufacturers allocated a portion of their internal foundry capacity to contract production of semiconductor wafers for others, particularly fabless companies that we also target as customers, which may reduce demand for our services. Any significant downturn in our customers' markets or in general economic conditions would also likely result in a reduction in demand for our services. Any reduction in demand for our services may force us to operate at significantly less than full capacity and could reduce our margins and harm our financial condition and results of operations.

We have experienced net losses during our limited history operating as an independent company and we may never attain or sustain profitability.

        Since the inception of our business on March 12, 2002, we have incurred cumulative net losses through the first quarter of 2004 of $19.6 million. While we achieved net income for the second quarter of 2003 and the first quarter of 2004, we have predominantly incurred net losses in our reported results of operations and may continue to do so in the future. We cannot assure you that we will be able to sustain profitability on a quarterly or annual basis in the future. If we are not able to sustain profitability, our stock price will decline.

Our historical financial information may not be indicative of our future results.

        Since our inception, the vast majority of our revenues have been derived from our two largest customers, and have primarily been derived from products manufactured using digital and standard analog complementary metal oxide semiconductor processes that we do not intend to have as our focus in the future. As customers design their products for more advanced complementary metal oxide semiconductor processes, they may look to other foundries to provide their requisite manufacturing capacity. It is unlikely that we will continue to generate the same level of revenues from our digital and standard analog complementary metal oxide semiconductor processes in the future as we shift our focus and operations to our more specialized processes: advanced analog, radio frequency, advanced radio frequency, bipolar and silicon germanium bipolar complementary metal oxide semiconductor processes.

        In connection with our formation, we entered into a wafer supply agreement with Conexant. Under the supply agreement, Conexant is obligated to purchase aggregate minimum annual volumes of wafers that decline to zero over the first three years of the agreement. We also have a supply agreement with Skyworks that provides for certain declining minimum annual wafer volume commitments. If we are unable to sell additional capacity to Conexant and Skyworks or other customers as Conexant's and Skyworks' minimum purchase obligations decline, our revenues will decline.

We expect our operating results to fluctuate from quarter to quarter and year to year, which may make it difficult to predict our future performance and could cause our stock price to fluctuate and decline.

        Our revenues, expenses and results of operations are difficult to predict, have varied significantly in the past and will continue to fluctuate significantly from quarter to quarter and year to year in the future due to a number of factors, many of which are beyond our control. For example, our revenues for the previous five successive quarters were $40.2 million, $49.5 million, $39.8 million, $55.6 million and $55.1 million. We had a net loss of $3.8 million for the quarter ended March 31, 2003, net income of $1.7 million for the quarter ended June 30, 2003, a net loss of $2.3 million for the quarter ended September 30, 2003, a net loss of $1.6 million for the quarter ended December 31, 2003 and net income of $0.9 million for the quarter ended March 31, 2004. A significant portion of our overall costs are fixed, so reductions in demand for our services or changes in the mix of products towards standard complementary metal oxide semiconductor products, which typically have lower margins, can have a negative effect on our results of operations, as we are less able to reduce costs to respond to downturns. For example, revenues were lower than we expected in the third quarter of 2003 in part because we delayed shipment of products to a customer at its request. We expect fluctuations to continue for a number of reasons, including:

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  slow or negative growth in the communications, consumer electronics, storage and computing semiconductor industries and in the markets served by our customers;

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  our customers' adjustments in their inventory;

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  the loss of a key customer or the postponement of orders from a key customer;

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  the rescheduling or cancellation of large orders by our customers, or the deferral of shipment of our finished products to customers;

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  unanticipated delays or problems in introducing new products by us or our customers;

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  our ability to obtain equipment, raw materials, electricity, water and other required utilities on a timely and economic basis;

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  our or our competitors' announcements of new products, services or technological innovations;

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  changes in our pricing policies or the pricing policies of our competitors;

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  the level of utilization of our manufacturing facility;

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  variation in the yield of our fab in Newport Beach and those of our manufacturing partners;

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  costs related to possible acquisitions of technologies or businesses;

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  an increase in the number or magnitude of product liability claims;

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  our inability to accurately forecast our sub-contracted assembly and test needs;

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  the occurrence of accounts receivable write-offs;

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  intellectual property right disputes;

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  our effective tax rate, which may take into account tax benefits that may not be available in the future;

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  changes in foreign currency exchange rates; and

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  events, such as fires and earthquakes, or industrial accidents.

        Due to the factors noted above and other risks discussed in this section, many of which are beyond our control, you should not rely on quarter-to-quarter or year-over-year comparisons to predict our future financial performance. Unfavorable changes in any of the above factors may seriously harm our business, financial condition and results of operations.

Most of our customers do not place purchase orders far in advance, which makes it difficult for us to predict our future revenues, adjust production costs and allocate capacity efficiently on a timely basis.

        Most of our customers generally place purchase orders only two or three months before shipment. Other than our major customers, most of our customers are also generally able to cancel or delay the delivery of orders on short notice. In addition, due to the cyclical nature of the semiconductor industry, our customers' purchase orders have varied significantly from period to period. The lack of significant backlog and the limited certainty of customer orders can make it difficult for us to forecast our revenues in future periods and allocate our capacity efficiently. Moreover, our expense levels are based in part on our expectations of future revenues and we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls.

Decreases in demand and average selling price for end-user applications of our customers' products may decrease demand for our services and may result in a decrease in our revenues and results of operations.

        A vast majority of our revenues are derived from customers who use our services to produce semiconductors for use in wireless and wireline communications, consumer electronics, storage and computing. Any significant decrease in the demand for end-user applications of semiconductors manufactured using our services may decrease the demand for our services and may result in a decrease in our revenues and earnings. In addition, the historical and continuing trend of declining average selling prices of end-user applications places pressure on the prices of the components that go into these end-user applications. If the average selling prices of end-user applications continue to decrease, the pricing pressure on components produced by us for our customers may lead to a reduction of our revenues and earnings.

If we are unable to maintain high capacity utilization or improve our yields, we may be unable to achieve and maintain profitability.

        Our ability to achieve and maintain profitability depends, in part, on our ability to:

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  maintain high capacity utilization, which is the number of wafers we produce in relation to our capacity;

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  continuously maintain and improve our fab yield, which is the number of wafers completed that meet certain acceptance criteria, expressed as a percentage of total wafers for which the fabrication process is commenced; and

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  continuously maintain and improve our manufacturing yield, which is the percentage of functioning die on a wafer, expressed as a percentage of total die per wafer.

        Our capacity utilization affects our operating results because a large percentage of our costs are fixed. Our fab and manufacturing yields directly affect our ability to attract and retain customers, as well as the price of our services. If we are unable to maintain high capacity utilization and continuously improve our yields, our margins may substantially decline and our business and results of operations may be harmed.

We rely on subcontractors for assembly and test services. These subcontractors may not be able to meet our timing and quality requirements, which may hinder our ability to meet our customers' needs.

        We offer our customers assembly and test services for completed semiconductors through our outsourcing relationships with assembly and test service providers, including Advanced Semiconductor Engineering, Inc. and ST Assembly Test Services Ltd. in Taiwan and Singapore, respectively. We are dependent on these outsourcing partners for our ability to offer semiconductor assembly and test services. If our subcontractors are not able to meet our timing and quality requirements, our ability to meet our customers' needs could be seriously harmed and our customers may turn to our competitors to satisfy their requirements, causing us to lose significant sources of revenues.

We may not be able independently to develop or secure on commercially reasonable terms critical process technology, which may result in our loss of customers and market share and may cause us to incur an investment obligation or give up rights.

        Enhancing our manufacturing process technologies is critical to our ability to provide services for our customers. The semiconductor industry and the process technologies used are constantly changing. If we do not anticipate these changes in process technologies and rapidly develop innovative technologies, or secure on commercially reasonable terms the rights to use critical process technology developed by others, we may not be able to provide specialty foundry services on competitive terms. If we are unable to maintain the ability to provide specialty foundry services on competitive terms, some of our customers may use the services of our competitors instead of our services. As a result, we expect that we will need to offer, on an ongoing basis, increasingly advanced and cost-effective process technologies prior to these technologies and processes being offered by our competitors. If we are not able to independently develop, or secure on commercially reasonable terms, critical process technology, we may lose customers and market share, and our business and results of operations may be harmed.

If we are unable to provide documents, data and training support to permit the qualification of 0.13 micron process technologies at HHNEC's facility or unable to obtain the necessary export licenses for such technologies, we may incur additional capital obligations to one of our strategic partners or incur a reduction in our equity ownership of the strategic partner.

        We have agreed to provide documents, data and training support to HHNEC to permit the qualification of 0.13 micron process technologies at its facility and to obtain the necessary export licenses for such technologies by December 2005. If we are unable to fulfill this obligation to HHNEC, we will be obligated to either contribute an additional $10.0 million to HHNEC or reduce our equity ownership in HHNEC by a corresponding amount.

We intend to expand our operations, which may strain our resources and increase our operating expenses.

        We plan to expand our operations, domestically and internationally, and may do so through internal growth, strategic relationships or acquisitions. We expect that this expansion will strain our systems and operational and financial controls. In addition, we are likely to incur significantly higher operating costs. To manage our growth effectively, we must continue to improve and expand our systems and controls. If we fail to do so, our growth will be limited. Our officers have limited experience in managing large or rapidly growing businesses. Further, our officers have limited experience managing companies through acquisitions and technological changes. If we fail to effectively manage our planned expansion of operations, our business and results of operations may be harmed.

Our management has limited experience in managing a public company and may not be able to effectively manage our operations following this offering.

        Operation of a public company presents significant challenges that are different from those faced by private companies, including a need to establish and maintain expanded operational, financial and management controls, reporting systems and procedures. Our officers have limited experience as executives of a public company, and little or no experience serving in the senior executive positions they hold with us for other public companies. We cannot assure you that our management will be able to manage our operations as a public company effectively. Any failure to effectively manage our operations could adversely affect our business and results of operations.

If we fail to adequately protect our intellectual property rights, we may lose valuable assets, experience reduced revenues and incur costly litigation to protect our rights.

        We depend in part on patents and other intellectual property rights covering our design and manufacturing processes. We hold patents and patent licenses and we intend to continue to seek patents on our inventions relating to product designs and manufacturing processes. The process of seeking patent protection can be long and expensive, however, and we cannot guarantee that all of our currently pending or future applications will result in issued patents. Even if patents are issued, they may not be of sufficient scope or strength to provide meaningful protection or any commercial advantage. Because patent and other intellectual property litigation is costly and unpredictable, our attempts to protect our rights or to defend ourselves against claims made by others could impose high costs and risks on our business. Litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management resources, either of which could seriously harm our business and results of operations.

        A portion of our intellectual property is also used by our manufacturing partners in China, a country in which we currently have no issued patents. In addition, effective intellectual property enforcement may be unavailable or limited in some foreign countries. It may be difficult for us to protect our intellectual property from misuse or infringement by other companies in these countries. We expect this to become a greater risk for us as we increase our use of manufacturing capacity in China, which provides less protection for intellectual property than does the United States. Our inability to enforce our intellectual property rights, and the inability of our manufacturing partners to enforce their intellectual property rights in some countries, especially China, may harm our business and results of operations.

If we are subject to a protracted infringement claim or one that results in significant damage awards, our results of operations may be adversely affected.

        Our ability to compete successfully depends on our ability to operate without infringing the proprietary rights of others. We have no means of knowing what patent applications have been filed in the United States until they are either published or granted. Due to the complexity of the technology used and the multitude of patents, copyrights and other overlapping intellectual property rights, the semiconductor industry is characterized by frequent litigation regarding patent, trade secret, copyright and other intellectual property rights. It is common for patent owners to assert their patents against semiconductor manufacturers. From time to time we receive communications from third parties asserting that their patents cover certain of our technologies and alleging infringement of their intellectual property rights, and we expect to continue to receive such communications in the future. As a result, we engage in discussions from time to time concerning the licensing of third party technology or cross-licensing such technology and our technology. We are currently in discussions regarding a potential intellectual property cross license and release agreement with an unrelated third party. Under terms being discussed, we would agree to make certain payments in exchange for the license and the release. However, we cannot assure you as to whether an agreement will be reached or as to the terms of any agreement that is consummated. As a result, we are currently unable to estimate the timing or amount of payments that may be negotiated and no related amounts have been recorded in the consolidated financial statements. In the event any third party were to make a successful claim against us or our customers that we or our customers have misappropriated their trade secrets or infringed on their patents, copyrights or other intellectual property rights, we or our customers could be required to:

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  acquire licenses, which may not be available on commercially reasonable terms, if at all;

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  discontinue using certain process technologies, which could cause us to stop manufacturing certain products;

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  pay substantial monetary damages; and

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  develop non-infringing technologies, which may not be feasible.

        In addition, third parties, some of which are potential competitors, may initiate litigation against our manufacturing partners or our suppliers, alleging infringement of their proprietary rights with respect to existing or future materials, processes or equipment. In the event of a successful claim of infringement and the failure or inability to license or independently develop alternative, non-infringing technology on a timely basis by us or our manufacturing partners or suppliers, we may be unable to obtain sufficient manufacturing capacity or offer competitive products. As a result, our product portfolio would be limited, and we would experience increased expenses.

        Any one of these developments could place substantial financial and administrative burdens on us and hinder our business. We may not have sufficient resources to defend ourselves or our customers against litigation. If we fail to obtain necessary licenses or if litigation relating to patent infringement or other intellectual property matters occurs, it could hurt our reputation in our industry and prevent us from manufacturing particular products or applying particular process technologies, which could reduce our opportunities to generate revenues. As a result, our business, operating results and financial condition could be significantly harmed.

The international nature of our business exposes us to financial and regulatory risks.

        A significant portion of our planned manufacturing capacity, as well as our ability to provide assembly and test services through subcontractors, is derived from our international relationships with manufacturers and others, particularly in Asia. We have an established office in Asia and we are seeking to expand our global presence by opening additional offices, particularly in Asia and Europe. To date, we do not have significant sales in foreign countries. If we are successful in expanding our global presence, we will be more significantly exposed to risks associated with international operations. International operations are subject to a number of risks, including the following:

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  political and economic instability, international terrorism and anti-American sentiment;

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  laws and business practices favoring local companies;

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  withholding tax obligations on license revenues that we may not be able to offset fully against our U.S. tax obligations, including the further risk that foreign tax authorities may re-characterize license fees or increase tax rates, which could result in increased tax withholdings and penalties;

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  the timing and availability of export licenses;

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  tariffs and other trade barriers;

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  difficulties in collecting accounts receivable;

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  currency exchange risks;

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  burdens and costs of compliance with a variety of foreign laws;

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  less effective protection of intellectual property than is afforded to us in the United States; and

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  difficulties and costs of staffing and managing foreign operations.

        In addition, the United States or foreign countries may implement quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products, leading to a reduction in sales and profitability in that country. The geographical distance between the United States, Asia and Europe also creates a number of logistical and communication challenges. We cannot assure you that we will not experience any serious harm in connection with our international operations.

Failure to comply with governmental regulations by us, our manufacturing partners or our customers could reduce our sales or require design modifications.

        The semiconductors we produce and the export of technologies used in our manufacturing processes may be subject to U.S. export control and other regulations as well as various standards established by authorities in other countries. Failure to comply with existing or evolving U.S. or foreign governmental regulation or to obtain timely domestic foreign regulatory approvals or certificates could materially harm our business by reducing our production capacity, requiring modifications to our processes that we license to our foreign manufacturing partners or requiring unacceptable modifications to the products of our customers. If controlled, neither we nor our customers may export such products without obtaining an export license. In addition, we depend on our manufacturing partners in China for a significant portion of our planned manufacturing capacity, and export licenses may be required in order for us to transfer technology related to our manufacturing processes to our foreign manufacturing partners. These restrictions may make foreign competitors facing less stringent controls on their processes and their customers' products more competitive in the global market than we or our customers are. The U.S. government may not approve any pending or future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised.

Our manufacturing partners in China are subject to extensive government regulation, which can lead to uncertainty.

        Our manufacturing partners, ASMC and HHNEC, on which we expect to rely for a significant portion of our future manufacturing capacity, are located in China. The Chinese government has broad discretion and authority to regulate the technology industry in China. China's government has also implemented policies from time to time to regulate economic expansion in China. The economy of China has been transitioning from a planned economy to a market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industrial development. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. New regulations or the readjustment of previously implemented regulations could require us and our manufacturing partners to change our business plan, increase our costs or limit our ability to sell products and conduct activities in China, which could adversely affect our business and operating results.

        In addition, the Chinese government and provincial and local governments have provided, and continue to provide, various incentives to domestic companies in the semiconductor industry, including our manufacturing partners and competitors, in order to encourage development of the industry. Such incentives include tax rebates, reduced tax rates, favorable lending policies and other measures. Any of these incentives could be reduced or eliminated by governmental authorities at any time. Any such reduction or elimination of incentives currently provided to us or our manufacturing partners could adversely affect our business and operating results.

We depend on key personnel, and we may not be able to retain, hire and integrate sufficient qualified personnel to maintain and expand our business.

        Our success depends to a significant extent upon our key senior executives and research and development, engineering, marketing, sales, manufacturing, support and other personnel, in particular our Chief Executive Officer, Shu Li, and our Chief Marketing and Technology Officer, Paul Kempf. We do not have employment agreements with our executives or other key personnel. The loss of the services of Dr. Li and Mr. Kempf could significantly delay or prevent the achievement of our business objectives. Our success also depends upon our ability to continue to attract, retain and integrate qualified personnel, particularly engineers. The competition for these employees is intense, especially in southern California, and we cannot assure you that we will be able to secure the services of enough qualified personnel, or do so at a reasonable cost, for our business to succeed. If we fail to retain, hire, train and integrate qualified employees, we will not be able to maintain and expand our business.

A significant portion of our workforce is unionized, and our operations may be adversely affected by work stoppages, strikes or other collective actions which may disrupt our production and adversely affect the yield of our fab.

        A significant portion of our employees at our Newport Beach fab are represented by a union and covered by a collective bargaining agreement that expires in 2008. We cannot predict the effect that continued union representation or future organizational activities will have on our business. We have not experienced any work stoppages and we believe that our relations with employees and the union are generally good. Conexant experienced a work stoppage at our Newport Beach fab in 1998. We cannot assure you that we will not experience a material work stoppage, strike or other collective action in the future, which may disrupt our production and adversely affect our customer relations and operational results.

If we are unable to collaborate successfully with electronic design automation vendors and third-party design service companies to meet our customers' design needs, our business could be harmed.

        We have established relationships with electronic design automation vendors and third-party design service companies. We work together with these vendors to develop complete design kits that our customers can use to meet their design needs using our process technologies. Our ability to meet our customers' design needs successfully depends on the availability and quality of the relevant services, tools and technologies provided by electronic design automation vendors and design service providers, and on whether we, together with these providers, are able to meet customers' schedule and budget requirements. Difficulties or delays in these areas may adversely affect our ability to attract customers, and thereby harm our company.

We provide foundry services to Conexant, Skyworks and RF Micro Devices, Inc., which may result in conflicts of interest in the future.

        We provide foundry services to Conexant and RF Micro Devices, two of our significant stockholders that also have representatives on our board of directors. We also provide foundry services to Skyworks. Two of our directors are also members of the board of directors of Skyworks.

        While our board has implemented procedures to ensure that these stockholders and customers cannot control business decisions involving them, and to protect the confidential information of our customers that may be competitors of Conexant, Skyworks or RF Micro Devices, circumstances may arise in the future in which our business relationship with Conexant, Skyworks and RF Micro Devices may be influenced by their officers or directors who are members of our board or their significant percentage ownership of our capital stock, particularly Conexant. There could be situations in which the interests of these stockholders and customers conflict with your interests.

Risks Relating to Manufacturing

Our manufacturing processes are highly complex, costly and potentially vulnerable to impurities and other disruptions that can significantly increase our costs and delay product shipments to our customers.

        Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified to improve fab and manufacturing yields and product performance. Impurities or other difficulties in the manufacturing process or defects with respect to equipment or supporting facilities can lower manufacturing yields, interrupt production or result in losses of products in process. As system complexity has increased and process technology has become more advanced, manufacturing tolerances have been reduced and requirements for precision have become more demanding. Although we continue to enhance our manufacturing capabilities and efficiency, from time to time we have experienced production difficulties that have caused delivery delays and quality control problems, as is common in the semiconductor industry. In the past, we have encountered manufacturing and related problems, including:

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  capacity constraints due to changes in product mix or the delayed delivery of equipment critical to our production, including steppers and chemical stations;

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  delays during expansions and upgrades of our clean rooms and other facilities;

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  difficulties in increasing production at our Newport Beach, California fab;

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  difficulties in changing or upgrading our process technologies;

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  raw materials shortages and impurities; and

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  other operational and engineering problems resulting in reduced product yields for our customers.

        We cannot guarantee you that we will be able to increase our manufacturing capacity or maintain our efficiency in the future, to the same extent as in the past. In addition, we cannot guarantee you that our manufacturing partners in China will not experience production difficulties.

If we are unable to obtain raw materials and equipment in a timely manner, our production schedules could be delayed and we may lose customers.

        We depend on our suppliers of raw materials. To maintain competitive manufacturing operations, we must obtain from our suppliers, in a timely manner, sufficient quantities of materials at acceptable prices. Although we source most of our raw materials from several suppliers, we use only one supplier of silicon wafers because of the consistent quality of their wafers, the long working history of Rockwell and Conexant with this supplier and our sales arrangement with this supplier. We also use single suppliers for photomasks and certain photoresists used in our processes. We do not have long-term contracts with most of our suppliers. From time to time, vendors have extended lead times or limited the supply of required materials to us because of capacity constraints. Consequently, we have experienced difficulty in obtaining the quantities of raw materials we need on a timely basis.

        In addition, from time to time we may reject materials that do not meet our specifications, resulting in a decline in manufacturing or fab yields. We cannot assure you that we will be able to obtain sufficient quantities of raw materials and other supplies in a timely manner. If the supply of materials is substantially diminished or if there are significant increases in the costs of raw materials, we may not be able to obtain raw materials at all or we may be forced to incur additional costs to acquire sufficient quantities of raw materials to sustain our operations, which may increase our marginal costs and reduce profitability.

        We also depend on a limited number of manufacturers and vendors that make and maintain the complex equipment we use in our manufacturing processes. We rely on these manufacturers and vendors to improve our technology to meet our customers' demands as technology improves. In periods of volatile market demand, the lead times from order to delivery of this equipment can be as long as six to 12 months. If there are delays in the delivery of equipment or if there are increases in the cost of equipment, it could cause us to delay our introduction of new manufacturing capacity or process technologies and delay product deliveries, which may result in the loss of customers and revenues.

If the semiconductors we manufacture are used in defective products, we may be subject to product liability or other claims and our reputation could be harmed.

        We provide custom manufacturing to our customers who use the semiconductors we manufacture as components in their products sold to end users. If these products are used in defective or malfunctioning products, we could be sued for damages, especially if the defect or malfunction causes physical harm to people. The occurrence of a problem could result in product liability claims as well as a recall of, or safety alert or advisory notice relating to, the product. While we maintain product liability insurance, we cannot assure you that it will be adequate to satisfy claims made against us in the future or that we will be able to obtain insurance in the future at satisfactory rates, in adequate amounts, or at all. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have a material adverse effect on our business, financial condition and on our ability to attract and retain customers.

We may be subject to the risk of loss due to fire because the materials we use in our manufacturing processes are highly flammable and our insurance coverage may not be sufficient to cover all of our potential losses.

        We use highly flammable materials such as silane and hydrogen in our manufacturing processes and may therefore be subject to the risk of loss arising from fires. The risk of fire associated with these materials cannot be completely eliminated. We maintain insurance policies to reduce losses caused by fire, including business interruption insurance. Our insurance coverage is subject to deductibles and would not be sufficient to cover all of our potential losses such as the full replacement of our fab. If our fab or our manufacturing partners' fabs were to be damaged or cease operations as a result of a fire, the time to repair or rebuild the fab would be significant and it would reduce our manufacturing capacity, delay the manufacture of our customers' products, reduce our revenues and profits and may cause us to lose important customers.

Our production yields and business could be significantly harmed by natural disasters, particularly earthquakes.

        Our fab is located in southern California, a region known for seismic activity. In addition, substantially all of our manufacturing partners' capacity is located in a geographically concentrated area in China, where disruptions from natural disasters may affect the region. Due to the complex and delicate nature of our manufacturing processes, our and our manufacturing partners' facilities are particularly sensitive to the effects of vibrations associated with even minor earthquakes. Our business operations depend on our ability to maintain and protect our facilities, computer systems and personnel. The structure of our Newport Beach fab has been upgraded to minimize the risk of disruption from seismic events. We cannot be certain that the precautions we have taken will be adequate to protect our facilities in the event of a major earthquake, and any resulting damage could seriously disrupt our production and result in reduced revenues.

Our production may be interrupted if we cannot maintain sufficient sources of fresh water and electricity.

        The semiconductor manufacturing process requires extensive amounts of fresh water and a stable source of electricity. Droughts, pipeline interruptions, power interruptions, electricity shortages or government intervention, particularly in the form of rationing, are factors that could restrict our access to these utilities in the areas in which our fabs are located. In particular, our Newport Beach fab is located in an area that is susceptible to water and electricity shortages. If there is an insufficient supply of fresh water or electricity to satisfy our requirements, we may need to limit or delay our production, which could adversely affect our business and operating results. In addition, a power outage, even of very limited duration, could result in a loss of wafers in production and a deterioration in our manufacturing yields.

Failure to comply with environmental regulations could harm our business.

        We use hazardous materials and substances in the manufacturing and testing of products and in the development of our technologies in our research and development laboratories. We are subject to a variety of local, state and federal regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous materials and substances. Failure to comply with environmental regulations could result in revocation of operating permits, the imposition of substantial fines or penalties on us, interruption of production, alteration of our manufacturing processes or cessation of operations. In addition, we must obtain and comply with operating permits in a timely manner to support our product development and product ramp or our production may be delayed or halted. Compliance with environmental regulations could require us to acquire expensive pollution control equipment or to incur other substantial expenses. We could also be required to incur costs associated with the investigation and remediation of contamination at currently or formerly owned, operated or used sites, or at sites at which our hazardous waste was disposed. Any failure by us to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous or toxic substances, could subject us to significant liabilities, including joint and several liability under certain statues. The imposition of these liabilities could significantly harm our business.

Risks Related To This Offering

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

        Following the completion of this offering, our executive officers, directors, major stockholders and their affiliates will directly or indirectly beneficially own or control approximately      % of our outstanding shares of common stock (after giving effect to the exercise of all outstanding vested options exercisable within 60 days from                         , 2004). In addition, our major stockholders will enter into an amended and restated stockholders agreement to be effective upon the completion of this offering under which they will agree to vote all capital stock held by them in favor of their designees to our board of directors. For a discussion of the amended and restated stockholders agreement, refer to "Description of Capital Stock—Stockholders Agreement."

        Following this offering, our executive officers, directors, major stockholders and their affiliates, acting as a group, will have substantial control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. Some of these persons or entities may have interests different than yours. For example, these stockholders may delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders, or pursue strategies that are different from the wishes of other investors. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise. See "Management" and "Principal and Selling Stockholders" for details on the composition of our board of directors and our capital stock ownership. In addition, upon completion of the offering, we will be a "controlled company" within the meaning given to that term under the rules of the NASDAQ Stock Market. As a controlled company, we will be exempt from the requirements that our board of directors be comprised of a majority of independent directors or that our compensation committee and governance and nominating committee be comprised of independent directors. Directors who are independent from Jazz will from time to time after this offering comprise less than a majority of our board of directors and, if so, independent directors will have less influence over our corporate governance and other issues in which stockholders may have an interest than if they comprised a majority of our board of directors.

Our common stock has no prior public market, and it is not possible to predict how our stock will perform after this offering.

        There has not been a public market for our common stock. An active trading market for our common stock may not develop following this offering. You may not be able sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding our arrangements with the underwriters and the factors considered in setting the initial public offering price.

        The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

  •
  the depth and liquidity of the market for our common stock;

  •
  developments generally affecting the semiconductor foundry industry;

  •
  investor perceptions of us and our business;

  •
  actions by institutional or other large stockholders;

  •
  terrorist acts;

  •
  our results of operations and financial performance;

  •
  general economic, industry and market conditions.

        In addition, the stock market in general often experiences substantial volatility that is seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

You will incur immediate and substantial dilution in the net tangible book value of the stock you purchase.

        The initial public offering price is substantially higher than the prices paid for our common stock in the past. This is referred to as dilution. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately $         per share in the net tangible book value per share of our common stock from the price you pay for our common stock. The exercise of outstanding options may result in further dilution.

Substantial future sales of our common stock in the public market may cause the price of our stock to decline.

        If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon the completion of this offering, we will have outstanding approximately                    shares of common stock, based upon the assumptions described in "The Offering." Of these shares, the shares sold in this offering will be freely tradable. Of the remaining shares of common stock outstanding immediately after this offering, approximately                   shares will be available for sale in the public market 180 days after the date of this prospectus when the lock-up agreements described in "Underwriting" between the underwriters and the stockholders expire. However, some of those sales will be subject to the volume restrictions imposed by Rule 144 under the federal securities laws on our affiliates. The remaining outstanding shares will become tradable upon expiration of various holding periods under Rule 144, subject in some cases to the volume restrictions of that rule, or earlier and without restrictions if they are registered under the federal securities laws.

        After this offering, the holders of an aggregate of                   shares of our common stock will have registration rights to include their shares in public offerings we undertake in the future. After this offering, we intend to register all shares of common stock that we may issue under our equity incentive plan. Once we register these shares, they may be freely sold in the public market upon issuance, subject to the lock-up agreements described in "Underwriting."

Our amended and restated certificate of incorporation, bylaws and Delaware law will contain provisions that could discourage transactions resulting in a change in control, which may negatively affect the market price of our common stock.

        In addition to the effect that the concentration of ownership by our significant stockholders may have, our amended and restated certificate of incorporation and our bylaws will contain provisions that may enable our management to resist a change in control. These provisions may discourage, delay or prevent a change in the ownership of our company or a change in our management. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. Such provisions, to be set forth in our restated certificate of incorporation or bylaws effective upon the completion of this offering, include:

  •
  our board of directors will be authorized, without prior stockholder approval, to create and issue preferred stock, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

  •
  advance notice requirements for nominations to serve on our board of directors or for proposals that can be acted upon at stockholder meetings;

  •
  our board will be classified so not all members of our board are elected at one time, which may make it more difficult for a person who acquires control of a majority of our outstanding voting stock to replace our directors;

  •
  stockholder action by written consent will be prohibited;

  •
  special meetings of the stockholders will be permitted to be called only by the chairman of our board of directors, our president or by a majority of our board of directors;

  •
  stockholders will not be permitted to cumulate their votes for the election of directors;

  •
  vacancies on our board of directors will be filled only by majority vote of the remaining directors;

  •
  our board of directors will be expressly authorized to make, alter or repeal our bylaws; and

  •
  stockholders will be permitted to amend our bylaws only upon receiving at least 75% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

        Upon completion of the offering, we will also be subject to the restrictions contained in Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an "interested stockholder" and may not engage in "business combinations" with us for a period of three years from the time the person acquired 15% or more of our voting stock. Section 203 of the Delaware General Corporate Law may also have the effect of discouraging, delaying or preventing a change in control of our company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," and "Business" that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not rely upon forward-looking statements as predictors of future events. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

 USE OF PROCEEDS

        We estimate that our net proceeds from the sale of            shares of our common stock in this offering will be approximately $      million, assuming an initial public offering price of $        per share and after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

        The principal purposes of the offering are to create a public market for our common stock for the benefit of all stockholders, to attract and retain qualified employees by providing them with equity incentives and to obtain additional working capital. We currently intend to use the proceeds of the offering to pay the expenses of this offering and for working capital and other general corporate purposes. However, we have not made any specific plans for the expenditure of the proceeds to be received by us upon the completion of this offering.

        The amount and timing of how we actually spend the net proceeds to us from this offering may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending their ultimate use, we intend to invest the net proceeds to us from this offering in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

        Since our inception, we have not declared or paid cash dividends on our preferred stock or common stock. As of the completion of this offering there will be no accrued dividends outstanding on our preferred stock, and all outstanding preferred stock will be converted into shares of our common stock. The payment of dividends on our common stock is within the discretion of our board of directors. We currently intend to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2004 as follows:

  •
  on an actual basis;

  •
  on a pro forma as adjusted basis to reflect:

  •
  a fee of $1.8 million to be recorded as an expense and paid one-half to The Carlyle Group and one-half to Conexant in connection with the termination of the management agreements we have entered into with them. See "Relationships with Related Parties and Others—Management Agreements";

  •
  the filing of an amended and restated certificate of incorporation to provide for authorized capital stock of 500,000,000 shares of common stock and 50,000,000 shares of undesignated preferred stock;

  •
  the conversion of all of our preferred stock into common stock immediately prior to the completion of this offering;

  •
  the sale of                  shares of common stock offered by us and the selling stockholders in this offering at an assumed initial public offering price of $         per share; and

  •
  the receipt of the net proceeds of the offering, after deducting underwriting discounts and commissions and estimated offering expenses of $     million payable by us.

        You should read this information together with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes to our consolidated financial statements appearing elsewhere in this prospectus.

	As of March 31, 2004
	Actual	Pro forma as adjusted
	(unaudited and in thousands, except share and per share data)
Cash and cash equivalents	$70,315	$

Total debt	—		—

Stockholders' equity:
Preferred stock, $0.001 par value
Authorized—200,000,000 actual; 50,000,000 shares pro forma as adjusted
Issued and outstanding—113,071,888 shares actual; no shares pro forma as adjusted	113		—
Common stock, $0.001 par value
Authorized—255,000,000 actual; 500,000,000 shares pro forma as adjusted
Issued and outstanding—4,387,125 shares actual, shares pro forma as adjusted	4
Additional paid in capital	145,920
Deferred stock compensation	(2,428)		(2,428)
Accumulated deficit	(19,622)

Total stockholders' equity	123,987

Total capitalization	$123,987	$

        The number of shares of common stock in the table above excludes:

  •
  11,460,968 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2004 under our 2002 equity incentive plan with a weighted average exercise price of $1.29 per share; and

  •
  up to 1,798,907 additional shares of common stock reserved for future grant or issuance under our 2002 equity incentive plan as of March 31, 2004.

        For consistency of presentation, we have described March 26, 2004, the last day of our first fiscal quarter in 2004, as March 31, 2004 for purposes of "Capitalization."

DILUTION

        If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

        Our net tangible book value as of March 31, 2004 was approximately $121.0 million, or $27.59 per share of our common stock. Our net tangible book value per share is equal to our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of our common stock outstanding on March 31, 2004.

        Our pro forma net tangible book value as of March 31, 2004 was approximately $121.0 million, or $1.03 per share of our common stock. Our pro forma net tangible book value per share is equal to our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of our common stock outstanding on March 31, 2004 and assumes the automatic conversion of all of our outstanding shares of preferred stock into 113,071,888 shares of our common stock upon the completion of this offering.

        Without taking into account any changes in pro forma net tangible book value after March 31, 2004, other than to give effect to the sale of            shares of our common stock offered by us at an assumed initial public offering price of $        per share (the midpoint of the range shown on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and offering expenses payable by us and our payment of a fee equal to $1.8 million upon completion of this offering in connection with the termination of our management agreements with The Carlyle Group and Conexant, our pro forma as adjusted net tangible book value as of March 31, 2004 would have been approximately $         million, or $        per share of our common stock. This amount represents an immediate decrease in pro forma net tangible book value of $        per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $        per share to new investors purchasing shares in this offering. The following table illustrates the dilution in pro forma net tangible book value per share to new investors in connection with this offering.

Assumed initial public offering price per share		$
Net tangible book value per share as of March 31, 2004	$27.59
Decrease in net tangible book value per share attributable to conversion of convertible preferred stock	(26.56)

Pro forma net tangible book value per share before this offering	$1.03
Decrease in net tangible book value attributable to new investors and pro forma adjustments

Pro forma as adjusted net tangible book value per share after this offering		$

Pro forma dilution per share to new investors		$

        The following table sets forth, on a pro forma as adjusted basis as of March 31, 2004, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering. We have assumed an initial offering price of $        per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses payable by us in our calculations.

	Shares purchased			Total consideration
							Average price per share
	Number	Percentage		Amount	Percentage
Existing stockholders(1)	117,459,013%			$143,608,752%			$1.22
New investors(2)			%	$		%

Total		100%			$100%

(1)
Includes 4,387,125 shares of common stock outstanding and 113,071,888 shares of common stock issuable upon the conversion of preferred stock outstanding.

(2)
The        shares offered in this offering include        shares to be sold by existing stockholders.

        The foregoing discussion and tables assume no exercise of any outstanding stock options after March 31, 2004. The exercise of all options outstanding as of March 31, 2004 having an exercise price less than the offering price would increase the dilutive effect to new investors to $        per share. See "Capitalization," "Management—Employee Benefit Plans" and "Description of Capital Stock." Assuming the exercise in full of all of our outstanding stock options, pro forma net tangible book value at March 31, 2004 would be $         per share, representing an immediate decrease in pro forma net tangible book value per share of $        to our existing stockholders and an immediate dilution in pro forma net tangible book value per share of $        to purchasers of common stock in this offering.

        If the underwriters exercise their over-allotment option in full, the following will occur:

  •
  the number of shares of our common stock held by existing stockholders will decrease to approximately        % of the        total number of shares of our common stock outstanding after this offering; and

  •
  the number of shares of our common stock held by new investors will increase to        shares, or approximately        % of the total number of shares of our common stock outstanding after this offering.

        For consistency of presentation, we have described March 26, 2004, the last day of our first fiscal quarter in 2004, as March 31, 2004 for purposes of "Dilution."

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial and other operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. We have derived the consolidated statement of operations data for the period from March 12, 2002 (inception) to December 31, 2002 and for the year ended December 31, 2003 and the consolidated balance sheet data as of December 31, 2002 and 2003 from our audited consolidated financial statements included elsewhere in this prospectus, except for the categorization of our revenues, which is unaudited and has been derived from our accounting records. We have derived the consolidated statement of operations data for the three month periods ended March 31, 2003 and 2004 and the consolidated balance sheet data as of March 31, 2004 from our unaudited consolidated financial statements included elsewhere in this prospectus, except for the categorization of our revenues, which is unaudited and has been derived from our accounting records. In the opinion of management, our unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements included elsewhere in the prospectus and include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair statement of our financial position at March 31, 2003 and our results of operations for the three month periods ended March 31, 2003 and 2004. The historical results are not necessarily indicative of results to be expected for any future periods.

			Three Months Ended March 31,
	Period from March 12, 2002 (inception) to December 31, 2002
		Year Ended December 31, 2003
			2003	2004
			(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data
Revenues:(1)
Standard processes	$93,656	$102,169	$26,658	$24,837
Specialty processes	29,421	83,016	13,550	30,291

Total revenues	123,077	185,185	40,208	55,128
Cost of goods sold(2)	102,744	158,351	35,970	43,938

Gross profit	20,333	26,834	4,238	11,190
Operating expenses:
Research and development(2)	12,333	18,572	3,881	4,898
Selling, general and administrative(2)	9,515	13,173	3,005	4,099
Amortization of intangible assets	243	741	96	172
Loss on disposal of equipment	—	751	625	—
Stock compensation expense(3)	629	9,778	(163)	3,360

Total operating expenses	22,720	43,015	7,444	12,529

Operating loss	(2,387)	(16,181)	(3,206)	(1,339)
Interest income	514	513	124	158
Gain (loss) on investments(3)	(12,651)	9,682	(683)	2,105

Income (loss) before income taxes	(14,524)	(5,986)	(3,765)	924
Income tax provision	12	12	—	12

Net income (loss)	$(14,536)	$(5,998)	$(3,765)	$912

Preferred stock dividends	(4,335)	(11,708)	(2,927)	(3,167)

Net loss attributable to common stockholders	$(18,871)	$(17,706)	$(6,692)	$(2,255)

Net loss per common share, basic and diluted(4)		$(32.43)		$(1.92)

Weighted average shares used to compute net loss per common share, basic and diluted		546		1.177

Pro forma net income (loss) per common share, basic and diluted(5)	$(0.14)	$(0.05)	$(0.03)	$0.01

Weighted average shares used to compute pro forma net income (loss) per common share:
Basic	102,979	113,618	113,172	114,249

Diluted	102,979	113,618	113,172	119,579

Other Financial Data:
Capital expenditures	$10,742	$14,249	$5,264	$2,290
Depreciation and amortization	$11,584	$15,170	$3,568	$4,041

	As of December 31, 2002	As of December 31, 2003	As of March 31, 2004
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$54,552	$65,591	$70,315
Working capital	60,896	87,135	85,303
Property, plant and equipment, net	52,844	50,936	55,706
Total assets	144,002	177,733	190,790
Total debt	—	—	—
Total stockholders' equity	97,828	122,698	123,987

(1)
Standard processes are comprised of digital and standard analog complementary metal oxide semiconductor process technologies and specialty processes are comprised of advanced analog, radio frequency, advanced radio frequency, bipolar and silicon germanium bipolar complementary metal oxide semiconductor process technologies. Included in total revenues for the period from March 12, 2002 (inception) to December 31, 2002, the year ended December 31, 2003 and the three month periods ended March 31, 2003 and 2004 are revenues from related parties of $119.8 million, $169.9 million, $39.1 million and $45.0 million, respectively.

(2)
Amounts exclude stock compensation expense equal to the amounts set forth in the following table. The aggregate of the amounts for each period have been included under stock compensation expense in our consolidated statement of operations data:

			Three Months Ended March 31,
	Period from March 12, 2002 (inception) to December 31, 2002
		Year Ended December 31, 2003
			2003	2004
			(unaudited)
	(in thousands)

Cost of goods sold	$149	$2,298	$(28)	$712
Research and development	273	4,243	(73)	1,314
Selling, general and administrative	207	3,237	(62)	1,334
(3)
For a discussion of stock compensation expense and gain (loss) on investments, and their relationship to one another, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Operations Overview" and "—Critical Accounting Policies."

(4)
On July 31, 2002, 5,500,000 shares of class A common stock and 4,500,000 shares of class B common stock, representing all of the then outstanding shares of our common stock, were recapitalized into 55,000,000 and 45,000,000 shares of series A preferred stock and series B preferred stock, respectively. The recapitalization has been reflected as occurring on March 12, 2002 (inception) for purposes of calculating net loss per common share. Net loss per common share is not presented for periods where there were effectively no weighted average common shares outstanding.

(5)
Pro forma net loss per common share gives effect to the conversion of our recapitalized convertible preferred stock into common stock immediately prior to the completion of this offering, as if the conversion had occurred on the date of issuance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of the financial condition and results of our operations in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

General

        We are an independent wafer foundry focused primarily on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. These semiconductor devices are used in products such as cellular phones, wireless local area network devices, digital cameras, personal digital assistants, switches and routers, broadband modems and hard disk drives. Our focus differs from traditional independent foundries, which primarily provide standard complementary metal oxide semiconductor, or CMOS, process technologies for the manufacture of digital semiconductors. While we provide standard CMOS process technologies, our primary focus on specialty process technologies for the manufacture of analog and mixed-signal semiconductors distinguishes us from these traditional foundries. Our customers include Conexant Systems, Inc., Skyworks Solutions, Inc., ESS Technology, Inc., Texas Instruments, Inc., RF Micro Devices, Inc. and Marvell Semiconductor, Inc.

Business Overview

  Our Formation

        Prior to the inception of our business on March 12, 2002, our business was the Newport Beach, California semiconductor fabrication, or fab, operations and related research, development and design activities of Conexant. Conexant and its predecessor, Rockwell International Corporation, developed these operations through an investment of approximately $1 billion in manufacturing assets since 1995 and the development of process technologies over more than 35 years. Following a decision by Conexant to outsource all of its manufacturing needs, we were formed through a cash investment by affiliates of The Carlyle Group, one of the largest U.S. private equity funds, and a contribution by Conexant of:

  •
  its Newport Beach, California semiconductor fabrication and probing operations and related research, development and design activities;

  •
  research and development and other support operations;

  •
  software licenses, patents, and intellectual property rights;

  •
  other assets required to operate our business; and

  •
  a warrant to purchase 2,900,000 shares of Conexant's common stock.

        Conexant also granted us a perpetual, non-exclusive, royalty-free license of intellectual property for the design, development and improvement of semiconductor wafers and devices. In return for its contributions and licenses, we agreed to pay to Conexant a percentage of our gross revenues derived from the sale of silicon germanium, or SiGe, products to parties other than Conexant and its spun-off entities during our first 10 years of operation. We accounted for our formation using the purchase method of accounting.

        To support our operations following our separation from Conexant, we entered into a transition services agreement with Conexant under which we have provided each other with administrative and operational support and related services. Most of these services are no longer provided by either party. Conexant also provides us with information technology services pursuant to an information technology services agreement. Conexant has notified us that it intends to terminate the information technology service agreement in December 2004. We have preliminarily determined to transition these services in-house and believe that we will be able to do so without significant disruption to our existing information technology systems or our operations.

        We lease our headquarters and Newport Beach, California fabrication and probing facility from Conexant. These leases expire on March 12, 2017 and we have the option to extend their terms for two consecutive five-year periods. Our rent under these leases consists of our pro rata share of the expenses incurred by Conexant in the ownership of these buildings, including property taxes, building insurance, depreciation and common area maintenance. We are not permitted to sublease space that is subject to these leases without Conexant's prior consent. The equipment contained in these buildings is owned by us and is not covered by the lease agreements.

        You may find more detail regarding the agreements we entered into with Conexant under "Relationships with Related Parties and Others."

        Prior to our formation, our fab was a manufacturing cost center of Conexant and was not a segment, division or other separately identifiable line of business. The cost center did not sell or market its products. Rather, it manufactured products for use by Conexant based on its demand requirements. The semiconductors produced by the fab were only one component in the end semiconductor products sold by Conexant. Conexant did not provide a transfer pricing mechanism between its Newport Beach, California fab operations and its business units and did not allocate general functional expenses to the fab because it was only one of multiple elements of the cost of producing the products it sold to its customers. The fab participated in Conexant's cash management system wherein all cash disbursements associated with fab activities were funded by Conexant. As a result, our business did not have revenues prior to our separation from Conexant, and we are unable to determine actual historical costs that would have been incurred by us if services performed by Conexant had been purchased from independent third parties. For this reason, we are unable to present historical financial information for periods prior to March 12, 2002, the inception of our business as a stand-alone entity and we do not believe that such historical financial information would be useful or meaningful to potential investors in our company.

  Current Major Customers

        In connection with our formation, we entered into a wafer supply agreement with Conexant. Under the wafer supply agreement, as amended, Conexant is annually obligated to purchase an aggregate minimum number of wafers that decline to zero over the initial three years of the agreement. Conexant's minimum purchase obligation is expected to be $35.8 million in 2004 and $7.0 million in 2005. Wafers purchased by entities spun-off from Conexant, as described below, count towards Conexant's minimum purchase obligation. Conexant's foregoing minimum commitments reflect the allocation of a portion of Conexant's minimum purchase obligation to Skyworks. The initial price for wafers, which includes probe services up to the aggregate minimum annual volume commitment, under the agreement, was fixed at an amount that was based on Conexant's historical cost to manufacture wafers at its Newport Beach, California fab, assuming the same levels of production immediately prior to our formation. The pricing was agreed to by Conexant and The Carlyle Group at the time of our formation and was formulated to provide us, assuming we maintain our historical operating cost structure, a gross margin on sales to Conexant during our first two years of operations. Beginning in April 2004, the price for non-specialty wafers in excess of Conexant's volume commitment may be increased at incremental rates, depending on market conditions. In April 2005, the price for all wafers will be increased or decreased to the best price we provide to any customer for similar volumes and schedules or, if lower, the price offered by leading foundries for similar technologies, volumes and schedules. Under the agreement, we are obligated to calculate whether the pricing should be adjusted every six months, beginning in April 2004. We provided Conexant with a fixed amount of credits that may only be used to offset any increase in the contract price for each wafer purchased by Conexant after the second year of the agreement. We currently believe that these credits will likely be sufficient to substantially offset increases in the prices to be paid by Conexant for wafers under the supply agreement. If Conexant guarantees it will meet certain volume commitments, it may apply a portion of any unused credits to wafer purchases for two years following the expiration of the agreement. The wafer supply agreement provides that Conexant may assign its purchase obligations, credits and pricing to entities that it spins-off, though, to date, it has not done so with respect to credits. These spun-off entities also have the right to enter into separate wafer supply agreements with us on substantially the same terms as our wafer supply agreement with Conexant. In light of the Conexant wafer supply agreement, our ability to sustain our operations and achieve profitability is significantly dependent upon our ability to control our manufacturing cost structure as well as to expand our customer base.

        In June 2002, Conexant spun-off and merged its wireless communications division with Alpha Industries, Inc., a manufacturer of radio frequency and microwave integrated circuit products, primarily for wireless communications, to form Skyworks. In accordance with the terms of our wafer supply agreement with Conexant regarding Conexant spin-offs, Skyworks entered into a separate wafer supply agreement with us. Under its wafer supply agreement with us, as amended, Skyworks must provide us with rolling forecasts of its projected wafer requirements. Skyworks must purchase a percentage of its forecast over the term of the rolling forecast. Skyworks must also purchase a minimum number of wafers annually through March 2005. Skyworks' minimum purchase obligation under the agreement is expected to be approximately $33.7 million in 2004 and $6.6 million in 2005. In order to meet our manufacturing obligations to Skyworks, we may utilize capacity at our Newport Beach fab or, subject to certain conditions, those of our manufacturing partners. Prior to November 2005, we will manufacture wafers incorporating specified product designs that were in production in May 2003 for Skyworks at set prices. Prior to November 2005, for all wafers incorporating product designs that were not in production in May 2003, and beginning in November 2005 for the specified wafers incorporating product designs that were in production on that date, prices will equal the lower of listed contract prices or the best price we provide to any customer for similar technologies and volumes, or, if lower, the price offered by leading foundries for similar technologies and volumes. We will review and update the prices offered by leading foundries quarterly. We also agreed to certain probe yield guarantees and related pricing. Skyworks did not receive credits for the purchase of wafers under the wafer supply agreement.

        You may find more detail regarding the wafer supply agreements between us and Conexant and Skyworks under "Relationships with Related Parties and Others."

        Since our formation, these customers have accounted for almost all of our revenues. For the year ended December 31, 2003, revenues from Conexant and Skyworks accounted for 47.6% and 42.8%, respectively, of our revenues. For the three months ended March 31, 2004, revenues from Conexant and Skyworks accounted for 29.3% and 47.9%, respectively, of our revenues.

  New Customers

        In addition to seeking to increase our penetration of Conexant and Skyworks, our strategy is to pursue new customers aggressively and diversify our customer base in the wireless and wireline communications, consumer electronics, storage and computing markets. We plan to continue to obtain new customers and increase our penetration with existing customers by assisting them to design new products using our process technologies. A key milestone in accomplishing this plan is to obtain new design wins. We refer to a potential customer's decision to design a specific integrated circuit product using one of our processes as a "design win." If that potential customer has not previously been a customer, we also recognize them as a new customer upon achieving the design win. The design phase typically takes from four to eight months, after which time the customer provides a circuit data file so that we can commence the prototype phase. The entire cycle from design win to production typically takes eight to 26 months. This does not include the initial time we spend to achieve the design win, which may range from one month to over one year. During this cycle, our customers will typically dedicate from three to 12 engineers to support the design, prototype and evaluation phases of their product. At any time in this process, the customer may decide to abandon its design effort. If this occurs, the design win we achieved will result in no production revenues.

        At formation, we had a very limited number of customers and design wins. We currently have over 40 customers and approximately 115 design wins. Customers other than related parties accounted for $3.3 million of our revenues for the period from March 12, 2002 (inception) through December 31, 2002, $15.3 million for the year ended December 31, 2003 and $10.1 million for the three month period ended March 31, 2004. Our relationships with most of our customers, other than Conexant and Skyworks, have been developed over a short period of time and are generally in the preliminary stages. We cannot assure you that these customers will generate significant revenues, that we will be able to retain these customers or that we will continue to be successful in attracting new customers. We expect that we will continue to be dependent upon a relatively limited number of customers, in particular Conexant and Skyworks, for a significant majority of our revenues for the foreseeable future.

  Migration to Specialty Processes

        The price of wafers processed with different technologies varies significantly. Accordingly, the mix of wafers that we produce is one of the primary factors that affect our revenues and profitability. Our strategy includes increasing our revenues derived from wafers employing our specialty process technologies, advanced analog CMOS, radio frequency CMOS, or RF CMOS, advanced RF CMOS, bipolar CMOS, or BiCMOS, and SiGe BiCMOS, as a percentage of our total revenues, as compared to revenues derived from wafers employing our standard process technologies, which are digital CMOS and standard analog process technologies. We are typically able to obtain higher average selling prices per wafer and gross margins on our specialty process technologies as compared to our standard process technologies due to the added complexity of the specialty process technology manufacturing process. We believe our experience in the specialty process arena, particularly in SiGe BiCMOS process technology, provides us with competitive advantages in our target markets as compared with foundries that primarily provide standard CMOS process technologies. Revenues from specialty processes increased to $83.0 million, or 44.8% of our total revenues, for the year ended December 31, 2003 as compared to $29.4 million, or 23.9% of our total revenues, for the period from March 12, 2002 (inception) to December 31, 2002. Revenues from specialty processes increased to $30.3 million, or 55.0% of our total revenues, for the three months ended March 31, 2004 as compared to $13.6 million, or 33.7% of our total revenues, for the three months ended March 31, 2003. This technology migration has and will continue to require significant capital and research and development investment by us in future periods.

  Capacity

        We currently have the capacity to commence the fabrication process for up to 17,500 200-millimeter wafers, or wafer starts, per month, depending on process technology mix, in our Newport Beach, California fab. Our strategy is to obtain additional capacity through strategic relationships with other foundries to add capacity on a cost-effective basis without significant capital cost to us. Consistent with this strategy, we have entered into supply agreements with each of Advanced Semiconductor Manufacturing Corporation, or ASMC, and Shanghai Hua Hong NEC Electronics Co., Ltd., or HHNEC, two of China's leading silicon wafer foundries.

        ASMC has agreed to manufacture wafers for us utilizing our process technologies at set contract prices and initiated production in the fourth quarter of 2003. ASMC guaranteed us minimum production capacity of at least 5,000 wafer starts per month between September 2003 and March 2004 and at least 10,000 wafer starts per month between April 2004 and December 2006 with respect to the manufacture of specified wafers using specialty processes. We are obligated to provide ASMC with rolling forecasts of our projected wafer requirements. We do not have a minimum purchase obligation with ASMC. The prices for wafers that we purchase from ASMC will not exceed set contract prices. On April 1, 2004, the set contract prices decreased by a percentage agreed to by us and ASMC in the supply agreement. ASMC has agreed to exercise commercially reasonable efforts to decrease the set contract prices by additional amounts in each subsequent year. Either party may, however, request to renegotiate pricing based on changing market conditions.

        HHNEC has guaranteed us capacity for the manufacture of up to 8,000 wafers per month commencing in October 2004, and up to 10,000 wafers per month commencing in January 2005, provided we give them forecasts with six months' advance notice. We may utilize this capacity through any combination of wafers manufactured using process technologies in production at HHNEC's facility. In addition, HHNEC has agreed to qualify the manufacturing process for 0.18 micron RF CMOS and SiGe BiCMOS wafers at its facility and to install the necessary equipment to manufacture wafers using these process technologies by the end of September 2004. If HHNEC satisfies this obligation, we will be required to order a minimum of $30.2 million of such wafers between October 2004 and the end of 2005. If HHNEC does not meet its capacity commitments, the supply of wafers available to us may be constrained. We have also agreed to provide documents, data and training support to HHNEC to permit the qualification of 0.13 micron process technologies at its facility and to obtain the necessary export licenses for such technologies by December 2005. Commencing January 2006, HHNEC will be obligated to manufacture all wafers ordered by us upon advance notice for fixed six-month periods, provided that HHNEC will not be obligated to manufacture a number of wafers that exceeds the average number of wafers manufactured in the three-month period prior to the commencement of the relevant six-month period. In addition, we will be required to purchase a minimum of 50% of the wafers manufactured in the three-month period prior to the commencement of the relevant six-month period. The prices for wafers purchased by us will be at commercially competitive prices, not to exceed contract prices that have been fixed through 2006. We and HHNEC will review wafer pricing annually and adjust the pricing downward consistent with market price declines, but not less than a specified percent decline in any year.

        HHNEC has also agreed to install the necessary equipment to support 0.18 micron CMOS wafer production capacity for a minimum of 5,000 wafer starts per month by December 2004, and an additional 5,000 wafer starts per month by the end of June 2005, for a total of 10,000 wafer starts per month. These capacity obligations count towards HHNEC's obligation to provide up to 8,000 wafers per month commencing in October 2004 and up to 10,000 wafers per month commencing in January 2005. In addition to the minimum number of wafers that HHNEC is obligated to manufacture, HHNEC has agreed to use its commercially reasonable best efforts to provide additional production capacity to us if we provide adequate notice of such need.

        As part of our relationship with HHNEC, we acquired an equity interest in HHNEC of approximately 11% in return for the license of certain process technologies and a cash investment of $10.0 million in HHNEC. With respect to SiGe technologies, the license we granted to HHNEC is restricted for use only to manufacture products for us. We paid $1.5 million of the investment in December 2003 and $4.25 million is due in each of November 2004 and November 2005. Upon mutual agreement, the payments due in 2004 and 2005 may be accelerated. This investment is carried at its original cost basis and is accounted for using the cost method of accounting for investments. If we are unable to provide documents, data and training support to permit the qualification of 0.13 micron process technologies at HHNEC's facility and obtain the necessary export licenses for such technologies by December 2005, we will have the option to contribute an additional $10.0 million to HHNEC or reduce our ownership in HHNEC by a corresponding amount.

        We believe our agreements with ASMC and HHNEC will enable us to increase our manufacturing capacity in our specialty process technologies over the next three years without incurring significant capital expenditures.

  Factory Utilization

        Our operating results are characterized by relatively high fixed costs. Increases and decreases in our factory utilization rates result in the allocation of fixed manufacturing costs over a larger or reduced number of wafers, which yields lower or higher per unit costs. As a result, our capacity utilization rates can significantly affect our gross profit margin. Our utilization rates have varied from period to period based on production capacity and market demand. Other factors affecting utilization rates are the complexity and mix of the wafers produced, the level of customer orders, mechanical failures, disruption of power supply, scheduled facility or equipment maintenance, relocation of equipment for production process adjustments and fire or other natural disasters.

        Our production capacity is determined by us based on the capacity ratings given by manufacturers of the equipment used in the fab, adjusted for, among other factors, actual output during uninterrupted trial runs, expected down time due to set up for production runs and maintenance and expected product mix as well as other significant assumptions made by us. Because these factors include subjective elements, our measurement of capacity utilization rates is unlikely to be comparable to those of our competitors. We use a consistent methodology to determine factory utilization for all fiscal periods presented in order to allow for analysis of utilization trends.

  Fab and Manufacturing Yield

        Fab yield is defined as the number of wafers completed that meet certain acceptance criteria, expressed as a percentage of total wafer starts. Manufacturing yield is defined as the number of functioning die on a wafer, expressed as a percentage of total die per wafer. Our ability to achieve and maintain high levels of fab and manufacturing yields is a key requirement for our customers' and our business operations. Our manufacturing processes are highly complex and precise, requiring production in a tightly controlled clean room environment. Impurities or other difficulties in the manufacturing process, such as defects in the masks used to print circuits on a wafer, equipment failure or operational error may cause a percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. In addition, we may experience problems in achieving acceptable yields in connection with the production of a new product, the adoption of new manufacturing processes or any expansion or upgrade of our manufacturing capacity, or the manufacturing capacity of ASMC or HHNEC that is available to us. The interruption of manufacturing, including power or labor interruptions, may also affect our fab and manufacturing yields.

        We expense, to cost of goods sold, defective inventory caused by fab or manufacturing yields below our expectations, which causes our gross margins to fluctuate. Future decreases in our fab or manufacturing yields may result in a delay in our delivery of products to our customers and could have a material adverse effect on our ability to retain existing customers or attract new customers, which would significantly reduce our revenues and decrease our gross margins.

Financial Operations Overview

  Fiscal Year

        We maintain a 52- or 53-week fiscal year ending on the Friday on or preceding December 31. Each of the first three quarters of our fiscal year end on the last Friday in each of March, June and

September. As a result, each fiscal quarter consists of 13 weeks during a 52-week fiscal year. During a 53-week fiscal year, the first three quarters consist of 13 weeks and the fourth quarter consists of 14 weeks. Fiscal year 2003 consisted of 52 weeks and fiscal year 2004 consists of 53 weeks. For simplicity of presentation, we have expressed the end of each fiscal period presented in the financial and outstanding securities information in this prospectus as ending on the last day of the final month in such period.

  Revenues

        We generate revenues primarily from the manufacture of semiconductor wafers. We also derive a small portion of our revenues from engineering services and wafer probe services, performed both internally and by subcontractors, and from the procurement of photomasks, which we generally subcontract to third parties.

        We record revenues net of wafer credits due to the respective customer, if applicable.

  Cost of Goods Sold

        Cost of goods sold for wafers manufactured consists primarily of purchased manufacturing materials, the cost for purchased photomasks; test services, labor and manufacturing-related overhead associated with the design and manufacture of products at our Newport Beach, California fab; the purchase price that we will pay to our manufacturing partners for wafers; shipping and other costs incurred by us in connection with the purchase of wafers; as well as technology licensing expenses. We expense to cost of goods sold defective inventory caused by fab and manufacturing yields below our expectations as incurred. We also review our inventories for indications of obsolescence or impairment and provide reserves as deemed necessary.

  Research and Development

        Research and development costs are expensed as incurred and primarily consist of salaries and wages for process and technology research and development activities, fees incurred in connection with the license of design libraries and the cost of wafers used for research and development purposes. We plan to continue to focus our research and development activities on the development of specialty process technologies for new applications in the future, which may cause our research and development expenses to increase.

  Selling, General and Administrative

        Selling, general and administrative expenses consist primarily of salaries and benefits for our selling and administrative personnel, including the human resources, executive, finance and legal departments. We expect our selling, general and administrative expenses to increase as we support our expanding operations, undertake additional selling efforts to expand our presence in Europe and Asia, and as a result of expenses associated with being a publicly-traded company.

  Stock Compensation Expense

        Stock Appreciation Rights.    At the time of our separation from Conexant, the substantial majority of Conexant's employees working in the Newport Beach, California fab became our employees. In connection with their employment, Conexant had granted these employees options to purchase Conexant common stock. The terms of these options generally provided that they would expire within three months following an employee's termination of employment by Conexant. Conexant and we decided to provide employees transferred to us with a continuing economic interest in Conexant common stock. Accordingly, we issued stock appreciation rights to these employees that entitle the holder to receive, upon exercise, a cash settlement for the excess, if any, of the fair market value of a share of Conexant common stock over the reference price of the stock appreciation right. On March 12, 2002, we granted 2,979,456 stock appreciation rights with a reference price of $13.05. The number of shares relating to, and the reference price of, the stock appreciation rights is subject to adjustment for, among other things, distributions of securities by Conexant to holders of its common stock. The stock appreciation rights vested at a rate of 25% on each six month anniversary of the date of grant, such that the stock appreciation rights became fully vested on March 12, 2004. The unexercised stock appreciation rights expire on December 31, 2004.

        To substantially offset the economic effect on us of the stock appreciation rights, Conexant granted us a warrant to purchase 2,900,000 shares of its common stock at an exercise price of $13.05 per share that expires on January 20, 2005. The warrant is subject to adjustment for, among other things, subsequent distributions of securities by Conexant to holders of its common stock. The warrant is fully vested.

        Adjustments were made to the stock appreciation rights and the warrant in connection with Conexant's spin-off of its wireless division and subsequent merger with Alpha Industries, Inc. to form Skyworks in June 2002, and Conexant's spin-off of Mindspeed Technologies, Inc. in June 2003. The per share exercise price and the number of shares subject to the warrant were equitably adjusted to take into account the economic effect of each transaction. In connection with these transactions, we also received warrants to purchase Mindspeed common stock and Skyworks common stock. Following these adjustments and issuances, and taking account of exercises of the warrants and stock appreciation rights, as of March 31, 2004, the issued and outstanding warrants and stock appreciation rights were as follows:

Associated Common Stock	Warrants	Stock Appreciation Rights	Exercise/Reference Price Per Share
Conexant	2,354,312	2,386,223	$3.76
Skyworks	1,017,900	1,021,921	24.02
Mindspeed	521,024	530,213	2.57

        Upon a holder's exercise of a stock appreciation right, we exercise a corresponding portion of the applicable warrant and sell the underlying securities received upon exercise such that the transactions are cash neutral to us. We expect that the number of stock appreciation rights outstanding will decrease through employee attrition and other forfeits prior to exercise such that we will be able to acquire sufficient shares upon the exercise of warrants to substantially offset cash payments we are required to make to holders of stock appreciation rights upon the exercise of such stock appreciation rights. However, our cash balances will be reduced to the extent we are unable to acquire sufficient shares upon the exercise of warrants to offset the exercise of all stock appreciation rights.

        Upon our separation from Conexant, we recorded an asset equal to the fair value of the Conexant warrant and a liability equal to the fair value of the granted stock appreciation rights on our consolidated balance sheet. In addition, we recorded on our consolidated balance sheet, as part of the purchase price allocation, deferred compensation for the fair value of the stock appreciation rights granted to employees. The stock appreciation right liability was offset by the deferred compensation, resulting in a net amount of zero for the stock appreciation right liability on our consolidated balance sheet as of March 12, 2002 (inception). The deferred compensation was amortized over the vesting period of the stock appreciation rights such that, as portions of the outstanding stock appreciation rights vested, a corresponding portion of the deferred compensation amount was recorded as a stock compensation expense in our consolidated statement of operations as a charge and the net difference between the remaining amount of deferred compensation and the stock appreciation right liability was reflected on the consolidated balance sheet.

        We reflect subsequent adjustments as of each interim and annual reporting date in the fair value of the warrants as a gain or loss on investments in our consolidated statement of operations. We reflect subsequent adjustments to the stock appreciation right liability and deferred compensation due to fluctuations in the fair value of the instruments and due to the amortization of the deferred compensation in compensation expense in our consolidated statement of operations. We amortized deferred compensation on a straight-line basis over the vesting period of the stock appreciation rights, which ended on March 12, 2004. The full amount of the stock appreciation right liability is reflected as a liability on our consolidated balance sheet as of March 31, 2004. During the period from March 12, 2004 until their expiration in December 2004, changes in the fair value of these instruments will affect operating income but will not have a significant effect on net income or net loss. This is because any increase or decrease in stock compensation expense will be substantially offset by a decrease or increase in gain (loss) on investments. Since the number of stock appreciation rights that are based on Conexant, Skyworks and Mindspeed common stock currently exceeds the number of warrants we hold that are exercisable for each of those companies' common stock, we will be required, to the extent that we do not receive sufficient cash from exercising the warrants to satisfy our obligations under the stock appreciation rights, to use cash from other sources to satisfy those obligations. We do not expect the warrants or stock appreciation rights to have a significant effect on net income (loss) for any period after December 31, 2004.

        As of March 31, 2004, 502,557 stock appreciation rights relating to Conexant common stock and 515,782 stock appreciation rights relating to Mindspeed common stock had been exercised, resulting in payments to employees of approximately $3.9 million. To offset the effect of the stock appreciation right exercises, we exercised our right to acquire equivalent shares of Conexant and Mindspeed common stock under the Conexant warrant and the Mindspeed warrant. We sold the shares of Conexant common stock and Mindspeed common stock received upon the exercise of the warrants for net proceeds of approximately $3.9 million. No stock appreciation rights relating to Skyworks common stock have been exercised and we have not exercised our right to acquire any shares of Skyworks common stock under the Skyworks warrant.

        Stock Options.    In connection with the granting of stock options to employees, directors and consultants during the period from March 12, 2002 (inception) to March 31, 2004, we recorded an aggregate of $2.7 million in deferred stock-based compensation. These options are considered compensatory because the fair value of our stock determined for financial reporting purposes is greater than the fair value determined by the board of directors on the date of the grant. As of March 31, 2004, we had an aggregate of $2.4 million of deferred stock-based compensation remaining to be amortized. This deferred stock-based compensation balance will be amortized through fiscal 2008. We amortize the deferred stock-based compensation on a straight line basis over the vesting period of the related options, which is generally four years.

Critical Accounting Policies

  Estimates

        Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. We review our estimates on an on-going basis, including those related to sales allowances, the allowance for doubtful accounts, inventories and related reserves, long-lived assets, investments, income taxes, litigation and deferred stock compensation. We base our estimates on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates, and material effects on our operating results and financial position may result. We believe the following critical accounting policies involve our more significant judgments and estimates used in the preparation of our consolidated financial statements.

  Revenue Recognition

        We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB 101A, SAB 101B and SAB 104. SAB 101 requires four basic criteria to be met before revenue can be recognized:

  •
  persuasive evidence that an arrangement exists;

  •
  delivery has occurred or services have been rendered;

  •
  the fee is fixed and determinable; and

  •
  collectibility is reasonably assured.

        Determination of the criteria set forth in the third and fourth bullet points above is based on management's judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

        We derive our revenues from the manufacture of semiconductor products, the procurement of photomasks for our customers and from development contracts, which consist of engineering services and, if contracted to do so, the manufacture of semiconductors based on the engineering services performed for our customers.

        We recognize revenues from the manufacture of semiconductor products upon shipment, which is when title and risk of loss has transferred to the customer. We defer revenues from the procurement of photomasks for our customers until the time at which the products manufactured using such photomasks are shipped because they do not constitute a separate unit of accounting on a stand-alone basis. We recognize revenues from development contracts upon completion of the services performed and, if applicable, the delivery of the underlying semiconductor product manufactured under the contractual obligation.

        We provide for sales returns and allowances as a reduction of revenue at the time of shipment based on historical experience and specific identification of an event necessitating an allowance. Estimates for sales returns and allowances require a considerable amount of judgment.

  Accounts Receivable

        We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain an allowance for doubtful accounts based upon our historical experience and any specific customer collection issues that we have identified. While our credit losses have historically been within our expectations and the allowance established, we may not continue to experience the same credit loss rates as we have in the past. Our accounts receivable are concentrated in a relatively few number of customers. Therefore, a significant change in the liquidity or financial position of any one customer could make it more difficult for us to collect our accounts receivable and require us to increase our allowance for doubtful accounts, which could have a material adverse impact on our consolidated financial position, results of operations and cash flows.

  Inventories

        We initiate production of a majority of our wafers once we have received an order from a customer. We generally do not carry a significant inventory of finished goods unless we decide to do so to accommodate a specific request of a customer. We seek to purchase and maintain raw materials at sufficient levels to meet lead times based on forecasted demand. If forecasted demand exceeds actual demand, we may need to provide an allowance for excess or obsolete quantities on hand. We also review our inventories for indications of obsolescence or impairment and provide reserves as deemed necessary. We generally scrap inventory that has been written down and is identified as excess and obsolete. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required. We state our inventories at the lower of cost, using the first-in, first-out method, or market.

  Long-lived Assets

        We review long-lived assets and identifiable intangibles for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. We report long-lived assets to be disposed of at the lower of carrying amount or fair value less cost of sale.

  Accounting for Income Taxes

        We account for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under this method, we determine deferred tax assets and liabilities based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The tax consequences of most events recognized in the current year's financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses, gains and losses, differences arise between the amount of taxable income and pretax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in the financial statements. Because it is assumed that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount on the consolidated balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income and unless we believe that recovery is more likely than not, we must establish a valuation allowance.

        As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves estimating our current tax liability, together with assessing temporary differences that may result in deferred tax assets. Management's judgment is required in determining any valuation allowance recorded against our net deferred tax assets, with any such valuation allowance being based on our estimates of taxable future income and the period over which our deferred tax assets would be recoverable. For the period from March 12, 2002 (inception) to December 31, 2002 and the year ended December 31, 2003, we recorded an income tax provision of approximately $12,000 for each period, which resulted in an effective tax rate of approximately 0%. For the three months ended March 31, 2004, we recorded an income tax provision of approximately $12,000 which resulted in an effective tax rate of approximately 0%. The difference between our effective tax rate and the federal statutory rate of 35% resulted primarily from recording a valuation allowance to offset the deferred tax assets for each reporting period. We recorded a valuation allowance against the deferred tax assets in the amount of approximately $63.1 million and $65.3 million at December 31, 2002 and December 31, 2003, respectively. During 2002 and 2003, we concluded that a full valuation allowance against our net deferred tax assets was appropriate as a result of our cumulative net operating losses. For income tax purposes, the utilization of these net operating losses and tax attributes may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code, and also from possible disputes arising in audits from various taxing authorities. We are not currently under audit by any taxing jurisdiction.

  Pension Plans

        We maintain defined benefit pension plans for our employees covered by a collective bargaining agreement. For financial reporting purposes, the calculation of net periodic pension costs based upon a number of actuarial assumptions, including a discount rate for plan obligations, an assumed rate of return on pension plan assets and an assumed rate of compensation increase for employees covered by the plan. All of these assumptions are based upon management's judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact future expense recognition and cash funding requirements of our pension plans.

  Investments in Warrants

        We have accounted for our warrants to purchase Conexant common stock, Skyworks common stock and Mindspeed common stock, as well as the stock appreciation rights we have granted to our employees as derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and Emerging Issues Task Force (EITF) Issue 02-08, Accounting for Options Granted to Employees in Unrestricted Publicly-Traded Shares of an Unrelated Entity. Accordingly, we reflected the fair value of each instrument (effectively equivalent amounts) as an asset and a liability, respectively, in our initial purchase price allocation in connection with our separation from Conexant and on our subsequent consolidated balance sheets. In addition, as part of the purchase price allocation, we recorded deferred compensation for the fair value of the stock appreciation rights we granted to employees. Initially, the deferred compensation offset the stock appreciation right liability, resulting in a net amount of zero for the stock appreciation right liability on the consolidated balance sheet as of the date of inception. The initial fair value of the warrants and the initial fair value of the stock appreciation rights were each determined to be $14.2 million using the Black-Scholes pricing model.

        We reflect subsequent adjustments as of each interim and annual reporting date in the fair value of the warrants as a gain or loss on investments on our consolidated statement of operations. We reflect subsequent adjustments to the stock appreciation right liability and deferred compensation due to fluctuations in the fair value of the instruments and due to the amortization of the deferred compensation in stock compensation expense on our consolidated statement of operations. We amortize deferred compensation on a straight-line basis over the vesting period of the stock appreciation rights. At December 31, 2002 and 2003 and March 31, 2004, the fair value of the warrants was approximately $1.6 million, $10.5 million and $9.6 million, respectively. At December 31, 2002 and 2003, the fair value of the stock appreciation rights was approximately $1.6 million, $10.4 million and $9.6 million, respectively, and the remaining deferred compensation was $985,000, $1.1 million and $0, respectively. We have offset the deferred compensation against the stock appreciation right liability, which resulted in a net stock appreciation right liability of $629,000, $9.3 million and $9.6 million at December 31, 2002 and 2003 and March 31, 2004, respectively. For the period from March 12, 2002 (inception) to December 31, 2002, we recorded a $12.7 million loss on investments for the decrease in value of the warrants and compensation expense of $629,000 for the net amortization of deferred compensation. For the year ended December 31, 2003, we recorded a $9.8 million gain on investments for the increase in value of the warrants and compensation expense of $9.6 million for the net amortization of deferred compensation. For the three months ended March 31, 2003, we recorded a $0.7 million loss on investments for a decrease in the value of the warrants and compensation income of $0.2 million for the net amortization of deferred compensation. For the three months ended March 31, 2004, we recorded a $2.1 million gain on investments for the increase in the value of the warrants and compensation expense of $3.2 million for the net amortization of deferred stock compensation expense. The deferred compensation related to the stock appreciation rights has been fully amortized as of March 31, 2004. As such, we will continue to record compensation based on the then fair value of the stock appreciation rights, which could result in additional expense if the fair value increases, or income if the fair value decreases. Changes in the fair value of these instruments will affect operating income but will not have a significant effect on net income (loss) as any increase or decrease in stock compensation expense will be substantially offset by a decrease or increase in gain (loss) on investments. We do not expect the warrants or stock appreciation rights to have any effect on the consolidated statement of operations for any period after December 31, 2004.

Results of Operations

        The following table presents our historical operating results for the periods indicated as a percentage of revenues:

			Three Months Ended March 31,
	Period from March 12, 2002 (inception) to December 31, 2002	Year Ended December 31, 2003
			2003	2004
Revenues:
Standard processes	76.1%	55.2%	66.3%	45.0%
Specialty processes	23.9	44.8	33.7	55.0

Total revenues	100.0	100.0	100.0	100.0
Cost of goods sold	83.5	85.5	89.5	79.7

Gross profit	16.5	14.5	10.5	20.3
Operating expenses:
Research and development	10.0	10.0	9.7	8.9
Selling, general and administrative	7.7	7.1	7.5	7.4
Amortization of intangible assets	0.2	0.4	0.1	0.3
Loss on disposal of equipment	0.0	0.4	1.6	0.0
Stock compensation expense	0.5	5.3	(0.4)	6.1

Total operating expenses	18.4	23.2	18.5	22.7

Operating loss	(1.9)	(8.7)	(8.0)	(2.4)
Interest income	0.4	0.3	0.3	0.3
Gain (loss) on investments	(10.3)	5.2	(1.7)	3.8

Income (loss) before income taxes	(11.8)	(3.2)	(9.4)	1.7
Income tax provision	0.0	0.0	0.0	0.0

Net income (loss)	(11.8)%	(3.2)%	(9.4)%	1.7%

Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003

        Revenues.    Revenues increased 37.1% to $55.1 million for the three months ended March 31, 2004, compared to $40.2 million for the three months ended March 31, 2003. The increase was due to a 22.6% increase in wafer sales volume and included a $16.7 million increase in revenues from our specialty process technologies, offset by a $1.8 million decrease in revenues from standard process technologies. The increase in revenues from specialty processes primarily resulted from a $9.0 million increase in revenues from non-related parties. As a result of the increase in revenues from specialty processes and non-related parties, we experienced an 11.9% increase in the average selling price per wafer.

        Gross Profit.    Gross profit as a percentage of revenues, or gross margin, was 20.3% for the three months ended March 31, 2004, compared to 10.5% for the three months ended March 31, 2003. The increase in gross margin was attributable to an increase in the average selling price per wafer and increased manufacturing activity. During the three months ended March 31, 2004, factory utilization was 98.8% compared to 96.0% for the three months ended March 31, 2003. The increase in gross profit was also attributable to the absence of a $1.3 million charge relating to the resolution of a customer dispute regarding the specifications of wafers ordered. This dispute resulted in a 3.2% decrease in gross margin during the three months ended March 31, 2003.

        Research and Development.    Research and development expenses increased to $4.9 million, or 8.9% of revenues for the three months ended March 31, 2004, from $3.9 million or 9.7% of revenues for the three months ended March 31, 2003. The increase in absolute dollars resulted from $0.5 million of increased personnel costs attributed to additional head count for engineering technical support for customer engagements and design wins and process development. The change was also attributable to an increase of $0.2 million for materials to support our continued investment in the research and development of specialty process technologies.

        Selling, General and Administrative.    Selling, general and administrative expenses increased to $4.1 million, or 7.4% of revenues for the three months ended March 31, 2004, from $3.0 million or 7.5% of revenues for the three months ended March 31, 2003. The change in absolute dollars resulted from a $0.5 million increase in personnel costs for our selling, general and administrative functions and a $0.4 million increase in expenses incurred for professional services.

        Stock Compensation Expense.    Stock compensation expense increased to $3.4 million for the three months ended March 31, 2004, from $0.2 million of stock compensation income for the three months ended March 31, 2003. The change was primarily due to an increase in the value of the stock appreciation rights and amortization of deferred stock compensation expense. During the three months ended March 31, 2004, the remaining tranche of stock appreciation rights became vested. Accordingly the unamortized balance as of December 31, 2003 has been fully amortized during the three months ended March 31, 2004.

        Interest Income.    Interest income was $0.2 million for the three months ended March 31, 2004, compared to $0.1 million for the three months ended March 31, 2003. The change resulted from a higher average cash balance, offset by lower interest rates during the three months ended March 31, 2004.

        Gain (loss) on Investments.    Gain on investments was $2.1 million for the three months ended March 31, 2004, compared with a loss of $0.7 million for the same period in 2003. The change is primarily the result of a change in the fair market value of the stock underlying the warrants we hold for Conexant, Skyworks and Mindspeed common stock.

  Year Ended December 31, 2003 Compared with Period from March 12, 2002 (inception) to December 31, 2002.

        Revenues.    Revenues increased 50.5% to $185.2 million for the year ended December 31, 2003 compared to $123.1 million for the period from March 12, 2002 (inception) to December 31, 2002. The increase in revenues was primarily due to the following during the year ended December 31, 2003:

  •
  a $45.6 million net increase in revenues from our specialty process technologies resulting from customer migration from standard process technologies to specialty process technologies and an $8.0 million increase in revenues from our specialty process technologies due to the addition of new customers in 2003, which combined resulted in a 12.3% increase in our average selling price per wafer and a 32.8% increase in wafer sales volume; and

  •
  an $8.5 million increase in revenues from our standard process technologies due to the inclusion of 12 months of operating activity in the year ended December 31, 2003, compared to approximately nine and one-half months during the period from March 12, 2002 (inception) to December 31, 2002. On an annualized basis, revenues from standard process technologies decreased as customers transitioned to specialty process technologies.

        The increase in revenues and wafer sales volume was attributable to increased customer demand for our products, particularly specialty process technologies and the inclusion of 12 months of operating activity for the year ended December 31, 2003, compared to approximately nine and one-half months during the period from March 12, 2002 (inception) to December 31, 2002.

        Gross Profit.    Gross profit as a percentage of revenues, or gross margin, decreased to 14.5% for the year ended December 31, 2003, compared to 16.5% for the period from March 12, 2002 (inception) to December 31, 2002. The decrease in gross margin was primarily attributable to the following during the year ended December 31, 2003:

  •
  operating costs of $2.5 million incurred in connection with our investment in foundry capacity at ASMC in advance of receiving revenues related to the sale of wafers produced by ASMC. This operating cost resulted in a decrease in gross margin equal to 1.4%;

  •
  a decrease in gross margin equal to 1.1% attributable to increased utility costs for the year ended December 31, 2003 as compared to the period from March 12, 2002 (inception) to December 31, 2002 following the expiration of a favorable utility pricing contract; and

  •
  a charge of $1.3 million incurred in connection with the disposition of inventory relating to a customer dispute regarding the specifications of wafers ordered. This charge resulted in a decrease in gross margin equal to 0.7%. This inventory was disposed of for no revenue.

        These decreases in gross margin were partially offset by an increase in the average wafer selling price as the percentage of revenues derived from specialty process technologies increased to 44.8% of our total revenues for the year ended December 31, 2003 from 23.9% of our total revenues for the period from March 12, 2002 (inception) to December 31, 2002. These increased costs were also partially offset by increases in factory utilization, which rose to 94% for the year ended December 31, 2003 from 84% for the period from March 12, 2002 (inception) to December 31, 2002.

        Research and Development.    Research and development costs increased to $18.6 million, or 10.0% of revenues, for the year ended December 31, 2003, from $12.3 million, or 10.0% of revenues, for the period from March 12, 2002 (inception) to December 31, 2002. The increase in absolute dollars was primarily attributable to 12 months of costs for the year ended December 31, 2003 compared to approximately nine and one-half months of costs for the period from March 12, 2002 (inception) to December 31, 2002, including $2.3 million of payroll costs for increased head count for engineering technical support for our customers and $2.0 million of additional investment in research and development of specialty process technologies. We plan to continue to invest capital in our research and development activities to develop specialty process technologies for new applications in the future. We expect research and development expenses to increase in absolute dollars, but remain relatively constant as a percentage of revenues.

        Selling, General and Administrative.    Selling, general and administrative expenses increased to $13.2 million, or 7.1% of revenues, for the year ended December 31, 2003, from $9.5 million, or 7.7% of revenues, for the period from March 12, 2002 (inception) to December 31, 2002. The increase in absolute dollars for the year ended December 31, 2003 compared to the period from March 12, 2002 (inception) to December 31, 2002 resulted from:

  •
  the inclusion of 12 months of expenses for the year ended December 31, 2003 compared to only nine and one-half months of expenses in the period from March 12, 2002 (inception) to December 31, 2002;

  •
  $1.2 million attributable to increased headcount to support the expansion of our global sales and marketing efforts. As a percentage of revenues, these costs remained relatively constant;

  •
  $0.7 million in increased functional overhead in connection with professional services related to potential transactions with strategic partners; and

  •
  $1.0 million of increased payroll costs for our general and administrative employees. As a percentage of revenues, these costs remained relatively constant.

        We expect our selling, general and administrative costs to increase in absolute dollars but remain relatively constant as a percentage of our revenues as we continue expansion of our sales and marketing efforts to support future operations and incur additional costs associated with being a public company.

        Stock Compensation Expense.    Stock compensation expense for the year ended December 31, 2003 was $9.8 million compared to $0.6 million for the period from March 12, 2002 (inception) to December 31, 2002. The increase is primarily due to a change in the value of the outstanding stock appreciation rights as well as the scheduled vesting of the stock appreciation rights during the year ended December 31, 2003.

        Interest Income.    Interest income for the year ended December 31, 2003 was $0.5 million compared to $0.5 million in the period from March 12, 2002 (inception) to December 31, 2002. Lower interest rates were offset by an increase in the average cash balance for the comparable periods as well as the longer period over which interest was earned.

        Gain (loss) on Investments.    Gain on investments for the year ended December 31, 2003 was $9.7 million, compared to a loss of $12.7 million for the period from March 12, 2002 (inception) to December 31, 2002. The change is primarily the result of a change in the fair market value of common stock underlying the warrants we hold for Conexant, Skyworks and Mindspeed common stock.

  Quarterly Results of Operations

        The following table presents our unaudited quarterly results of operations for the eight quarters prior to and including the quarter ended March 31, 2004 and for the period from March 12, 2002 (inception) to March 31, 2002. You should read the following table in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus. We have prepared the unaudited information on the same basis as our audited consolidated financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Operating results for any quarter are not necessarily indicative of results for any future quarters or for a full year.

		Three months ended
Consolidated Statement of Operations Data	Period from Mar. 12, 2002 (inception) to Mar. 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004
	(in thousands, except per share data)
Revenues:(1)
Standard processes	$4,013	$30,452	$28,488	$30,703	$26,658	$27,503	$23,510	$24,498	$24,837
Specialty processes	1,642	5,422	11,697	10,660	13,550	22,029	16,317	31,120	30,291

Total revenues	5,655	35,874	40,185	41,363	40,208	49,532	39,827	55,618	55,128
Cost of goods sold(2)	5,174	28,877	33,368	35,325	35,970	41,589	34,117	46,675	43,938

Gross profit	481	6,997	6,817	6,038	4,238	7,943	5,710	8,943	11,190
Operating expenses:
Research and development(2)	449	3,430	4,024	4,430	3,881	4,786	4,742	5,163	4,898
Selling, general and administrative(2)	542	2,841	2,715	3,417	3,005	3,396	3,112	3,660	4,099
Amortization of intangible assets	—	16	21	206	96	215	215	215	172
Loss on disposal of equipment	—	—	—	—	625	90	29	7	—
Stock compensation expense(3)	—	154	(20)	495	(163)	4,315	5,221	405	3,360

Total operating expenses	991	6,441	6,740	8,548	7,444	12,802	13,319	9,450	12,529

Operating income (loss)	(510)	556	77	(2,510)	(3,206)	(4,859)	(7,609)	(507)	(1,339)
Interest income	16	179	112	207	124	154	93	142	158
Gain (loss) on investments(3)	(1,688)	(11,283)	(695)	1,015	(683)	6,381	5,201	(1,217)	2,105

Income (loss) before income taxes	(2,182)	(10,548)	(506)	(1,288)	(3,765)	1,676	(2,315)	(1,582)	924
Income tax provision	—	—	—	12	—	—	12	—	12

Net income (loss)	$(2,182)	$(10,548)	$(506)	$(1,300)	$(3,765)	$1,676	$(2,327)	$(1,582)	912

Preferred stock dividends	—	—	(1,616)	(2,719)	(2,927)	(2,927)	(2,927)	(2,927)	(3,167)

Net loss attributable to common stockholders	$(2,182)	$(10,548)	$(2,122)	$(4,019)	$(6,692)	$(1,251)	$(5,254)	$(4,509)	$(2,255)

Net loss per common share, basic and diluted(4)						$(2.30)	$(8.63)	$(4.37)	$(1.92)

Weighted average shares used in computing net loss per common share, basic and diluted						543	609	1,032	1,177

Pro forma net income (loss) per common share, basic and diluted(5)	$(0.02)	$(0.11)	$(0.01)	$(0.01)	$(0.03)	$0.01	$(0.02)	$(0.01)	$0.01

Weighted average shares used in computing pro forma net income (loss) per common share:
Basic	100,000	100,000	100,000	109,520	113,172	113,615	113,681	114,104	114,249

Diluted	100,000	100,000	100,000	109,520	113,172	117,125	113,681	114,104	119,579

(1)
Included in revenues for the period from March 12, 2002 (inception) to March 31, 2002 and for the three months ended June 30, 2002, September 30, 2002, December 31, 2002, March 31, 2003, June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004 are revenues from related parties of $5.4 million, $35.3 million, $39.3 million, $39.8 million, $39.1 million, $46.8 million, $35.0 million, $49.0 million and $45.0 million, respectively.

(2)
Amounts exclude stock compensation expense equal to the amounts set forth in the following table. The aggregate of the amounts for the each period have been included under stock compensation expense in our consolidated statement of operations data:

		Three months ended
	Period from Mar. 12, 2002 (inception) to Mar. 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004
	(in thousands)

Cost of goods sold	$—	$36	$(5)	$118	$(28)	$1,015	$1,227	$84	$712
Research and development	$—	$67	$(9)	$215	$(73)	$1,876	$2,263	$177	$1,314
Selling, general and administrative	$—	$51	$(6)	$162	$(62)	$1,424	$1,731	$144	$1,334
(3)
For a discussion of stock compensation expense and gain (loss) on investments, and their relationship to one another, see "—Financial Operations Overview" and "—Critical Accounting Policies."

(4)
On July 31, 2002, 5,500,000 shares of class A common stock and 4,500,000 shares of class B common stock, representing all of the then outstanding shares of our common stock, were recapitalized into 55,000,000 and 45,000,000 shares of series A preferred stock and series B preferred stock, respectively. The recapitalization has been reflected as occurring on March 12, 2002 (inception) for purposes of calculating net loss per common share. Net loss per common share is not shown for periods where there were effectively no weighted average shares of common stock outstanding.

(5)
Pro forma net loss per common share gives effect to the conversion of our recapitalized convertible preferred stock into common stock immediately prior to the completion of this offering, as if the conversion had taken place on the date of issuance.

        The following table presents our operating results, for the periods indicated as a percentage of total revenues.

		Three months ended
	Period from Mar. 12, 2002 (inception) to Mar. 31, 2002
Consolidated Statement of Operations Data		June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004
Revenues:
Standard processes	71.0%	84.9%	70.9%	74.2%	66.3%	55.5%	59.0%	44.0%	45.0%
Specialty processes	29.0	15.1	29.1	25.8	33.7	44.5	41.0	56.0	55.0

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Cost of goods sold	91.5	80.5	83.0	85.4	89.5	84.0	85.7	83.9	79.7

Gross profit	8.5	19.5	17.0	14.6	10.5	16.0	14.3	16.1	20.3
Operating expenses:
Research and development	7.9	9.6	10.0	10.7	9.7	9.7	11.9	9.3	8.9
Selling, general and administrative	9.6	7.9	6.8	8.3	7.5	6.9	7.8	6.6	7.4
Amortization of intangible assets	—	—	—	0.5	0.1	0.3	0.5	0.4	0.3
Loss on disposal of equipment	—	—	—	—	1.6	0.2	0.1	0.0	0.0
Stock compensation expense	—	0.5	—	1.2	(0.4)	8.7	13.1	0.7	6.1

Total operating expenses	17.5	18.0	16.8	20.7	18.5	25.8	33.4	17.0	22.7

Operating income (loss)	(9.0)	1.5	0.2	(6.1)	(8.0)	(9.8)	(19.1)	(0.9)	(2.4)
Interest income	0.3	0.6	0.2	0.5	0.3	0.3	0.2	0.3	0.3
Gain (loss) on investments	(29.9)	(31.5)	(1.7)	2.5	(1.7)	12.9	13.1	(2.2)	3.8

Income (loss) before income taxes	(38.6)	(29.4)	(1.3)	(3.1)	(9.4)	3.4	(5.8)	(2.8)	1.7
Income tax provision	—	—	—	—	—	—	—	—	0.0

Net income (loss)	(38.6)%	(29.4)%	(1.3)%	(3.1)%	(9.4)%	3.4%	(5.8)%	(2.8)%	1.7%

        Revenues.    Revenues increased sequentially during each of the quarters ended June 30, 2002, September 30, 2002 and December 31, 2002. The increases were due in part to increases in wafer sales volumes throughout these periods. In addition, the increases in revenues for the quarters ended

June 30, 2002 and September 30, 2002 were partially attributable to an increase in average wafer selling prices, resulting from a greater portion of wafers manufactured using our specialty process technologies.

        Revenues decreased 2.8% for the quarter ended March 31, 2003 compared to the quarter ended December 31, 2002 due to a 9.5% decrease in wafer sales volume, partially offset by an increase in revenues derived from our specialty process technologies, resulting in a 7.4% increase in average wafer selling prices. Revenues increased 23.2% for the quarter ended June 30, 2003 compared to the quarter ended March 31, 2003 primarily driven by a 62.6% increase in our specialty process revenues due to a significant increase in orders from a major customer and by a 3.2% increase in our standard process revenues. Additionally, our wafer sales volume and average selling price increased 16.7% and 5.5%, respectively, during this period. For the quarter ended September 30, 2003, compared to the quarter ended June 30, 2003, our revenues decreased 19.6% as a result of a decrease in wafer sales to the same customer as the customer worked off inventory produced by us in the quarter ended June 30, 2003 and asked us to delay the shipment of wafers. As a result, wafer sales volumes decreased 20.1% and our average selling price remained constant. Approximately 74% of these products had been shipped to the customer by the end of the fourth quarter of 2003. Revenues increased 39.6% for the quarter ended December 31, 2003 compared to the quarter ended September 30, 2003, primarily driven by a 42% increase in wafer sales volume partially offset by a 1.2% decrease in average selling prices. Revenues decreased 0.9% for the quarter ended March 31, 2004 compared to the quarter ended December 31, 2003, primarily driven by a 7.4% decrease in wafer sales volume, offset by a 7.0% increase in average selling prices. The increase in average selling price was driven by a 53.0% increase in revenues from non-related parties.

        The percentage of revenues from our specialty process technologies increased from 15.1% of total revenues in the quarter ended June 30, 2002 to 55.0% of total revenues in the quarter ended March 31, 2004.

        Gross Profit.    Gross profit as a percentage of revenues, or gross margin, declined to 17.0% for the quarter ended September 30, 2002 from 19.5% for the quarter ended June 30, 2002. This decrease primarily resulted from replenishment of supply stocks and higher seasonal utility rates, partially offset by an increase in our revenues derived from our specialty processes, which typically carry a higher gross margin than our standard process technology, and by an increase in our factory utilization to 87% for the quarter ended September 30, 2002 from 78% for the quarter ended June 30, 2002.

        Gross margin declined to 14.6% for the quarter ended December 31, 2002 from 17.0% for the quarter ended September 30, 2002. This resulted from a write-off and disposition for no revenue of inventory that did not conform to the customer's specifications equal to 2.9% of revenues, partially offset by an increase in our factory utilization to 90% for the quarter ended December 31, 2002 from 87% for the quarter ended September 30, 2002.

        Gross margin declined to 10.5% for the quarter ended March 31, 2003 from 14.6% for the quarter ended December 31, 2002. The decline was due primarily to our agreement to accept an inventory charge of approximately $1.3 million incurred in connection with a customer dispute regarding the specifications of wafers ordered. The disposition of inventory was made for no value and resulted in a decrease in gross margin equal to approximately 3.2%. The decrease in gross margin also resulted from an expense of approximately 0.7% of revenues incurred by us to qualify our processes for manufacture at ASMC. These additional expenses were partially offset by an increase in our revenues derived from our specialty processes and by an increase in our factory utilization to 96% for the quarter ended March 31, 2003 from 90% for the quarter ended December 31, 2002.

        Gross margin increased to 16.0% for the quarter ended June 30, 2003 from 10.5% for the quarter ended March 31, 2003 as a result of an increase in average selling price per wafer arising from an increase in revenues derived from our specialty processes and an increase in our factory utilization to 100% for the quarter ended June 30, 2003 from 96% for the quarter ended March 31, 2003. These increases were partially offset by an additional 0.5% of revenues expense as we continued to qualify our processes for manufacture at ASMC.

        Gross margin decreased to 14.3% for the quarter ended September 30, 2003 from 16.0% for the quarter ended June 30, 2003 due to a decrease in wafer sales volume, resulting from a delay in shipment of products to a customer at the customer's request, and by a decrease in factory utilization to 84% for the quarter ended September 30, 2003 from 100% for the quarter ended June 30, 2003.

        Gross margin increased to 16.1% for the quarter ended December 31, 2003 from 14.3% for the quarter ended September 30, 2003 as a result of an increase in revenues derived from our specialty processes and an increase in our factory utilization to 95% for the quarter ended December 31, 2003 from 84% for the quarter ended September 30, 2003.

        Gross margin increased to 20.3% for the quarter ended March 31, 2004 from 16.1% for the quarter ended December 31, 2003 as a result of an increase in revenues from specialty process technologies and a 6.4% increase in manufacturing activity. Factory utilization was 98.8% for the three months ended March 31, 2004 compared to 95% for the three months ended December 31, 2003.

        Historically, our quarterly operating results have fluctuated significantly and we expect our future operating results to continue to fluctuate. As such, we believe that period-to-period comparisons of our revenues and operating results are not necessarily meaningful measures of operating performance and should not be relied upon as indications of future performance. See "Risk Factors—Risks Related to Our Business and Industry—We expect our operating results to fluctuate from quarter to quarter and year to year, which may make it difficult to predict our future performance and could cause our stock price to fluctuate and decline."

Liquidity and Capital Resources

        Since the inception of our business in March 2002, we have financed our operations primarily through issuances of equity securities and cash generated from operations. We received gross proceeds of approximately $52.0 million from entities affiliated with The Carlyle Group in connection with our formation, of which we paid $19.3 million to Conexant for its contribution of assets and $5.5 million in transaction expenses. In October 2002, we received $30.0 million in cash and $30.0 million in the form of a note due October 2003 from RF Micro Devices in exchange for credit towards the purchase of future products and shares of our series B preferred stock. In October 2003, we received $30.0 million from RF Micro Devices in full payment of the note. As of December 31, 2003, we had $65.6 million in cash and cash equivalents as compared to $54.6 million of cash and cash equivalents as of December 31, 2002. This change in cash and cash equivalents resulted from $5.4 million used in operating activities, $14.1 million used in investing activities and $30.6 million provided by financing activities for the year ended December 31, 2003. At March 31, 2004, we had $70.3 million in cash and cash equivalents. This change in cash and cash equivalents resulted from $3.9 million provided by operating activities, $0.6 million provided by investing activities, and $0.2 million provided by financing activities during the three months ended March 31, 2004.

  Operating Activities

        Net cash provided by operating activities was $3.9 million for the three months ended March 31, 2004, compared with net cash used in operating activities of $6.8 million for the three months ended March 31, 2003. The increase was attributable to net income increased by non-cash expenses, offset by stock compensation expense, resulting from the employee exercise of stock appreciation rights, and a decrease in working capital requirements.

        The decrease in working capital requirements are attributable to an increase in accounts payable and accrued liabilities partially offset by an increase in accounts receivable. The increase in accounts payable and accrued liabilities was due to timing differences in payments to our vendors. The increase in accounts receivable was attributable to an increase in the number of days our accounts receivable were outstanding in the quarter ended March 31, 2004 compared to March 31, 2003.

        Net cash used in operating activities was $5.4 million for the year ended December 31, 2003, compared with net cash provided by operating activities of $20.2 million for the period from March 12, 2002 (inception) to December 31, 2002. Net cash provided by operating activities for the period from March 12, 2002 (inception) to December, 31, 2002 includes $12.2 million in deferred revenue resulting from the fair value assigned to the deferred wafer credits in connection with our stock sale to, and wafer supply agreement with, RF Micro Devices, offset by operating losses, adjusted for non-cash items, stock compensation expense and an increase in working capital. Upon inception, we had no receivables, $7.4 million of inventory and $3.6 million of accrued liabilities.

        Net cash used in operating activities for the fiscal year ended December 31, 2003 resulted from operating losses, adjusted for non-cash items, stock compensation expense and an increase in working capital attributable to increases in restricted cash, receivables, inventory, and a decrease in payables, partially offset by increases in other liabilities. The increase in accounts receivable as of December 31, 2003 resulted from an increase in our revenues during the year ended December 31, 2003 as compared to the period from March 12, 2002 (inception) to December 31, 2002. The increase in inventory as of December 31, 2003 resulted from increases in our manufacturing activity driven by an increase in customer demand and a $2.6 million increase in finished goods inventory resulting from a delay in shipment of products to a customer at its request, compared to the period from March 12, 2002 (inception) to December 31, 2002. The decrease in accounts payable from December 31, 2002 to December 31, 2003 resulted from timing differences of payments to our vendors during the period ended December 31, 2002.

        The non-cash items and stock compensation expense primarily relate to changes in the unrealized gain on investments and stock appreciation rights compensation expense, which was attributable to changes in the common stock price of Conexant, Skyworks, and Mindspeed during the period.

  Investing Activities

        Cash used in investing activities primarily consists of our purchase of semiconductor equipment for manufacturing capacity expansion and expenditures for the upgrade of our existing plant and equipment for new process technologies.

        Net cash provided by investing activities was $0.6 million for the three months ended March 31, 2004, compared with net cash used in investing activities of $4.3 million for the three months ended March 31, 2003. For the three months ended March 31, 2004, we received proceeds of $2.9 million in connection with the exercise of warrants to purchase Conexant and Mindspeed common stock. Capital expenditures for each of these periods consisted primarily of purchases of semiconductor equipment for the expansion of our manufacturing capacity.

        Net cash used in investing activities was $14.1 million and $10.7 million for the fiscal year ended December 31, 2003 and the period from March 12, 2002 (inception) to December 31, 2002, respectively. In December 2003 we made our initial payment of $1.5 million to HHNEC under our investment agreement. We made capital expenditures of $14.2 million and $10.7 million for the fiscal year ended December 31, 2003 and the period from March 12, 2002 (inception) to December 31, 2002, respectively. We expect capital expenditures for fiscal 2004 to increase.

  Financing Activities

        Net cash provided by financing activities was $0.2 million for the three months ended March 31, 2004, compared with $0.4 million for the three months ended March 31, 2003. Net cash provided by operating activities during these periods resulted from proceeds received from the exercise of employee stock options.

        Net cash provided by financing activities was $30.6 million and $45.1 million for the year ended December 31, 2003 and the period from March 12, 2002 (inception) to December 31, 2002, respectively. Net cash provided by financing activities for the year ended December 31, 2003 resulted from the receipt of $30.0 million from RF Micro Devices in payment of an outstanding promissory note issued by RF Micro Devices in connection with the purchase of our stock. Net cash provided by financing activities for the period from March 12, 2002 (inception) to December 31, 2002 resulted from $30.0 million in cash received from the sale of series B preferred stock to RF Micro Devices and $27.1 million of net capital contributions arising from the purchase of our equity securities upon our formation.

  Significant Relationships

        Our supply agreements with ASMC and HHNEC provide for changes in the price at which we are able to purchase wafers. Under the ASMC supply agreement, the price at which we purchase wafers declined on April 1, 2004. Under the HHNEC supply agreement, we generally have the right to purchase wafers at commercially competitive prices, subject to a maximum decrease in prices for any one year, and will not be obligated to pay more than scheduled prices through 2006. We initiated production at ASMC in the fourth quarter of 2003 and we are in the process of initiating production at HHNEC. To date, we have not obtained a significant portion of our wafer supply from ASMC or HHNEC. Due to the volumes we are currently placing at ASMC, we do not expect any decrease in prices to have a material effect on our liquidity or results of operations.

        Our material wafer supply agreements are with Conexant, Skyworks and RF Micro Devices. While Conexant has the obligation to purchase a minimum number of wafers each year, Conexant has historically exceeded its minimum purchase obligations and we expect that it will continue to do so until those commitments expire in March 2005. Conexant's contract prices for non-specialty process wafers may increase between April 2004 and April 2005. However, we expect that wafer credits provided to Conexant will substantially offset these price increases. While we expect Conexant to remain a significant customer, we expect that revenues from Conexant, as well as the percentage of revenues we derive from sales to Conexant, will likely decline as we continue to diversify our customer base. We do not currently expect these changes in our business with Conexant materially to impact our liquidity.

        Our wafer supply agreement with Skyworks requires Skyworks to purchase a minimum number of wafers each year. Skyworks has historically exceeded its minimum purchase obligations and we expect that it will continue to do so in the future. Although we expect that revenues from Skyworks will increase from historical levels, as with Conexant, we expect the percentage of revenues we derive from Skyworks to decline over time.

        RF Micro Devices does not have any obligation to order a minimum number of wafers under its supply agreement with us. We negotiated prices for wafers to be sold to RF Micro Devices on an arms length basis. The current wafer price under the agreement is the scheduled price. The parties intended the scheduled prices to reflect current market prices and to decline over the term of the agreement in a manner that reflects expected declines in market prices. In the event market prices decline more quickly than expected, RF Micro Devices will have the right to purchase at such lower prices. We currently anticipate that any decrease in prices under the agreement will likely be more than offset by increased wafer volume and reductions in our purchasing and manufacturing costs.

  Contractual Obligations and Contingent Liabilities

        We lease our headquarters and Newport Beach, California fabrication and probing facilities from Conexant under non-cancelable operating leases through March 2017. We have the option to extend the terms of each of these leases for two consecutive five-year periods. Our rental payments under these leases consist solely of our pro rata share of the expenses incurred by Conexant in the ownership of these buildings. We have estimated future minimum costs under these leases based on our actual costs incurred during 2003 and applicable adjustments for increases in the consumer price index. We are not permitted to sublease space that is subject to these leases without Conexant's prior approval.

        In August 2003, we entered into a manufacturing relationship with HHNEC. Under the arrangement, we have secured additional manufacturing capacity and have committed to minimum purchases beginning in October 2004 provided that HHNEC qualifies the manufacturing of wafer products by required milestones. We have also agreed to license certain process technologies and invest $10.0 million in HHNEC. Of the $10.0 million investment, we paid $1.5 million in December 2003 and $4.25 million is due in each of November 2004 and November 2005. Upon mutual agreement, the payments due in 2004 and 2005 may be accelerated. If we fail to provide documents, data and training support to HHNEC to permit the qualification of 0.13 micron process technologies at its facilities and to obtain the necessary export licenses for such technologies by December 2005, we will be obligated to either contribute an additional $10.0 million to HHNEC or to reduce our equity ownership in HHNEC by a corresponding amount.

        We have agreed to pay to Conexant a percentage of our gross revenues derived from the sale of SiGe products to parties other than Conexant and its spun-off entities during our first 10 years of operation.

        The following table summarizes our commitments to settle contractual obligations in cash as of December 31, 2003:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Operating Lease Obligations	$41,002	$3,384	$6,272	$6,142	$25,204
Investments	8,500	4,250	4,250	—	—

Total Obligations	$49,502	$7,634	$10,522	$6,142	$25,204

        We believe, based on our current plans, current levels of operations and anticipated growth, that our cash from operations, together with cash currently available and the estimated net proceeds of this offering to be received by us, will be sufficient to fund our operations for at least 12 months from the date of this prospectus. Poor financial results, unanticipated expenses, unanticipated acquisitions of technologies or businesses or unanticipated strategic investments could give rise to additional financing requirements sooner than we expect. We cannot assure you that equity or debt financing will be available when needed or, if available, that the financing will be on terms satisfactory to us and not dilutive to our then current-stockholders.

        In May 2004, we received from the County of Orange Assessor's Office a notice of proposed escape assessment regarding our personal property tax returns for the tax year ended December 31, 2003. At issue is the difference between the basis the assessor has assigned to the personal property contributed to us by Conexant upon our initial formation and the basis reported by us. We filed our 2004 personal property tax return in May 2004. If we do not prevail with respect to our 2003 return, the assessor will likely challenge our 2004 return.

        We strongly disagree with the basis for a proposed escape assessment and intend to contest this matter aggressively through applicable administrative and judicial procedures, as appropriate. Although the final resolution of any proposed assessments is uncertain, we believe there is significant authority to support our position and accordingly have not accrued for any amounts in our consolidated financial statements for the year ended December 31, 2003 or for the three months ended March 31, 2004. In the event we do not prevail we may be required to pay an aggregate of $3.5 million for the periods through March 31, 2004, including approximately $2.8 million for the year ended December 31, 2003 and approximately $0.7 million for the three months ended March 31, 2004.

Quantitative and Qualitative Disclosure Regarding Market Risk

        As of March 31, 2004, we had cash and cash equivalents of $70.3 million, which consisted of cash and highly liquid floating rate short-term investments with original maturities of three months or less at the date of purchase, which we hold solely for non-trading purposes. These investments may be subject to interest rate risk and may decrease in value if market interest rates decrease. Declines in interest rates over time will also reduce our interest income. Due to the nature of our short-term investments, we believe that we are not subject to any material market risk.

        We are currently billed by our vendors in U.S. dollars and we currently bill our customers in U.S. dollars. However, our financial results could be affected by factors such as changes in foreign currency rates or weak economic conditions in foreign markets. A strengthening of the U.S. dollar could make our products less competitive in foreign markets and therefore reduce our revenues. In the future, some portion of our revenues and costs may be denominated in foreign currencies. To date, exchange rate fluctuations have had little impact on our operating results. We do not have any foreign currency or other derivative financial instruments.

Recent Accounting Pronouncements

        In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. We adopted the provisions of EITF Issue No. 00-21 as of December 31, 2002. The adoption of EITF Issue No. 00-21 did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after December 15, 2003. The adoption of FIN 46 did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In December 2003, the FASB issued a revision of SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS 132R), to improve financial statement disclosures for defined benefit plans. SFAS 132R requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs, and other relevant information. In addition to expanded annual disclosures, the FASB now requires companies to report various elements of pension and other post-retirement benefit costs on a quarterly basis. Except for certain disclosures of estimated future benefit payments, effective for fiscal years ending after June 15, 2004, the disclosure requirements of

SFAS 132R are effective for financial statements for fiscal years ending after December 15, 2003. We adopted the disclosure requirements of SFAS 132R effective December 26, 2003.

        In January 2004, the FASB issued FASB Staff Position (FSP) 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Medicare Prescription Drug Act). FSP 106-1 permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug Act that became law on December 8, 2003. If an entity elects deferral, that election may not be changed, and the deferral continues to apply until authoritative guidance on the accounting for the federal subsidy provided by the Medicare Prescription Drug Act is issued, or a significant event occurs after January 31, 2004 that ordinarily would require remeasurement of a plan's assets and obligations. We have elected the deferral provided by FSP 106-1 such that the accumulated benefit obligation at December 31, 2002 and 2003, and the net periodic postretirement benefit cost for the periods then ended do not reflect the effects of the Medicare Prescription Drug Act on our postretirement health care plan. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require us to change previously reported information. The adoption of new authoritative guidance, when released, is not expected to have a material effect on our consolidated financial statements.

BUSINESS

Overview

        We are an independent wafer foundry focused primarily on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. These semiconductor devices are used in products such as cellular phones, wireless local area network devices, digital cameras, personal digital assistants, switches and routers, broadband modems and hard disk drives. Our focus differs from traditional independent foundries, which primarily provide standard complementary metal oxide semiconductor, or CMOS, process technologies for the manufacture of digital semiconductors. While we provide standard CMOS process technologies, our primary focus on specialty process technologies for the manufacture of analog and mixed-signal semiconductors distinguishes us from these traditional independent foundries. Our customers include Conexant Systems, Inc., Skyworks Solutions, Inc., ESS Technology, Inc., Texas Instruments, Inc., RF Micro Devices, Inc. and Marvell Semiconductor, Inc.

Our Industry

        Semiconductors, also referred to as integrated circuits, or ICs, are the building blocks of a broad range of electronic systems such as personal computers, telecommunications equipment, wireless devices and consumer electronics. Although global semiconductor sales have experienced significant cyclical variation in annual growth rates, they have increased significantly over the long term. Gartner Dataquest estimates that the global semiconductor market will reach approximately $174.0 billion in 2003 and will grow to approximately $253.4 billion in 2007. As electronic systems have become more sophisticated and integrated, satisfying the demand for semiconductors used in these systems has required advances in semiconductor design, manufacturing and packaging technologies.

  Disaggregation of the Semiconductor Industry and the Success of Foundries

        In the past, most semiconductor companies were vertically integrated. They internally designed, fabricated, packaged, tested, and marketed their own semiconductors. These vertically integrated semiconductor companies are known as integrated device manufacturers, or IDMs. As the complexity of semiconductor designs has increased, semiconductors have become increasingly challenging to manufacture, requiring both sophisticated manufacturing expertise and significant investment in fabrication facilities, or fabs. For example, according to Gartner Dataquest's estimates, the cost of building an advanced fab has grown from approximately $0.4 billion in 1990 for a 0.80-micron fab capable of producing 40,000 six-inch wafer starts per month to approximately $2.9 billion in 2003 for a 0.13-micron fab capable of producing 40,000 300-millimeter wafer starts per month. In addition, research and development of advanced semiconductor technology has become increasingly more expensive.

        As the cost and skills required for designing and manufacturing complex semiconductors have increased, the semiconductor industry has become increasingly disaggregated. This disaggregation has fueled the growth of three segments of the semiconductor industry, which together perform the significant functions of an IDM. These are:

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  fabless semiconductor companies that design and market ICs;

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  foundries that manufacture wafers; and

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  packaging and test companies that encapsulate and test ICs.

        Fabless semiconductor companies are gaining an increasing share of the semiconductor market. According to IC Insights, sales of ICs by fabless companies as a percentage of worldwide sales more than doubled from 6.1% in 1997 to 13.4% in 2002. At the same time, many IDMs that continue to manufacture semiconductors internally have reduced their investment in their existing and next-generation manufacturing facilities and process technologies as they seek to increase their flexibility to reallocate their resources and capital expenditures. We believe that IDMs that have adopted this "fab-lite" strategy will outsource an increasing percentage of their manufacturing requirements to third-party foundries. We believe that utilizing third-party foundry services allows fabless semiconductor companies and IDMs to reduce their manufacturing costs, more efficiently allocate capital, research and development and management resources, and gain access to manufacturing process technologies and production capacity they do not possess.

        Third-party foundries have traditionally focused on standard CMOS processes that are primarily used for digital semiconductor applications. The proliferation of fabless semiconductor companies and the increasing use of outsourcing by many IDMs for a portion of their production have driven the growth of the CMOS foundry industry. According to Gartner Dataquest's estimates, global foundry industry revenue was $3.2 billion in 1993 and $10.4 billion in 2002, and is expected to grow to $23.2 billion by 2006, representing a compound annual growth rate of 22% from 2002. More than 95% of global foundry revenues are derived from the sale of CMOS wafers. In addition, according to Gartner Dataquest's estimates, the percentage of total semiconductor device revenues that is manufactured by third party foundries has increased from 8.5% in 1993 to 19.4% in 2002, highlighting the increasing role foundries are playing in the semiconductor supply chain. As a result of these and other factors, several standard CMOS-focused foundries such as Taiwan Semiconductor Manufacturing Company and United Microelectronics Corporation have enjoyed strong growth in recent years and have been responsible for a substantial portion of the economic profit of the semiconductor industry over the last decade.

  Proliferation of Analog and Mixed-Signal Semiconductors Drives the Need for Manufacturing Using Specialty Process Technologies

        The two basic functional technologies for semiconductor products are digital and analog. Digital semiconductors perform arithmetic functions on data represented by a series of ones and zeroes. Digital semiconductors provide critical processing power and have helped enable many of the computing and communication advances of recent years. Analog semiconductors monitor and manipulate real world signals such as sound, light, pressure, motion, temperature, electrical current and radio waves, for use in a wide variety of electronic products such as personal computers, cellular handsets, telecommunications equipment, consumer electronics and automotive electronics. For example, semiconductors that process high frequency signals in the radio frequency, or RF, band perform the reception and transmission functions of a cellular phone or wireless local area network device and represent a growing application of analog semiconductors. As digital systems proliferate, there is a growing need for analog functionality to enable these digital systems to interface with the real world. Analog-digital, or mixed-signal, semiconductors combine analog and digital devices on a single chip to process both analog and digital signals. International Data Corporation estimates that the global market for analog and mixed-signal semiconductors will grow from $26.4 billion in 2003 to $36.6 billion in 2006.

        Integrating analog and digital components on a single, mixed-signal IC enables smaller, more power-efficient, feature-rich and cost-effective semiconductor devices but presents significant design and manufacturing challenges. For example, combining high-speed digital circuits with sensitive analog circuits on a single, mixed-signal IC can increase electromagnetic interference and power consumption, both of which cause a higher amount of heat to be dissipated and decrease the overall performance of the IC. Challenges associated with the design and manufacture of mixed-signal ICs increase as the industry moves toward finer, more advanced process geometries. Standard electronic design automation, or EDA, tools used in the design of digital circuits have limited use in predicting the performance of certain mixed-signal designs. As a result, analog and mixed-signal semiconductors can be complex to manufacture and typically require sophisticated design expertise and strong application specific experience and intellectual property.

        Analog engineers typically require several years of practical experience and application knowledge to become proficient in the design of, and manufacturers need to make a significant investment in specialty process technologies to manufacture, complex analog and mixed-signal semiconductors. These specialty process technologies include advanced analog CMOS, radio frequency CMOS, or RF CMOS, advanced RF CMOS, bipolar CMOS, or BiCMOS, and silicon germanium BiCMOS, or SiGe BiCMOS, processes. Specialty process technologies can, in many cases, reduce the final die cost and increase the performance of analog and mixed-signal semiconductors as well as provide superior noise and power efficiency characteristics compared to traditional standard CMOS processes. Certain applications in the wireless and wireline communications, consumer electronics, storage and computing markets utilize specialty process technologies and, we believe, provide significant growth opportunities for these process technologies. For example, Semico Research projects that the SiGe BiCMOS market, which is targeted at the special requirements of high-performance analog and mixed-signal semiconductors, will grow at a compound annual growth rate of approximately 57% from 2003 to 2006 as evidenced in the following chart:

  Emerging Trend to Outsource Specialty Manufacturing Process Requirements.

        We believe that many of the factors that have driven the growth of outsourcing standard CMOS manufacturing will also fuel the growth in manufacturing outsourcing of specialty process technologies. As many IDMs reduce their investment in their existing and next-generation standard CMOS process technologies and manufacturing facilities, it may become less cost-effective for these IDMs to develop, maintain and operate specialty process technology manufacturing lines. These IDMs may decide to adopt a fab-lite strategy instead of operating their fabs at low utilization rates. In addition, fabless semiconductor companies are increasingly seeking access to specialty process technologies to meet their customers' requirements for analog and mixed-signal semiconductors.

        To date, third-party foundries have focused primarily on standard CMOS processes instead of specialty process technologies. While some IDMs have provided outsourced specialty process technologies, we believe that competing IDMs and fabless design companies may be reluctant to work with and provide confidential information to IDMs that also manufacture products competitive with theirs. We believe that there is significant growth potential for independent foundries with a full platform of specialty process technologies, advanced design and support capabilities and product application expertise that focus primarily on the specialty foundry opportunity.

Our Solution

        We are an independent wafer foundry, providing a broad array of specialty process technologies, design solutions and application knowledge for the manufacture of analog and mixed-signal semiconductors. While our revenues to date have been derived primarily from standard CMOS process technologies, we are focused on continuing to increase the percentage of our business that is derived from specialty process technologies. Our solution addresses the specific requirements of high performance analog and mixed-signal semiconductors that are used in wireless and wireline communications, consumer electronics, storage and computing products.

        Key elements of our solution are as follows:

  •
  We are an independent wafer foundry focused primarily on the specialty process technology opportunity.  We focus on addressing the growing need for access to outsourced specialty process technologies, an opportunity which we believe is underserved by competing foundry and IDM offerings. Foundries such as Taiwan Semiconductor Manufacturing Company and United Microelectronics Corporation primarily offer standard CMOS process technologies. While some IDMs also have specialty foundry manufacturing capabilities, they are focused principally on addressing their internal manufacturing needs for their own products. In addition, since many IDMs offer products that compete with those being manufactured for their foundry customers, these customers may be reluctant to outsource their manufacturing requirements to such IDMs.  We believe our focus on the specialty outsourcing opportunity as our core business will better serve the increasing need for high performance specialty process technologies for our fabless and IDM customers.

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  We offer a broad range of high performance specialty process technologies.  We benefit from the investment of approximately $1 billion in manufacturing facilities since 1995 and the development of specialty process technology by Conexant and its predecessor, Rockwell Semiconductor. Our specialty process technology portfolio is comprised of advanced analog CMOS, RF CMOS and advanced RF CMOS, BiCMOS and SiGe BiCMOS processes. The breadth of our portfolio allows us to offer our customers a wide range of solutions to address their high performance, high density, low power and low noise requirements for analog and mixed-signal semiconductors. These semiconductors are used in products such as cellular phones, wireless local area network, or WLAN, devices, digital cameras, personal digital assistants, switches and routers, broadband modems and hard disk drives.

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  We offer a specialized design platform for analog and mixed-signal ICs.  Our design engineering support team assists our customers with their advanced designs by leveraging our application knowledge and experience to help guide their technology selection and design implementation. Our design tools and services are tailored to meet specific analog and mixed-signal design needs, and include specialized device modeling and characterization features that allow us to simulate a variety of real world situations in which our customers' products operate, including different temperatures, power levels and speeds. We believe our ability to simulate the wide variety of environments in which our customers' designs operate prior to manufacture increases our first-time manufacturing success rates and reduces the need for costly circuit redesign prior to volume production, resulting in faster time to market for our customers' products.

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  We are a leader in advanced, high performance SiGe technology.  We have demonstrated production capability in high performance 150 GHz 0.18 micron SiGe BiCMOS technology, one of the most advanced SiGe processes available today. By utilizing our SiGe technology, fabless semiconductor companies and IDMs are able to design analog and mixed-signal ICs that are well suited for applications in a number of attractive end markets such as wireless and wireline communications, consumer electronics, storage and computing. Analog and mixed-signal semiconductors manufactured with SiGe BiCMOS process technologies can be smaller, require lower power and provide higher performance than those manufactured with standard CMOS processes. In addition, semiconductors manufactured using SiGe BiCMOS processes typically operate at significantly higher speeds than those manufactured using comparable geometry RF CMOS and pure silicon BiCMOS processes. Moreover, SiGe BiCMOS process technologies allow for higher levels of integration of analog and mixed-signal functions with digital CMOS functions on the same chip. According to Semico Research, the SiGe BiCMOS market is expected to grow from $0.7 billion in 2003 to $2.7 billion in 2006, which represents a compound annual growth rate of approximately 57%.

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  We offer scalable, cost effective manufacturing capacity in the United States and China.  We currently provide cost effective manufacturing capacity to our customers from our fab located in Newport Beach, California, which was contributed to us at our formation by Conexant. Additionally, our manufacturing partnerships with ASMC and HHNEC, two of China's leading foundries, provide us with guaranteed capacity at specified pricing. We believe that these manufacturing partnerships allow us to increase our production capacity cost effectively and provide us with dual fab sourcing for our customers.

Our Strategy

        Our objective is to be the world's leading independent wafer foundry focused on delivering specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. We believe that by providing dedicated specialty foundry services, we will accelerate the specialty process outsourcing trend by IDMs and address the growing demand from fabless semiconductor companies for dedicated specialty process manufacturing capacity. Key elements of our strategy are as follows:

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  Further strengthen our position in specialty process technologies.  We intend to build on our heritage as a provider of specialty process technologies for the manufacture of high performance analog and mixed-signal ICs, and to continue to invest in developing specialty process technologies to address the key product attributes that make our customers more competitive. We plan to strengthen our leadership position in specialty process technologies by customizing our solutions for high volume market applications.

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  Target large and growing communications, consumer electronics, storage and computing markets.  We plan to target markets characterized by high growth, high performance or large unit volume where we believe our specialty technologies have a high value proposition, including wireless and wireline communications, consumer electronics, storage and computing. As compared to current legacy solutions, we believe that products manufactured with our specialty process technologies provide attractive alternatives for next generation designs in certain applications, and offer opportunities for us to increase our penetration in these end markets. For example, SiGe BiCMOS transceivers can provide performance and cost advantages over current BiCMOS transceiver solutions in cellular phones.

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  Increase the percentage of our business that is derived from higher margin specialty process technologies.  We believe our specialty process technologies enable our customers to produce higher value-added analog and mixed-signal semiconductors. In addition, semiconductors made with our specialty process technologies are generally complex to design and manufacture and often require substantial circuit redesign if they are moved to another foundry. Therefore, we are often the sole source provider for these semiconductors. Analog and mixed-signal semiconductors made with specialty process technologies typically have longer life cycles and more stable pricing than digital semiconductors. We generally derive higher margins on sales derived from our specialty process technologies than from our standard CMOS process technologies.

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  Diversify our customer base.  At the time of our formation, our primary customer was Conexant. We have since secured Skyworks, formed through the spin-off of Conexant's wireless division and subsequent merger with Alpha Industries, Inc., as a major customer that relies on us for the majority of its specialty silicon manufacturing needs. In addition to these legacy customers, we have secured RF Micro Devices as a customer and strategic partner and will be a primary source for its silicon manufacturing needs. We have secured approximately 115 design wins from over 40 customers, including ESS Technology, Texas Instruments and Marvell Semiconductor. We intend to continue to focus our sales and marketing efforts on the expansion of our customer base.

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  Maintain capital efficiency by leveraging our flexible capacity and manufacturing model.  We can expand our specialty process manufacturing capacity by purchasing lower-cost digital CMOS manufacturing equipment because we are able to meet our customers' performance requirements using adapted digital CMOS equipment sets that are typically one or two generations behind leading-edge digital CMOS process equipment. We are also able to access and adapt existing capacity cost effectively through strategic alliances, such as those with ASMC and HHNEC. This approach is also designed to enable us to maximize the utilization rate of our own fab and use our partners' manufacturing facilities to meet increased capacity requirements. We intend to replicate this model and add capacity without incurring significant capital expenditures.

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  Capitalize on our presence in China to address the domestic Chinese semiconductor market.   In addition to providing us with additional foundry capacity on a cost effective basis, our strategic relationships in China position us to penetrate the large and growing domestic demand for semiconductors in China. The growth in China's demand for semiconductors is largely driven by growth in communications applications such as mobile phones, broadband access, wireline and wireless networking and voice applications. Our broad range of high performance specialty process technologies, such as SiGe BiCMOS, specifically address these applications. We believe that our relationships with ASMC and HHNEC will allow us to be the first to offer semiconductors produced in mainland China using SiGe process technologies. In addition, products manufactured in mainland China through our manufacturing partners may enjoy certain financial benefits, including tax advantages if sold within mainland China.

Process Technologies

        Process technologies are the set of design rules, electrical specifications and process steps that we implement for the manufacturing of ICs on silicon wafers. While we offer standard process technologies, we believe that our heritage in analog and mixed-signal semiconductor manufacturing provides strength in advanced analog, RF CMOS and advanced RF CMOS, BiCMOS and SiGe BiCMOS process technologies for wireless and wireline communications, consumer electronics, storage and computing applications.

  Our Standard Processes

        We refer to our digital CMOS and standard analog processes as standard process technologies. Digital CMOS is the most widely used process technology in the semiconductor industry because it requires less power than other technologies for digital functions and allows for the dense placement of digital circuits onto a single semiconductor.

        Standard analog processes have features that make them suitable for the design of low-frequency analog and mixed-signal building blocks such as data converters and voltage regulators. Though there is significant variation in analog performance throughout the industry, these processes are generally characterized as offering integrated capacitors, resistors, and additional components with a relatively small deviation from the digital CMOS process. We currently have standard analog processes in 0.5 micron, 0.25 micron and 0.18 micron technologies that form the base for our more advanced technologies.

  Our Specialty Processes

        We refer to our advanced analog CMOS, RF CMOS, advanced RF CMOS, BiCMOS and SiGe BiCMOS, processes as specialty process technologies. Most of our specialty manufacturing processes are based on CMOS-related processes with features added that are designed to obtain superior size, power, feature and cost characteristics. Products made with our specialty process technologies are typically more complex to manufacture than products made using standard CMOS process technologies employing similar line widths. Sales derived from these process technologies typically provide us with higher margins than our standard processes, particularly with respect to sales to non-legacy customers. Generally, customers are not easily able to move designs based upon these process technologies from foundry to foundry because the analog characteristics of the design are dependent upon our implementation of the applicable process technology. The relatively small engineering community with specialty process know-how has also limited the number of foundries capable of offering high-performance specialty process technology.

        RF CMOS technology is comprised of process features and RF modeling capabilities. By adding integrated inductors and engineered substrates to standard analog processes, the RF CMOS process provides for higher levels of integration and improved noise characteristics. We also provide an integrated design platform with RF models, physical layout and design verification files that is designed to enable our customers' rapid time-to-market for their analog and RF products. Our advanced 0.18 micron RF CMOS process adds higher quality inductors and capacitors, as well as higher voltage CMOS options to provide functional scaling for analog and RF circuits as compared to digital CMOS. We believe that the die sizes that can be achieved with these advanced features in 0.18 micron RF CMOS make it possible to design highly integrated wireless transceivers for WLAN and cell phones that are currently lower cost to our customers than standard 0.13 micron CMOS implementations. We currently have 0.25 micron and 0.18 micron RF CMOS process technologies that use proprietary processes on standard fabrication equipment, and are working toward production release of a 0.13 micron RF CMOS process.

        BiCMOS process technology has become a widely-adopted RF technology because it combines bipolar's attribute of high speed with higher density and lower power digital CMOS functions. High volume wireless transceiver products using our 0.35 micron BiCMOS technology compete with products manufactured using smaller line-width RF CMOS technologies. There are typically several additional manufacturing steps in BiCMOS, which are required to integrate a bipolar transistor with the CMOS process. These proprietary steps require specialized manufacturing equipment sets that are not typical of standard CMOS fabrication, but are readily available in the industry for the manufacture of raw wafers and memory ICs.

        Silicon germanium processes are built on established CMOS and BiCMOS semiconductor process capabilities by depositing a thin layer of silicon germanium within a bipolar transistor. The resulting compound semiconductor device has a switching speed that is greater than standard silicon, while maintaining the relatively low cost of standard silicon CMOS processing and materials. SiGe BiCMOS processing provides devices with low-power RF operation, less low-frequency noise, high output power efficiency, and significant potential for integration of analog, RF and digital functions. It is also possible to achieve switching speeds using SiGe BiCMOS that are equivalent to those demonstrated in CMOS processes that are two generations smaller in line-width. For example, 0.35 micron SiGe BiCMOS is able to achieve switching speeds comparable to 0.18 micron RF CMOS. This makes it possible to create analog products with medium-scale-integration at a lower cost using SiGe BiCMOS. We provide two generations of SiGe BiCMOS processes at 0.35 micron and 0.18 micron, with a number of variants that enable optimization of features and cost for applications that include: high-speed physical layer ICs for optical networks, pre-amplifiers for hard disk drives, WLAN transceivers with integrated power amplifiers, Bluetooth integrated with WLAN, single-chip GSM radios and multi-band WCDMA transceivers. The equipment requirements for SiGe BiCMOS manufacturing are similar to the specialized equipment requirements for BiCMOS. We have developed enhanced tool capability in conjunction with large semiconductor tool suppliers to achieve high yield SiGe manufacturing. We believe this equipment and related process expertise makes us one of few silicon manufacturers with demonstrated ability to deliver SiGe BiCMOS products.

        We are targeting the scaling of analog and RF functions by reducing the footprint of passive components and integrating new features that eliminate the need for external components. We are working to extend our analog and RF technology platform to 0.13 micron advanced RF CMOS and SiGe BiCMOS.

Manufacturing

        We have placed significant emphasis on achieving and maintaining a high standard of manufacturing quality. We seek to enhance our production capacity for our high-demand specialty process technologies and to design and implement manufacturing processes that produce consistently high manufacturing yields. Our production capacity in each of our specialty process technologies enables us to provide our customers with volume production, flexibility and quick-to-market manufacturing services. All of our process research and development is performed in our manufacturing facility in Newport Beach, California. Our strategy is to leverage our process technology developed in our Newport Beach facility to attract strategic manufacturing partners who can provide us with additional manufacturing capacity without incurring significant capital expenditures.

  Capacity

        Our Newport Beach, California fab, has the capacity to produce up to 17,500 200-millimeter diameter wafer starts per month, depending on process technology mix. Our fab generally operates 24 hours per day, seven days per week and substantially all maintenance at the fab is performed concurrently with production. We provide a variety of services in Newport Beach from full scale production to small engineering qualification lot runs to probe services. We have the ability rapidly to change the mix of production processes in use in order to respond to changing customer needs and maximize utilization of the fab. To date, the majority of production in our Newport Beach fab has used standard CMOS process technologies. We have made, and are continuing to make, capital investments in our Newport Beach fab to shift capacity from standard CMOS process technologies to specialty process technologies. Our strategy is to add capacity outside of this facility through strategic relationships, to allow us to provide multiple fab sources for high volume production processes at other facilities. We presently plan to continue to add manufacturing capacity through strategic relationships with other manufacturers rather than making significant investments in building additional facilities.

        We have entered into the following key relationships with manufacturers:

        Advanced Semiconductor Manufacturing Corporation.    In September 2002, we entered into a strategic relationship with ASMC, a joint venture between the Chinese government and Royal Philips Electronics NV, in Shanghai, China. ASMC is a leading silicon wafer foundry in China based on bipolar and CMOS technologies and generally manufactures for IDMs using such IDMs' own process technologies.

        Under this agreement, as amended, ASMC agreed to manufacture wafers for us utilizing our process technologies at set contract prices and initiated production in the fourth quarter of 2003. ASMC guaranteed us minimum production capacity of at least 5,000 wafer starts per month between September 2003 and March 2004 and at least 10,000 wafer starts per month between April 2004 and December 2006 with respect to the manufacture of specified wafers using specialty processes. We are obligated to provide ASMC with rolling forecasts of our projected wafer requirements. We do not have a minimum purchase obligation with ASMC. On April 1, 2004, the set contract prices for all wafers supplied by ASMC decreased by a percentage agreed to by us and ASMC in the supply agreement. ASMC has agreed to exercise commercially reasonable efforts to decrease the set contract prices by additional amounts in each subsequent year. Either party may, however, request to renegotiate pricing based on changing market conditions.

        Shanghai Hua Hong NEC Electronics Co., Ltd.    In August 2003, we entered into a strategic relationship with HHNEC, a joint venture formed in 1997 under the laws of China by Shanghai Hua Hong (Group) Co., Ltd., NEC Corporation, NEC (China) Co., Ltd. and Shanghai Hua Hong International, Inc. HHNEC is one of China's leading silicon wafer foundries using CMOS technologies. This relationship provides us with access to additional production capacity for CMOS, RF CMOS, advanced RF CMOS, BiCMOS and SiGe BiCMOS wafers. We expect to begin using this additional capacity by the end of 2004.

        HHNEC has guaranteed us capacity for the manufacture of up to 8,000 wafers per month, commencing in October 2004, and up to 10,000 wafers per month commencing in January 2005, provided we give them forecasts with six months' advance notice. We may utilize this capacity through any combination of wafers manufactured using process technologies in production at HHNEC's facility. In addition, HHNEC has agreed to qualify the manufacturing process for 0.18 micron RF CMOS and SiGe BiCMOS wafers at its facility and to install the necessary equipment to manufacture wafers using these process technologies by the end of September 2004. If HHNEC satisfies this obligation, we will be required to order a minimum of $30.2 million of such wafers between October 2004 and the end of 2005. If HHNEC does not meet its capacity commitments, the supply of wafers available to us may be constrained. We have also agreed to provide documents, data and training support to HHNEC to permit the qualification of 0.13 micron process technologies at its facility and to obtain the necessary export licenses for such technologies by December 2005. Commencing January 2006, HHNEC will be obligated to manufacture all wafers ordered by us upon advance notice for fixed six-month periods, provided that HHNEC will not be obligated to manufacture a number of wafers that exceeds the average number of wafers manufactured in the three-month period prior to the commencement of the relevant six-month period. In addition, we will be required to purchase a minimum of 50% of the wafers manufactured in the three-month period prior to the commencement of the relevant six-month period. The prices for wafers purchased by us will be at commercially competitive prices, not to exceed contract prices that have been fixed through 2006. We and HHNEC will review wafer pricing annually and adjust the pricing downward consistent with market price declines, but not less than a specified percent decline in any year.

        HHNEC has also agreed to install the necessary equipment to support 0.18 micron CMOS wafer production capacity for a minimum of 5,000 wafer starts per month by December 2004, and an additional 5,000 wafer starts per month by the end of June 2005, for a total of 10,000 wafer starts per month. These capacity obligations count towards HHNEC's obligation to provide up to 8,000 wafers per month commencing in October 2004 and up to 10,000 wafers per month commencing in January 2005. In addition to the minimum number of wafers that HHNEC is obligated to manufacture, HHNEC has agreed to use its commercially reasonable best efforts to provide additional production capacity to us if we provide adequate notice of such need.

  Equipment

        Our policy is to purchase equipment from a small number of qualified vendors to assure process consistency, reduce consumable inventories, combine equipment support resources and maximize supplier leverage. The principal equipment we use to manufacture semiconductor devices are scanners, steppers, track equipment, etchers, furnaces, automated wet stations, implanters and metal sputtering, chemical vapor deposition and chemical mechanical planarization equipment. We can expand our specialty process manufacturing capacity by purchasing lower-cost equipment because we are able to meet our customers' performance requirements using adapted digital CMOS equipment sets that are typically one or two generations behind leading-edge digital CMOS process equipment.

        Our fab is organized into bays based on function with manufacturing operations performed in clean rooms in order to maintain the quality and integrity of wafers that we produce. Clean rooms have historically been rated on the number of 0.5 millimeter particles allowable within a cubic foot of air and we generally referred to them as class-1, 10, 100, 1,000, 10,000, or 100,000 on that basis. A significant majority of our current clean rooms operate at a class-10 level.

  Raw Materials

        Our manufacturing processes use highly specialized materials, including semiconductor wafers, chemicals, gases, and photomasks. These raw materials are generally available from several suppliers. However, we often select one vendor to provide us with a particular type of material in order to obtain preferred pricing. In those cases, we generally also seek to identify, and in some cases qualify, alternative sources of supply.

        We generally maintain sufficient stock of principal raw material for two-weeks' production based on historical usage at our Newport Beach fab. Although some of our blanket purchase order contracts contain price and capacity commitments, these commitments tend to be short term in nature. However, we have agreements with several key material suppliers under which they hold similar levels of inventory at our warehouse and fab for our use. We are not under any obligation under these agreements to purchase raw material inventory that is held by our vendors at our site until we actually use it, unless we hold the inventory beyond specified time limits.

        Some of our material providers are our sole source for those materials. The most important raw material used in our production processes is silicon wafers, which is the basic raw material from which integrated circuits are made. The sole supplier of our wafers is Wacker Siltronic Corporation. Wacker supplies our wafer requirements from three separate facilities, providing redundancy in the event a facility's operations are interrupted. In addition, Wacker maintains an approximately six week supply of inventory at our fab. Through Conexant and Rockwell, we have had a long-term supply relationship with Wacker. We believe that qualification of a second wafer supplier could take from six months to one year.

        Photronics is the sole-source supplier of our photomasks. We have entered into a supply agreement with Photronics that provides us with guaranteed pricing for photomasks through 2008, but allows us to negotiate with Photronics annually to obtain reductions in the base price of the masks. Photronics maintains manufacturing facilities in the United States, Singapore and Taiwan.

        We receive one of our liquid chemicals, EKC 652, which is used in the etch process from Dupont. Dupont is the sole source supplier of this chemical and its chemistry is unique. We believe that it would take between four and six months to replace this chemical in the event Dupont were unable or unwilling to continue as a supplier.

        We use a large amount of water in our manufacturing process. We obtain water supplies from the local municipality. We also use substantial amounts of electricity supplied by Southern California Edison in the manufacturing process. We maintain back-up generators that are capable of providing adequate amounts of electricity to maintain vital life safety systems, such as toxic gas monitors, fire systems, exhaust systems and emergency lighting in case of power interruptions, which we have experienced from time to time.

  Quality Control

        We seek to attract and retain leading international and domestic semiconductor companies as customers by establishing and maintaining a reputation for high quality and reliable services and products. Our fab has achieved ISO9001:2000 certification and has also been certified as meeting the standards of ISO 14001. ISO9001:2000 sets the criteria for developing a fundamental quality management system. This system focuses on continuous improvement, defect prevention and the reduction of variation and waste. ISO 14001 consists of a set of standards that provide guidance to the management of organizations to achieve an effective environmental management system.

        Our policy is to implement quality control measures that are designed to ensure high yields at our facilities. We test and monitor raw materials and production at various stages in the manufacturing process before shipment to customers. Quality assurance also includes on-going production reliability audits and failure tracking for early identification of production problems.

        We also conduct routine quality audits of ASMC and HHNEC with respect to the manufacture of semiconductors for us. These quality audits involve our engineers and management meeting with representatives of ASMC and HHNEC, reviewing and assessing their quality controls and procedures and implementing changes and enhancements designed to ensure that each entity has adopted quality control standards similar to ours.

Our Services

        We primarily manufacture semiconductor wafers for our customers. We focus on providing a high level of customer service in order to attract customers, secure production from them and maintain their continued loyalty. We emphasize responsiveness to customer needs, flexibility, on-time delivery, speed to market and accuracy. Our customer-oriented approach is especially evident in two prime functional areas of customer interaction: customer design development and manufacturing services. Throughout the customer engagement process, we offer services designed to provide our customers with a streamlined, well supported, easy to monitor product flow. We believe that this process enables our customers to get their products to market quickly and efficiently.

        Wafer manufacturing requires many distinct and intricate steps, each of which must be completed accurately in order for finished semiconductor devices to work as intended. After a design moves into production, we continue to provide ongoing customer support through all phases of the manufacturing process.

        The processes required to take raw wafers and turn them into finished semiconductor devices are generally accomplished through five steps: circuit design, mask making, wafer fabrication, probe, and assembly and test. The services we offer to our customers in each of the five steps are described below.

  Circuit Design

        We interact closely with customers throughout the design development and prototyping process to assist them in the development of high performance and low power consumption semiconductor designs and to lower their final die, or individual IC, costs through die size reductions and integration. We provide engineering support and services as well as manufacturing support in an effort to accelerate our customers' design and qualification process so that they can acheive faster time to market. We have entered into alliances with Cadence Design Systems, Inc. and Mentor Graphics Corp., leading suppliers of electronic design automation tools, and Artisan Components, Inc., a leading provider of physical intellectual property components for the design and manufacture of integrated circuits. Through these alliances we provide our customers with the ability to simulate the behavior of our processes in standard electronic design automation, or EDA, tools. To provide additional functionality in the design phase, we offer our customers standard and proprietary models within design kits that we have developed. These design kits, which collectively compose our design library, or design platform, allow our customers quickly to simulate the performance of a semiconductor design in our processes, enabling them to refine their product design before actually manufacturing the semiconductor.

        The applications for which our specialty process technologies are targeted present challenges that require an in-depth set of simulation models. We provide these models as an integral part of our design platform. At the initial design stage, our customers' internal design teams use our proprietary design kits to design ICs that can be successfully and cost effectively manufactured using our specialty process technologies. Our engineers, who typically have significant experience with analog and mixed-signal IC design and production, work closely with our customers' design team to provide design advice and help them optimize their designs for our processes and their performance requirements. After the initial design phase, we provide our customers with a multi-project wafer service to facilitate the early and rapid use of our specialty process technologies which allows them to gain early access to actual samples of their designs. Under this multi-project wafer service, we schedule a bimonthly multi-project wafer run in which we manufacture several customers' designs in a single mask set, providing our customers with an opportunity to reduce the cost and time required to test their designs. We believe our circuit design expertise and our ability to accelerate our customers' design cycle while reducing their design costs represents one of our competitive strengths.

  Mask Making

        Our engineers generally assist our customers to design or obtain masks that are optimized for our specialty process technologies and equipment. Actual mask production is usually provided by independent third parties that specialize in mask making.

  Wafer Fabrication

        We provide wafer fabrication services to our customers using advanced process technologies, including advanced analog CMOS, RF CMOS, advanced RF CMOS, BiCMOS and SiGe BiCMOS processes, as well as using standard CMOS process technologies. During the wafer fabrication process, we perform procedures in which a photosensitive material is deposited on the wafer and exposed to light through a mask to form transistors and other circuit elements comprising a semiconductor. The unwanted material is then etched away, leaving only the desired circuit pattern on the wafer. By using our ebiz web site, customers are able to access their lot status and work-in-process information via the Internet.

  Probe

        After a visual inspection, individual die on a wafer are tested, or "probed," electrically to identify die that fail to meet required standards. Die that fail this test are marked to be discarded. We generally offer wafer probe services at the customer's request and conduct those services internally in order more quickly to obtain accurate data on manufacturing yield rates. At times when wafers are ordered in excess of our probe capacity in our Newport Beach, California fab, we may offer to coordinate shipping of completed wafers to third-party vendors for probe services.

  Assembly and Test

        We offer our customers turnkey services by providing the option to purchase finished semiconductor products that have been assembled and tested. We outsource all of our assembly and test services to leading mixed-signal testing and integrated circuit assembly service providers, including Advanced Semiconductor Engineering, Inc. and ST Assembly Test Services Ltd. (STATS). After final testing, the semiconductors are returned to the customer or shipped by the assembly and test companies according to our customers' instructions.

Sales and Marketing

        We seek to establish and maintain relationships with our customers by providing differentiating technologies, effective technical services and support and flexible manufacturing. Our sales process is a highly technical and lengthy process. The entire cycle from design win to production typically takes between eight and 26 months. During this cycle our customers typically dedicate anywhere from three to 12 engineers to support the design, prototype and evaluation phases of their products.

  Our Sales Process

        The following chart portrays our sales process.

        Design Win Acquisition Phase.    Our sales personnel work closely with current and potential customers to identify opportunities for them to pursue product designs using our processes. The customer's decision to design an IC for our processes is based upon several technical and economic factors, including choosing the optimal process technology to achieve a cost-effective solution for their semiconductor devices. This decision process typically takes between one and 12 months and represents a significant commitment by the customer, often involving the customer's product architects, design engineers, purchasing personnel and executive management. Our customers will often install our proprietary design platform, which runs on industry standard EDA tools. The customer will often design a test circuit for our process in order to evaluate how the circuit performs in an actual silicon implementation. We refer to a potential customer's decision to design a specific IC using one of our processes as a design win. If we have not previously achieved a design win with that potential customer, we also count them as a new customer. We currently have approximately 115 design wins from over 40 customers.

        Design Phase.    A design win commences the design phase. The design phase typically involves from three to 12 of our customer's design engineers and a Jazz technical support engineer. This phase generally takes from four to eight months, after which time the customer provides a circuit data file so that we can commence the prototype phase.

        Prototype Phase.    During the prototype phase, we manufacture the customer's prototype IC and the customer packages and tests the prototype semiconductor device. Once the customer tests its product design in an actual silicon implementation, the customer may need to make modifications to its design in order to increase performance, add features or correct a design error. The prototype phase typically requires two to six months, depending on the number of design modifications required.

        Evaluation Phase.    After the customer receives functioning ICs, they typically provide them to their own end customers for evaluation. These ICs are generally application specific devices targeted for system level products such as cell phones, WLAN devices, digital cameras, personal digital assistants, switches and routers, broadband modems and hard disk drives. If our customer successfully wins a system level design with its customers, which typically takes from two months to 12 months, they in turn place orders with us to satisfy their customer's requirements and production manufacturing commences. At this time, the design win becomes a design in volume production and is no longer considered a current design win.

        Of our design wins as of March 31, 2004, approximately 20% are in the design phase, approximately 48% are in the prototype phase, and approximately 32% are in the evaluation phase. At any time in the sales process a customer may decide to abandon the design effort. Consequently, achieving design wins does not necessarily mean that we will realize any or significant production revenue from a customer.

        The following table sets forth the design wins we had achieved as of each date reflected:

	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004
Number of Design Wins	5	13	19	37	48	73	98	105	117

        In addition to our approximately 115 design wins currently in pre-volume production phases as of March 31, 2004, we also had over 65 designs in volume production.

  Sales Contracts

        Our major customers purchase services and products from us on a contract basis. Most other customers purchase from us using purchase orders. We price our products for these customers on a per die or per wafer basis, taking into account the complexity of the technology, the prevailing market conditions, volume forecasts, the strength and history of our relationship with the customer and our capacity utilization.

        Most of our customers usually place their orders only two or three months before shipment, however our major customers are obligated to provide us with longer forecasts of their wafer needs.

  Marketing

        We advertise in trade journals, organize technology seminars, hold a variety of regional and international sales conferences and attend a number of industry trade fairs to promote our products and services. We discuss advances in our process technologies and progress on specific relevant programs with our prospective customers and major customers on a regular basis.

Customers, Markets and Applications

        Our customers use our processes to design and market a broad range of digital, analog and mixed-signal semiconductors for diverse end markets including wireless and wireline communications, consumer electronics, storage and computing. We manufacture products that are used for high-performance applications such as transceivers, baseband processors, and power management and analog semiconductors for cellular phones; transceivers and power amplifiers for WLAN products; tuners for digital televisions and set-top-boxes; modem chipsets for broadband access devices and gaming consoles; serializer/deserializer, or SerDes, chips for fiber optic transceivers; image sensors for digital cameras; and wireline interfaces for switches and routers.

        Conexant and Skyworks are our largest customers and for the fiscal year ended December 31, 2003 accounted for approximately 47.6% and 42.8% of our revenues, respectively. For the three months ended March 31, 2004, Conexant and Skyworks accounted for approximately 29.3% and 47.9% of our revenues, respectively. We are focused on developing and broadening our relationships with new customers such as ESS Technology, Texas Instruments, RF Micro Devices and Marvell Semiconductor.

        Our backlog, which represents the aggregate purchase price of orders received from customers, but not yet recognized as revenue, was approximately $32.0 million and $54.9 million at March 31, 2003 and 2004, respectively. We expect to fill a significant majority of these orders within the current fiscal year. All of our orders, however, are subject to possible rescheduling by our customers. Rescheduling may relate to quantities or delivery dates, but sometimes relates to the specifications of the products we are shipping. Our supply contracts with our largest customers provide for penalties if firm orders are cancelled. Other customers do business with us on a purchase order basis, and some of these orders may be cancelled by the customer without penalty. We also may elect to permit cancellation of orders without penalty where management believes it is in our best interests to do so. Consequently, although we believe that the orders included in the backlog are firm, we cannot be certain that these orders will be shipped when expected or at all. For these reasons, we believe that our backlog at any given date is not a meaningful indicator of our future revenues.

  Our Major Customers

        Conexant Systems, Inc., is a leading semiconductor supplier providing system solutions that enable digital information and entertainment networks. Conexant's product portfolio includes the building blocks required for bridging cable, satellite, and terrestrial data and digital video networks. We continue to produce a large percentage of Conexant's wafer requirements. Conexant remains a large and important customer for us and we continue to work closely with Conexant to capture its new design opportunities. The products that we manufacture for Conexant include semiconductors used in:

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  cable modems and satellite set-top box tuners;

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  modems for personal computers, gaming consoles, personal electronic devices and other computing platforms; and

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  broadband access devices for DSL and cable systems.

        We have entered into a wafer supply agreement with Conexant. For a description of this supply agreement see "Relationships with Related Parties and Others—Wafer Supply Agreements with Related Parties—Conexant Wafer Supply and Services Agreement."

        Skyworks Solutions, Inc., is a leading wireless semiconductor company focused exclusively on RF and integrated cellular system solutions for mobile communications applications that was formed upon the spin-off of Conexant's wireless communications division and subsequent merger with Alpha Industries, Inc. We work closely with Skyworks to define the process technologies it requires to design certain of its next-generation products for its target markets. For example, using our processes, Skyworks produced a direct conversion radio, or DCR, one of the first integrated transceiver products, for which we are currently the sole source supplier. We have also entered into a wafer supply agreement with Skyworks. For a description of this supply agreement see "Relationships with Related Parties and Others—Wafer Supply Agreements with Related Parties—Skyworks Wafer Supply and Services Agreement."

        RF Micro Devices, Inc., designs, develops, manufactures and markets proprietary radio frequency integrated circuits, or RFICs, primarily for wireless communications products and applications such as cellular and PCS phones, base stations, WLANs and cable modems. RF Micro Devices offers a broad array of products, including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers that represent a substantial majority of the RFICs required in wireless handsets. RF Micro Devices formed a strategic relationship with us in October 2002, which included a wafer supply agreement, a master development agreement and an equity investment in us. Our strategic relationship with RF Micro Devices has resulted in 15 design wins. These design wins are for products including cellular transceivers, power controllers and wireless infrastructure components.

  New Customer Development

        Through our focus on developing new customer relationships, we have achieved approximately 115 design wins with over 40 customers across a broad range of end markets. We believe our continuous focus on achieving design wins as well as on ramping up production volumes of our current design wins will allow us to continue to diversify and grow our revenue base. The following table provides a summary of end-user applications as well as representative products addressed by our design wins:

	Wireless Communications		Consumer Electronics		Wireline Communications		Storage and Computing
Representative end market products	• • •	Cellular phones WLAN products Ultra Wide Band products	• • • • • • •	Digital cameras Personal digital assistants Digital TVs DVD players Cordless phones GPS devices Gaming consoles	• • • • •	Switches and routers Optical transceivers Set-top-boxes Broadband modems Analog modems	•	Hard disk drives
Representative semiconductors	• • • •	Single and multimode transceivers WLAN transceivers Power amplifiers image sensors	• • • • • •	DSL and cable modem chipsets Digital TV tuners DVD laser drivers RF transceivers GPS transceivers image sensors	• • •	SerDes for transceiver modules Baseband processors Analog to digital converters	•	Hard disk drive pre- amplifiers
Representative publicly-announced customers	• • • •	Skyworks RF Micro Devices Texas Instruments Marvell Semiconductor	• •	Conexant ESS Technology	• •	Mindspeed Conexant

Competition

        We compete internationally and domestically with dedicated foundry service providers as well as with IDMs, which have in-house semiconductor manufacturing capacity or foundry operations. Most of our competitors have substantially greater production, financial, research and development and marketing resources than our company. As a result, these companies may be able to compete more aggressively over a longer period of time than we can. In addition, several new dedicated foundries have commenced operations and may compete directly with us.

        IBM competes actively in both the standard CMOS segment and in specialty process technologies. In addition, there are a number of smaller participants in the specialty process arena. We believe that the largest independent participants in the foundry services market, Taiwan Semiconductor Manufacturing Company, United Microelectronics Corporation and Chartered Semiconductor Manufacturing Ltd. compete primarily in the standard CMOS segment, but they have some capacity for specialty process technologies. Prior to our separation from Conexant, Conexant entered into a long-term semiconductor cross-licensing agreement with Taiwan Semiconductor under which Taiwan Semiconductor licensed from Conexant the right to manufacture semiconductors using Conexant's then existing 0.18 micron or greater SiGe BiCMOS process technologies for Conexant and third parties. Under this agreement, Taiwan Semiconductor agreed to provide foundry capacity to Conexant for these processes and to pay a royalty to Conexant based on the number of wafers manufactured by Taiwan Semiconductor using the licensed technology. We do not believe that Taiwan Semiconductor has focused its business on the SiGe BiCMOS market to date. However, Taiwan Semiconductor publicly announced in 2001 that it planned to use the licensed technology to accelerate its own foundry processes for the networking and wireless communications markets. Since our formation, we have continued to make improvements in our SiGe BiCMOS process technology. We have not licensed any of these improvements to Taiwan Semiconductor. We do not believe that the license of SiGe BiCMOS process technology by Taiwan Semiconductor has had any significant effect on our business or competitive position. In the event Taiwan Semiconductor determines to focus its business on the SiGe BiCMOS market, it may use and develop the technology licensed to it in 2001 to compete with us. In such event, we would compete against Taiwan Semiconductor on the basis of price, technology, production speed and available capacity. The principal elements of competition in the semiconductor wafer foundry industry include:

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  technical competence;

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  production speed and cycle time;

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  time-to-market;

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  research and development quality;

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  available capacity;

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  fab and manufacturing yields;

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  customer service;

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  price;

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  management expertise; and

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  strategic relationships.

        Our ability to compete successfully also depends on factors outside of our control, including industry and general economic trends. Any significant increase in competition may erode our profit margins, weaken our earnings or increase losses. If we cannot compete successfully in our industry, our business and results of operations will be harmed.

Research and Development

        The semiconductor industry is characterized by rapid changes in technology. As a result, effective research and development is essential to our success. We invested approximately $12.3 million from March 12, 2002 (inception) to December 31, 2002, $18.6 million in the year ended December 31, 2003 in research and development, which represented 10.0% of our revenues in each period. We plan to continue to invest a significant amount of capital in research and development activities to develop advanced process technologies for new applications. We expect research and development expenses to increase in absolute dollars. As of March 31, 2004, we employed 62 professionals in our research and development department, approximately 32% of whom hold Ph.D. degrees.

        Our research and development activities seek to upgrade and integrate manufacturing technologies and processes. Although we emphasize firm-wide participation in the research and development process, we maintain a central research and development team primarily responsible for developing cost-effective technologies that can serve the manufacturing needs of our customers. A substantial portion of our research and development activities are undertaken in cooperation with our customers and equipment vendors.

Intellectual Property

        Our success depends in part on our ability to obtain patents, licenses and other intellectual property rights covering and relating to wafer manufacturing and production processes, semiconductor structures and other structures fabricated on wafers. To that end, we have acquired certain patents and patent licenses and intend to continue to seek patents covering and relating to wafer manufacturing and production processes, semiconductor structures and other structures fabricated on wafers. As of

March 31, 2004, we had 52 pending patent applications in the U.S., 11 pending patent applications in foreign countries and 13 pending patent applications in the Patent Cooperation Treaty.

        The Patent Cooperation Treaty permits us to simultaneously seek protection for an invention in over one hundred member countries. Our application is first subjected to a search for published documents that could affect the patentability of the invention. After the search, we may request a preliminary examination on patentability, or submit an application in elected countries. We may also request a preliminary examination that will result in a Patent Cooperation Treaty written opinion on patentability before we submit an application in elected countries. Upon submitting an application in elected countries, the search result or the written opinion on patentability will be used by each country to determine patentability of the invention. The Patent Cooperation Treaty process is an optional formal and preliminary process to reduce costs by centralizing the search and preliminary examination that each country would otherwise have to perform. Further, the Patent Cooperation Treaty process permits us to avoid translation costs and patent office costs associated with filing an application in a member country before making a preliminary examination of whether the patent application is likely to be accepted. We further had 89 patents in force in the U.S. and 2 patents in force in foreign countries, each as of March 31, 2004. These issued patents have expiration dates ranging from June 16, 2004 to April 9, 2023. We consider our patent portfolio to be important to our business, but do not view any single patent as material in relation to our overall revenue. We believe that our SiGe, advanced RF CMOS and BiCMOS sub-portfolios are material to our business. Patents within our SiGe portfolio expire at various times from 2020 to 2022. Patents within our advanced RF CMOS portfolio expire at various times from 2016 to 2023. Patents within our BiCMOS portfolio expire at various times from 2008 to 2022.

        Our expired patents generally related to legacy technologies that were developed by our predecessors, namely Rockwell. Due to the rapid pace of technological changes and advancement in the field of semiconductor fabrication and processing, we do not believe that the expiration of these patents will materially affect our competitive position.

        We have entered into patent licenses. For example, we entered into a technology license agreement under which we licensed, without the right to sublicense, CMOS, RF CMOS, BiCMOS and SiGe BiCMOS process technology and engineering assistance, to ASMC for use in connection with the manufacture of wafers for us. We also licensed our process technologies, patents and know how relating to the production of certain CMOS and RF CMOS wafers to HHNEC for its own use and certain advanced RF CMOS and SiGe BiCMOS process technologies for use solely in connection with the manufacture of wafers for us, in each case without the right to sublicense.

        We may choose to obtain additional patent licenses or enter into patent cross-licenses in the future. We are currently in discussions regarding a potential intellectual property cross license and release agreement with an unrelated third party. Under terms being discussed, we would agree to make certain payments in exchange for the license and the release. However, we cannot assure you as to whether an agreement will be reached or as to the terms of any agreement that is consummated. As a result, we are currently unable to estimate the timing or amount of payments that may be negotiated and no related amounts have been recorded in the consolidated financial statements.

        In connection with our separation from Conexant, Conexant contributed to us a substantial portion of our intellectual property, including software licenses, patents, and intellectual property rights in know-how related to our business. We agreed to license intellectual property rights relating to the owned intellectual property contributed to us by Conexant back to Conexant and its affiliates. Conexant may use this license to have Conexant products produced by third-party manufacturers and to sell such products, but must obtain our prior consent to sublicense these rights for the purpose of enabling that third party to provide semiconductor fabrication services to Conexant.

        In connection with our formation, Conexant granted to us non-exclusive, royalty-free licenses:

  •
  in patents and process technology materials for use at our facilities in order to produce, sell, develop and improve semiconductor wafers and devices;

  •
  to use the design kits that we offer to our customers; and

  •
  to certain other intellectual property used in our business.

        The agreement provides that in no event will the parties' aggregate liability exceed $5.0 million, nor will they be liable for consequential or incidental damages. Because the amount of Conexant's indemnity obligation to us is capped, it may not be sufficient to cover all damages we might have to pay, or other costs we may incur in connection with the agreement.

        Prior to our separation from Conexant, Conexant entered into a long-term semiconductor cross-licensing agreement with Taiwan Semiconductor Manufacturing Company under which Taiwan Semiconductor licensed from Conexant the right to manufacture semiconductors using Conexant's then existing 0.18 micron or greater SiGe BiCMOS process technologies for Conexant and third parties. Under this agreement, Taiwan Semiconductor agreed to provide foundry capacity to Conexant for these processes and to pay a royalty to Conexant based on the number of wafers manufactured by Taiwan Semiconductor using the licensed technology.

        You may find a more complete description of the intellectual property contributed and licensed to us by Conexant under "Relationships with Related Parties and Others."

        Our ability to compete depends on our ability to operate without infringing the proprietary rights of others. The semiconductor industry is generally characterized by frequent litigation regarding patent and other intellectual property rights. As is the case with many companies in the semiconductor industry, we have from time to time received communications from third parties asserting that their patents cover certain of our technologies or alleging infringement of their other intellectual property rights. We expect that we will receive similar communications in the future. Irrespective of the validity or the successful assertion of such claims, we could incur significant costs and devote significant management resources to the defense of these claims, which could seriously harm our company. There is no material litigation involving an infringement claim currently pending against us.

        In order to minimize our risks from claims based on our manufacture of semiconductor devices or end-use products whose designs infringe on others' intellectual property rights, we in general accept orders only from companies that we believe have a satisfactory reputation and for products that are not identified as risky for potential infringement claims.

Environmental Matters

        Semiconductor manufacturing processes generate solid, gaseous, liquid and other industrial wastes in various stages of the manufacturing process. We have installed various types of pollution control equipment in our fab to reduce, treat and, where feasible, recycle the wastes generated in our manufacturing process. Our operations are subject to strict regulation and periodic monitoring by the United States Environmental Protection Agency along with several state and local environmental agencies.

        We have implemented an environmental management system that assists us in identifying applicable environmental regulations, evaluating compliance status and establishing timely waste preventive measures. The systems we implemented have been certified as meeting the ISO 14001 standard. ISO 14001 consists of a set of standards that provide guidance to the management of organizations to achieve an effective environmental management system.

        We believe that we have adopted pollution measures for the effective maintenance of environmental protection standards consistent with U.S. federal, state and local environmental regulations. We also believe that we are in material compliance with applicable environmental laws and regulations.

Litigation

        We are not currently involved in material litigation or other proceedings. As is the case with many companies in the semiconductor industry, we have from time to time received notices alleging infringement of intellectual property rights of others and breach of warranties.

Employees

        As of March 31, 2004, we had 774 employees, which included 649 employees in manufacturing, 62 employees in research and development and 63 employees performing sales, marketing and administrative functions.

        As of March 31, 2004, 338 of our employees are covered by a collective bargaining agreement and are members of the International Brotherhood of Electrical Workers. We believe that we have a good relationship with all of our employees.

Risk Management and Insurance

        As part of our risk management program, we surveyed our buildings and fab for resistance to potential earthquake damage. As a result of this survey, additional measures have been implemented to minimize our fab's exposure to potential damage caused by future earthquakes, seismically qualifying our fab for a high magnitude earthquake.

        We maintain industrial special risk insurance for our facilities, equipment and inventories that covers physical damage and consequential losses from natural disaster and certain other risks up to the policy limits and except for exclusions as defined in the policies. We also maintain public liability insurance for losses to others arising from our business operations and carry insurance for business interruption resulting from such events and if our suppliers are unable to provide us with supplies. While we believe that our insurance coverage is adequate and consistent with industry practice, significant damage to any of our or our manufacturing partners' production facilities, whether as a result of fire or other causes, could seriously harm our business and results of operations.

Properties

        Our headquarters and manufacturing facilities are located in Newport Beach, California. We lease the use of these facilities from Conexant under leases that expire March 12, 2017 and we have the option to extend each lease for two consecutive five-year periods after March 12, 2017. We also lease from third-parties warehouse facilities in Irvine, California and office facilities in Shanghai, China. The following table provides certain information as to our principal general offices, manufacturing and warehouse facilities:

Property Location	Use	Floor Space
Newport Beach, California	Headquarters office, including sales and engineering	49,000 square feet
Newport Beach, California	Manufacturing facility	285,000 square feet
Irvine, California	Warehouse	10,064 square feet
Shanghai, China	Representative sales office	2,000 square feet

        We do not anticipate any difficulty in retaining occupancy of any of our sales, engineering or manufacturing facilities through lease renewals prior to expiration or through month-to-month occupancy. We expect these office and warehouse facilities to be adequate for our business purposes through 2005 and we expect additional space to be available to use on commercially reasonable terms at that time. Consistent with our manufacturing strategy, we expect that any required additional manufacturing capacity will be obtained through strategic relationships.

MANAGEMENT

Executive Officers, Directors and Key Employees

        The following table sets forth certain information about our executive officers, members of our board of directors and key employees, as expected to be in office upon completion of this offering.

Name	Age	Position
Shu Li	45	President, Chief Executive Officer and Director
Mark S. Becker	46	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary
Paul H. G. Kempf	42	Chief Marketing and Technology Officer
Daniel T. Lynch	57	Vice President, Human Resources
Jeffrey R. McHenry*	43	Vice President, Customer Solutions and Supply Chain Management
Scott W. Silcock	42	Vice President, Operations
Theodore Zhu	44	Vice President, Sales, Strategy and Business Development
Claudius E. Watts, IV(2)(3)	42	Chairman of the Board, Director
Donald R. Beall(3)	65	Director
Dwight W. Decker(2)(3)	54	Director
Allan M. Holt	52	Director
Jerry D. Neal(1)(3)	59	Director
Todd R. Newnam(1)(3)	33	Director
R. Douglas Norby(1)	58	Director
Donald E. Schrock(2)	58	Director

*
Not an executive officer.

(1)
Member of Audit Committee effective upon the completion of this offering.

(2)
Member of Compensation Committee effective upon the completion of this offering.

(3)
Member of Governance and Nominating Committee effective upon the completion of this offering.

        Shu Li, 45, President, Chief Executive Officer and Director.    Dr. Li has served as President and Director since March 2002, and as Chief Executive Officer since May 2002. Before joining us, Dr. Li served as Senior Vice President of Platform Technologies, Quality and Supply Chain Management for Conexant Systems, Inc., which designs, develops and sells semiconductor system solutions for communications applications, from January 2000 to February 2002. While there, he directed Conexant's fabless initiatives, as well as the development of a company-wide quality and supply chain management strategy. Dr. Li also led the effort to transition us from a captive wafer manufacturing division of Conexant into an independent specialty semiconductor wafer foundry. Before joining Conexant, Dr. Li held various positions with AlliedSignal/Honeywell, an international controls company, from January 1994 to December 1999, serving as Divisional Vice President and General Manager of Semiconductor Packaging, Divisional Vice President and General Manager of Commercial Spares and Logistics Services, Vice President of Operations, and Vice President of Engineering. Prior to joining AlliedSignal/Honeywell, Dr. Li also worked for Motorola, Inc., a provider of integrated communications and embedded electronic solutions for communications, networking, transportation, industrial, computing and portable energy systems markets, as Senior Operations Manager, Advanced Custom Technologies, and held senior level operations positions at Intel Corporation, the world's largest semiconductor chip maker. In connection with our investment in HHNEC, Dr. Li became a member of its board of directors. Dr. Li received his doctorate in operations research from Harvard University, earned his master's degree in electrical engineering and computer sciences from the University of Illinois, and received his bachelor's degree in electrical engineering in China.

        Mark S. Becker, 46, Vice President, Finance, Chief Financial Officer, Treasurer and Secretary.    Mr. Becker has served as Vice President, Finance and Chief Financial Officer since March 2002, and as Treasurer and Secretary since May 2002. Before joining us, Mr. Becker was Vice President and Controller for Conexant from May 2001 to February 2002. While there, Mr. Becker was in charge of Conexant's financial management, reporting and control functions and was team leader for all financial activities related to our transition from an in-house wafer manufacturing business to an independent specialty semiconductor wafer foundry. Prior to joining Conexant, Mr. Becker served as Corporate Controller of Burr-Brown Corporation, a developer, manufacturer and marketer of electronic components, from October 1997 to July 2000, where he was responsible for cost accounting, SEC reporting, general accounting, and planning and budgeting activities. Upon its acquisition by Texas Instruments, Inc. in August 2000 until April 2001, Mr. Becker led the integration of Burr-Brown's financial systems into Texas Instruments' financial systems. Prior to joining Burr-Brown, Mr. Becker held a number of senior financial management positions at Crystal Semiconductor Corporation, a semiconductor and integrated circuits company, and Texas Instruments, Inc., a designer and supplier of digital signal processors and analog integrated circuits. Mr. Becker received his master's degree in finance from the University of Pittsburgh and his bachelor's degree in accounting/political science from American University. He is a certified public accountant.

        Paul H. G. Kempf, 42, Chief Marketing and Technology Officer.    Mr. Kempf has served as Chief Marketing and Technology Officer since December 2003. Mr. Kempf also served as Chief Technology Officer and Vice President of Engineering from March 2002 to December 2003. Before joining us, Mr. Kempf held various positions at Conexant from January 1999 to February 2002, serving as Vice President of the silicon RF platform group and Executive Director, Device Technology. While at Conexant, he was responsible for the technical and commercial progression of SiGe BiCMOS technologies for wireless and optical networking applications and led the development of advanced analog and RF CMOS processes. Prior to Conexant's spin-off from Rockwell Semiconductor Systems in January 1999, Mr. Kempf served as Director, RF & Analog Process Technology at Rockwell from March 1997 and as Manager, Integrated RF Technology from November 1995 to February 1997. Prior to joining Rockwell, Mr. Kempf spent 11 years with Nortel Ltd., a supplier of products and services for the Internet and other public and private data, voice and multimedia communications networks using wireline and wireless technologies, as a Senior Manager from June 1993 to October 1995, Senior Member of Scientific Staff from October 1989 to May 1993 and Member of Scientific Staff from June 1984 to September 1989. Mr. Kempf's responsibilities in these positions included device design, process integration and program management. Mr. Kempf holds bachelor's and master's degrees in engineering physics from McMaster University in Canada.

        Daniel T. Lynch, 57, Vice President, Human Resources.    Mr. Lynch has served as Vice President, Human Resources since March 2002. Before joining us, Mr. Lynch was Executive Director of Employee Relations for Conexant from January 1999. At Conexant, Mr. Lynch was responsible for all employee and labor relations activity, as well as health, safety, and workers' compensation initiatives. Before joining Conexant in January 1999, Mr. Lynch spent 23 years at Rockwell International, most recently as Executive Director, Employee Relations. During his time at Rockwell, Mr. Lynch was responsible for all major elements of human resources including staffing, compensation, training, performance management systems and employee communications. Mr. Lynch received his bachelor's degree in English from University of California, Los Angeles, and earned a master's degree in industrial relations from George Washington University.

        Jeffrey R. McHenry, 43, Vice President, Customer Solutions and Supply Chain Management.    Mr. McHenry has served as Vice President, Customer Solutions and Supply Chain Management since December 2003. Mr. McHenry also served as Executive Director, Marketing from March 2002 to December 2003. Before joining us, Mr. McHenry was with Conexant from January 1999 to February 2002, most recently serving as the Director of Foundry Services. Prior to his role as Director of Foundry Services, he held various positions in business planning and product marketing, and served as director of supply chain management, where he was responsible for driving company-wide forecasts, balancing supply/demand requirements for both internal and external customers, and achieving customer delivery performance metrics. Mr. McHenry also played a key role in the development of our initial business plan and strategy and the establishment of initial customer engagements and directed the implementation of our infrastructure to support the new foundry model. Before joining Conexant, Mr. McHenry began his career in 1984 at Rockwell Semiconductor, where he held a variety of positions encompassing supply chain and operations management, business planning and product marketing. Mr. McHenry holds a bachelor's degree in economics and a master's degree in business administration from the University of California, Irvine.

        Scott W. Silcock, 42, Vice President, Operations.    Mr. Silcock has served as Vice President, Operations since March 2002. Before joining us, Mr. Silcock served as Executive Director of the Newport Beach wafer fabrication facility of Conexant from September 2001 to February 2002 and Director of Photomask Operations for Conexant from January 1999 to October 2001. Before joining Conexant, Mr. Silcock held the positions of Manager of Production from April 1991 to January 1999, Superintendent of Production from April 1989 to April 1991 and Supervisor of Production Operations from April 1984 to April 1989 with Rockwell Semiconductor. Mr. Silcock holds a bachelor's degree in communications from California State University, Fullerton and a master's degree in business administration from the University of Redlands.

        Theodore Zhu, 44, Vice President, Sales, Strategy and Business Development.    Dr. Zhu has served as Vice President, Sales, Strategy and Business Development since March 2002. Before joining us, Dr. Zhu served as Executive Director of Foundry Services for Conexant from April 2001 to February 2002. While at Conexant, he was responsible for technical marketing, business development and customer support, including securing customer commitments in support of our transition from Conexant to an independent specialty semiconductor wafer foundry. Before joining Conexant, Dr. Zhu served as the Technical Director of Magnetic Random Access Memory Technology (MRAM) and Chief Engineering Fellow for the Honeywell Solid State Electronics Center from April 1998 to April 2001, where he was responsible for the technical, operational and financial aspects of this self-supported research and business development group. Dr. Zhu also spent eight years with Motorola, including four years as a chief technologist charged with technical responsibility for its magnetic devices laboratory. Dr. Zhu received his doctorate in solid state physics from Purdue University, and earned his bachelor's degree in physics in China.

        Claudius E. Watts, IV, 42, Chairman of the Board, Director.    Mr. Watts was elected as our chairman of the board and director in February 2002. Mr. Watts is currently a managing director with The Carlyle Group, one of the world's largest private equity firms. He is focused on U.S. buyout opportunities in the information technology, aerospace and defense industries. Prior to joining Carlyle, Mr. Watts was a Managing Director in the mergers and acquisitions group of First Union Securities, Inc., an investment banking firm, now Wachovia Securities, from May 1998 to April 2000, where he led the firm's defense, aerospace, and technical services mergers and acquisitions efforts. Mr. Watts joined First Union in conjunction with First Union's 1998 acquisition of Bowles Hollowell Conner & Co., an investment banking firm, where Mr. Watts had been employed since June 1994. Mr. Watts earned a bachelor's degree in electrical engineering, cum laude, from The Citadel in Charleston, South Carolina and a master's degree in business administration from The Harvard Graduate School of Business Administration.

        Donald R. Beall, 65, Director.    Mr. Beall was elected as a director in November 2002. Mr. Beall is currently an advisor to and a director of Rockwell Collins, an avionics and communications company. He retired from Rockwell in 1998 after serving as Chairman, Chief Executive Officer and/or President for nearly 20 years. He is also currently a director of Conexant Systems, Inc., Skyworks Solutions, Inc.,

a wireless semiconductor company formed upon the spin-off of Conexant's wireless division and a subsequent merger with Alpha Industries, Inc. in June 2002, Mindspeed Technologies, Inc., a networking semiconductor company spun out from Conexant in June 2003, and CT Realty, a real estate investment company, and a former director of Amoco, a petroleum and chemical corporation, ArvinMeritor, a supplier of integrated systems, modules and components for trucks, specialty original equipment manufacturers and certain aftermarkets, Times Mirror, a publishing and media company, Procter & Gamble, a consumer product conglomerate, and Rockwell. He is a trustee of the California Institute of Technology, a member of various University of California, Irvine supporting organizations and an overseer of the Hoover Institution at Stanford University. He is an investor, director and or advisor with several venture capital groups, private companies and investment partnerships.

        Dwight W. Decker, 54, Director.    Dr. Decker has served as a director since March 2002. Dr. Decker has been Chairman of the Board of Directors of Conexant since March 2004. Dr. Decker served as Chairman and Chief Executive Officer of Conexant from November 1998 to February 2004. Prior to Conexant's spin-off from Rockwell International Corporation, Dr. Decker served as Senior Vice President of Rockwell International Corporation, an electronic controls and communications company now named Rockwell Automation, Inc., and President, Rockwell Semiconductor Systems from July 1998 to December 1998; and Senior Vice President of Rockwell and President, Rockwell Semiconductor Systems and Electronic Commerce prior to July 1998. Dr. Decker serves as the non-executive Chairman and a director of Skyworks Solutions, Inc., and is also a director of Pacific Mutual Holding Company, a life insurance holding company, and Mindspeed Technologies, Inc. He is also a director or member of numerous professional and civic organizations. Dr. Decker received his bachelor's degree in mathematics and physics from McGill University and his doctorate in applied mathematics from the California Institute of Technology.

        Allan M. Holt, 52, Director.    Mr. Holt has served as a director since March 2002. Mr. Holt has been a managing director of The Carlyle Group since June 1992, primarily focused on U.S. investment opportunities in the aerospace, defense, government services and information technology industries. Mr. Holt is currently a member of the boards of directors of Aviall, Inc., an aerospace parts and supply chain management company, United Defense Industries, Inc., a military equipment manufacturing company, and several private companies. Mr. Holt is a graduate of Rutgers University and received his master's degree in business administration from the University of California, Berkeley.

        Jerry D. Neal, 59, Director.    Dr. Neal was elected a director in November 2002. Dr. Neal is a co-founder and Executive Vice President of Marketing and Strategic Development for RF Micro Devices, a company that designs, develops, manufactures and markets radio frequency integrated circuits primarily for wireless communications products and applications. Before co-founding RF Micro Devices in 1991, Dr. Neal held various positions with Analog Devices, Inc., a company that designs, manufactures and markets analog, mixed-signal and digital signal processing integrated circuits, and Hewlett-Packard. Dr. Neal also founded Moisture Control Systems for the production of his patented electronic sensor for measurement of soil moisture for research, which was later sold to Hancor, Inc. Dr. Neal received his ASEE degree from Gaston Technical Institute and North Carolina State University and his doctor of business management degree from Southern Wesleyan University.

        Todd R. Newnam, 33, Director.    Mr. Newnam was elected a director in March 2002. Mr. Newnam is currently a Principal with The Carlyle Group. He is focused on U.S. buyout opportunities in the information technology, aerospace and defense industries. Prior to joining Carlyle, Mr. Newnam was a Vice President in the Defense, Aerospace, and Technical Services Group in the mergers and acquisitions group of First Union Securities, Inc., now Wachovia Securities, from May 1998 to April 2000. Mr. Newnam joined First Union in conjunction with First Union's acquisition of Bowles, Hollowell, Conner & Co., where Mr. Newnam had been employed since June 1996. From July 1993 to July 1994, Mr. Newnam served as an investment banker with Salomon Brothers, Inc. and from

June 1992 to July 1993 as an investment banker with PaineWebber Inc. Mr. Newnam earned a bachelor's degree in political science from Davidson College and received a master's degree in business administration with distinction from The Harvard Graduate School of Business Administration.

        R. Douglas Norby, 68, Director.    Mr. Norby was appointed a director in May 2004. Mr. Norby is currently the Chief Financial Officer and Senior Vice President of Tessera Technologies, Inc., a company that develops semiconductor packaging technology. Prior to joining Tessera Technologies in July 2003, Mr. Norby served as Senior Vice President and Chief Financial Officer of Zambeel, Inc. a data storage systems company, from March 2002 to February 2003, as Senior Vice President and Chief Financial Officer of Novalux, Inc. an optical device company, from December 2000 to March 2002 and Executive Vice President and Chief Financial Officer of LSI LogicCorporation, a public semiconductor company, from November 1996 to December 2000. Novalux, Inc. filed a petition for relief under the Federal Bankruptcy Code in March 2003. Mr. Norby currently serves on the boards of LSI Logic Corporation, Alexion Pharmaceuticals, Inc., a public biotechnology company, and ChipPAC, Inc., a public semiconductor assembly and test company. Mr. Norby received a B.A. in economics from Harvard University and an M.B.A. from Harvard Business School.

        Donald E. Schrock, 58, Director.    Mr. Schrock was elected a director in August 2003. Mr. Schrock recently retired as Executive Vice President and Group President of QUALCOMM Incorporated, a wireless communications company, on August 1, 2003. Prior to that, Mr. Schrock served as Senior Vice President of QUALCOMM from February 1997 and President of its CDMA Technologies division from October 1997. He joined QUALCOMM in January 1996 as Corporate Vice President and in June 1996 was promoted to General Manager, QCT Products Division. Prior to joining QUALCOMM, he was Group Vice President and Division Manager with Hughes Aircraft Company. Mr. Schrock's extensive background includes more than 35 years experience in the semiconductor industry. Mr. Schrock holds a bachelor's degree in electrical engineering with honors from the University of Illinois, as well as a master's degree in electrical engineering and advanced business administration degrees from Arizona State University.

Composition of the Board of Directors

        Our board of directors has responsibility for our overall corporate governance and meets regularly throughout the year.

        Our bylaws provide that our board of directors may consist of up to 11 members, with the exact number of directors to be determined by resolution of the board of directors. Upon the completion of this offering we will have nine authorized directors, consisting of Messrs. Watts, Beall, Decker, Holt, Li, Neal, Newnam, Norby and Schrock.

        We have entered into board representation agreements with each of The Carlyle Group, Conexant and RF Micro Devices, which permit each of them to appoint designated directors to serve as members of our board. Each designated director will remain a member of the board following the completion of this offering until his or her successor is duly elected and qualified or until his or her death, disability, resignation or removal. Of our directors who will serve following the completion of the offering, The Carlyle Group has designated Messrs. Holt, Newnam and Watts; Conexant has designated Messrs. Beall and Decker; and RF Micro Devices has designated Dr. Neal. These board representation agreements will terminate upon the completion of this offering.

        Upon completion of this offering, our board of directors will be divided into three classes. One class will be elected at each annual meeting of stockholders for a term of three years. The Class I directors, whose term will expire at the 2005 annual meeting of stockholders, are Messrs. Li, Holt and Norby. The Class II directors, whose term will expire at the 2006 annual meeting of stockholders, are Messrs. Beall, Newnam and Schrock. The Class III directors, whose term will expire at the 2007 annual meeting of stockholders are Messrs. Decker, Neal and Watts. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof and until their successors are duly elected and qualified. Executive officers are elected by and serve at the direction of our board of directors. There are no family relationships between any of our directors or executive officers.

        We, affiliates of The Carlyle Group, Conexant and RF Micro Devices will enter into an amended and restated stockholders agreement that will become effective upon the completion of this offering under which we will agree to nominate, and those stockholders will agree to vote all shares of capital stock held by them in favor of, three persons designated by the Carlyle stockholders, two persons designated by Conexant and one person designated by RF Micro Devices to serve on our board of directors. Since affiliates of The Carlyle Group, Conexant and RF Micro Devices together own more than 50% of our outstanding voting power, we will be a "controlled company" within the meaning given to that term under the rules of the NASDAQ Stock Market. As a controlled company, we will be exempt from the requirements that our board of directors be comprised of a majority of independent directors or that our compensation committee and governance and nominating committee be comprised of independent directors. For a description of the amended and restated stockholders agreement, please refer to "Description of Capital Stock—Stockholders Agreement."

        Since our existing and expected board composition includes directors designated by our significant customers, Conexant and RF Micro Devices, our board has adopted a policy excluding each director from access to customer specific information, unless neither the director nor any party that designated or nominated the director has a competitive relationship with the specific customer. This excluded information includes contract terms, revenues derived from the customer, production status, pricing information, intellectual property and financial information. This information would not be excluded to the extent that the information would be required to be disclosed in our public filings or to the extent that disclosing to the affected director is necessary in order for the director to be able to perform his or her duties on the board. It is also our board's policy to exclude such directors from decisions regarding any transactions or other matter involving a customer that competes with the customer that designated such director. Under the stockholders agreement, we have reserved the right to exclude any stockholder that is a party to the agreement and any director designated for nomination by such stockholder from access to any information or meeting if we believe that such exclusion is necessary or appropriate to preserve or protect our confidential or privileged information that we reasonably believe may be used in a manner adverse to us, our other stockholders or our customers, so long as the exercise of such right would not limit the stockholder's rights under applicable law. Pursuant to the stockholders agreement and the policy adopted by our board of directors, our management routinely evaluates information that is considered for presentation to stockholders that are party to the stockholders agreement or their designees that are members of our board of directors to ascertain whether portions of such information are competitively sensitive and should not be disclosed to particular stockholders or members of our board of directors. In addition, our board of directors may require that a stockholder designee to our board of directors be excluded from attending portions of a meeting where action to be taken may be competitive to another stockholder or customer.

Committees of the Board of Directors

        We are managed under the direction of our board of directors. Upon completion of this offering, our board of directors will have an audit committee, compensation committee and governance and nominating committee. Our board of directors has adopted new charters for the audit committee, compensation committee and nominating/corporate governance, as well as corporate governance guidelines to be effective upon the completion of this offering.

  Audit Committee

        Upon completion of this offering, the audit committee will consist of Messrs. Neal, Newnam and Norby. The functions of this committee will include:

  •
  meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

  •
  appointing the independent auditors, determining the compensation of the independent auditors and pre-approving the engagement of the independent auditors for audit or non-audit services;

  •
  having oversight of our independent auditors, including reviewing the independence and quality control procedures and the experience and qualifications of our independent auditors' senior personnel that are providing us audit services;

  •
  meeting with the independent auditors and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

  •
  reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of our auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval;

  •
  establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

  •
  following the completion of this offering, preparing the reports required by the rules of the Securities and Exchange Commission to be included in our annual proxy statement.

        Each of our independent auditors and our financial personnel will have regular private meetings with this committee and will have unrestricted access to this committee. Under the rules of the Securities and Exchange Commission regarding independence of audit committee members, we are required to have at least one member of the audit committee who meets the independence definition at the time the registration statement of which this prospectus forms a part is declared effective. Within 90 days after effectiveness, a majority of the members of the audit committee must be independent, and within one year of effectiveness, all audit committee members must be independent. We do not believe that either Mr. Newnam or Dr. Neal currently satisfies the definition of independence for audit committee purposes. Consequently, we expect to replace one or both of Messrs Newnam and Neal with a new member of the board of directors meeting the definition of independence within 90 days after effectiveness of the registration statement, and replace both within one year after effectiveness of the registration statement.

  Compensation Committee

        Upon completion of this offering, the compensation committee will consist of Messrs. Decker, Watts and Schrock. The functions of this committee will include:

  •
  establishing overall employee compensation policies and recommending to our board major compensation programs;

  •
  reviewing and approving the compensation of our corporate officers and directors, including salary and bonus awards;

  •
  administering our various employee benefit, pension and equity incentive programs;

  •
  reviewing executive officer and director indemnification and insurance matters;

  •
  managing and reviewing any employee loans; and

  •
  following the completion of this offering, preparing an annual report on executive compensation for inclusion in our proxy statement.

  Governance and Nominating Committee

        Upon completion of this offering, the governance and nominating committee will consist of Messrs. Watts, Beall, Decker, Neal and Newnam. The functions of this committee will include:

  •
  recommending to our board qualified candidates for election to our board of directors;

  •
  evaluating and reviewing the performance of existing directors;

  •
  making recommendations to our board regarding governance matters, including our certificate of incorporation, bylaws, and charters of our committees; and

  •
  developing and recommending to our board governance and nominating guidelines and principles applicable to us.

        Prior to the completion of this offering, we will make charters for the audit committee, compensation committee and nominating committee as well as our corporate governance guidelines available on our web site at www.jazzsemi.com.

Compensation Committee Interlocks and Insider Participation

        During our year ended December 31, 2003, Messrs. Watts and Decker served on the compensation committee of our board of directors from the time the board approved the committee's formation on May 7, 2002. Other than Mr. Watts, who served as our President until March 2002 and Vice President until December 2003, no member of our compensation committee has at any time served as an officer or been employed by us or any of our subsidiaries. We did not compensate Mr. Watts in his capacity as one of our officers. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our board of directors or compensation committee. Dr. Decker is the Chairman of the Board of Directors of Conexant Systems, Inc. Dr. Neal is a co-founder and Executive Vice President of Marketing and Strategic Development for RF Micro Devices, Inc. For a description of transactions between us and each of Conexant and RF Micro Devices, see "Relationships with Related Parties and Others."

Director Compensation

        Prior to May 2004, our directors received an annual cash fee of $30,000. We paid the fees for Messrs. Holt, Watts and Newnam, the directors designated by The Carlyle Group, directly to The Carlyle Group. We reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings.

        In December 2002, the board granted each of Messrs. Beall, Decker, Neal and Schrock, options to purchase 125,000 shares of our common stock. These options have an exercise price of $0.20 per share under our 2002 equity incentive plan. In December 2003, the board granted each of Messrs. Beall, Decker, Holt, Neal, Newnam, Schrock and Watts, options to purchase 40,000 shares of our common stock. Half of each option grant is exercisable at $1.50 per share and the remainder of the options are exercisable at $2.50 per share. These options are immediately exercisable, provided that until vested, at a rate of 25% on each anniversary of the date of grant, the shares issued upon the exercise of these options are not transferrable and are subject to a right of repurchase in our favor that allows us to repurchase these shares at the per share exercise price of the stock option if the recipient ceases to be a director. The terms of our 2002 equity incentive plan are described in more detail under "—Employee Benefit Plans."

        In May 2004, our board approved a compensation arrangement for non-employee directors that provides each non-employee director with a $25,000 annual retainer, to be paid in quarterly installments, an initial grant of options to purchase 90,000 shares of common stock upon their initial election or appointment to the board of directors and a grant of options to purchase 45,000 shares of common stock annually thereafter. Upon his appointment to the board of directors, Mr. Norby received his initial grant of options to purchase 90,000 shares of common stock at an exercise price of $3.50, the fair market value of the common stock determined by the board of directors.

        Under the non-employee director compensation arrangement, each non-employee director will receive a payment of $1,500 for each board meeting attended in person, or $750 if attended via teleconference. The audit committee chair will receive an additional $8,000 annual retainer and audit committee members, other than the chair, will receive a $5,000 annual retainer. The compensation committee chair will receive an annual retainer of $5,000 and compensation committee members, other than the chair, will receive an annual retainer of $3,000.

Limitation on Liability and Indemnification Matters

        Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages to the fullest extent permitted by law, and provides discretionary authority to indemnify our officers, directors and employees for any damages they may incur in connection with the performance of their services for the company. Our bylaws provide that we will indemnify our directors, officers and employees, and those who serve as directors, officers and employees of other entities at our request, to the fullest extent permitted by Delaware law. Under current Delaware law, a director's liability to us or our stockholders may not be limited:

  •
  with respect to any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or involving intentional misconduct;

  •
  for knowing violations of law;

  •
  for any transaction from which the director derived an improper personal benefit;

  •
  for improper transactions between the director and us; and

  •
  for improper distributions to stockholders and loans to directors and officers.

        We have entered into agreements to indemnify Messrs. Li, Becker, Kempf, Lynch, Silcock, Zhu, Watts, Decker and Newnam, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer. These provisions are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and may provide additional procedural protection. The indemnification agreements require us, among other things, to advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Currently, there is no pending litigation or proceeding involving any of our directors, executive officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        We currently have directors' and officers' liability insurance.

Executive Compensation

        The following table sets forth all compensation awarded to, earned by or paid to our chief executive officer and our four other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during the year ended December 31, 2003. These five executive officers are referred to as the named executive officers in this prospectus.

Summary Compensation Table

					Long-Term Compensation Awards
			Annual Compensation
Name and principal position					Securities underlying options/SARs(2)
	Year		Salary	Bonus
Shu Li President and Chief Executive Officer	2003 2002	(1)	$325,000 254,125	$253,463 91,500	1,872,719 1,878,149	(3) (4)
Mark S. Becker Vice President, Finance, Chief Financial Officer, Treasurer and Secretary	2003 2002	(1)	200,000 159,231	109,527 30,000	305,984 316,489	(5) (6)
Paul H. G. Kempf Chief Marketing and Technology Officer	2003 2002	(1)	205,555 160,728	87,602 19,445	560,190 661,187	(7) (8)
Theodore Zhu Vice President, Sales, Strategy and Business Development	2003 2002	(1)	200,000 148,923	91,059 25,000	333,517 333,726	(9) (10)
Scott W. Silcock Vice President, Operations	2003 2002	(1)	155,000 123,404	84,926 30,000	251,694 272,015	(11) (12)

(1)
Reflects actual amounts paid for the period from March 12, 2002 (inception) to December 31, 2002.

(2)
Granted under our stock appreciation rights plan. See "Employee Benefit Plans—Stock Appreciation Rights Plan."

(3)
Includes 1,000,000 Jazz options, 640,332 Conexant stock appreciation rights and 232,387 Mindspeed stock appreciation rights. The Conexant stock appreciation rights reflect a repricing of previously issued Conexant stock appreciation rights made in connection with the spin-off of Mindspeed from Conexant. The balance of the previously issued Conexant stock appreciation rights were cancelled in connection with the repricing.

(4)
Includes 1,000,000 Jazz options, 650,000 Conexant stock appreciation rights and 228,149 Skyworks stock appreciation rights.

(5)
Includes 225,000 Jazz options, 59,420 Conexant stock appreciation rights and 21,564 Mindspeed stock appreciation rights. The Conexant stock appreciation rights reflect a repricing of previously issued Conexant stock appreciation rights made in connection with the spin-off of Mindspeed from Conexant. The balance of the previously issued Conexant stock appreciation rights were cancelled in connection with the repricing.

(6)
Includes 235,000 Jazz options, 60,318 Conexant stock appreciation rights, and 21,171 Skyworks stock appreciation rights.

(7)
Includes 400,000 Jazz options, 117,535 Conexant stock appreciation rights and 42,655 Mindspeed stock appreciation rights. The Conexant stock appreciation rights reflect a repricing of previously issued Conexant stock appreciation rights made in connection with the spin-off of Mindspeed from Conexant. The balance of the previously issued Conexant stock appreciation rights were cancelled in connection with the repricing.

(8)
Includes 500,000 Jazz options, 119,310 Conexant stock appreciation rights, and 41,877 Skyworks stock appreciation rights.

(9)
Includes 300,000 Jazz options, 24,592 Conexant stock appreciation rights and 8,925 Mindspeed stock appreciation rights. The Conexant stock appreciation rights reflect a repricing of previously issued Conexant stock appreciation rights made in connection with the spin-off of Mindspeed from Conexant. The balance of the previously issued Conexant stock appreciation rights were cancelled in connection with the repricing.

(10)
Includes 300,000 Jazz options, 24,964 Conexant stock appreciation rights, and 8,762 Skyworks stock appreciation rights.

(11)
Includes 200,000 Jazz options, 37,929 Conexant stock appreciation rights and 13,765 Mindspeed stock appreciation rights. The Conexant stock appreciation rights reflect a repricing of previously issued Conexant stock appreciation rights made in connection with the spin-off of Mindspeed from Conexant. The balance of the previously issued Conexant stock appreciation rights were cancelled in connection with the repricing.

(12)
Includes 220,000 Jazz options, 38,502 Conexant stock appreciation rights, and 13,513 Skyworks stock appreciation rights.

        In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers that are available generally to all of our salaried employees and certain perquisites and other personal benefits received by the named executive officers, which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

Option/Stock Appreciation Rights Grants in 2003

        The following table sets forth information regarding grants of stock options and stock appreciation rights that we granted during the year ended December 31, 2003 to the named executive officers. All stock option grants vest at the rate of 25% per year, starting with the first anniversary of the date of grant. The stock appreciation rights vest at the rate of 25% for each six month period from March 12, 2002, and will be fully vested in March 2004.

	Individual grants in 2003				Potential realizable value at assumed annual rates of stock price appreciation for option term(3)
	Number of securities underlying options/SARs granted(1)
		Percent of total options/SARs granted to employees in fiscal year
Name			Exercise or base price per share(2)	Expiration date
					5%		10%
Shu Li
President and Chief Executive Officer
Jazz options	400,000 600,000	4.7 7.0%	$4.50 7.50	December 8, 2013 December 8, 2013	$		$
Conexant stock appreciation rights	640,332	22.1	3.76	December 31, 2004		211,149		402,769
Mindspeed stock appreciation rights	232,387	22.2	2.57	December 31, 2004		53,042		100,624
Mark S. Becker
Vice President, Finance, Chief Financial Officer, Treasurer and Secretary
Jazz options	90,000 135,000	1.1 1.6%	$4.50 7.50	December 8, 2013 December 8, 2013	$		$
Conexant stock appreciation rights	59,420	2.0	3.76	December 31, 2004		19,594		37,375
Mindspeed stock appreciation rights	21,564	2.1	2.57	December 31, 2004		4,922		9,337
Paul H. G. Kempf
Chief Marketing and Technology Officer
Jazz options	160,000 240,000	1.9 2.8%	$4.50 7.50	December 8, 2013 December 8, 2013	$		$
Conexant stock appreciation rights	117,535	4.1	3.76	December 31, 2004		38,757		73,930
Mindspeed stock appreciation rights	42,655	4.1	2.57	December 31, 2004		9,736		18,470
Theodore Zhu
Vice President, Sales, Strategy and Business Development
Jazz options	120,000 180,000	1.4 2.1%	$4.50 7.50	December 8, 2013 December 8, 2013	$		$
Conexant stock appreciation rights	24,592	0.8	3.76	December 31, 2004		8,109		15,468
Mindspeed stock appreciation rights	8,925	0.9	2.57	December 31, 2004		2,037		3,865

Scott W. Silcock
Vice President, Operations
Jazz options	80,000 120,000	0.9 1.4%	$4.50 7.50	December 8, 2013 December 8, 2013	$		$
Conexant stock appreciation rights	37,929	1.3	3.76	December 31, 2004		12,507		23,857
Mindspeed stock appreciation rights	13,765	1.3	2.57	December 31, 2004		3,142		5,960

(1)
The number of Conexant stock appreciation rights shown is the number of previously issued Conexant stock appreciation rights repriced in connection with Conexant's spin-off of Mindspeed in June 2003. All other Conexant stock appreciation rights held by the named executive officers were cancelled in connection with the repricing.

(2)
There was no public trading market for our common stock as of December 31, 2003. Accordingly, the exercise price per share of each option granted was equal to the fair market value of the common stock as determined by the board of directors on the date of the grant. The reference price of the Conexant stock appreciation rights was initially $13.05 per share and was subsequently adjusted to reflect the economic effect of Conexant's spin-off of Skyworks in June 2002 and spin-off of Mindspeed in June 2003. The reference price of the Mindspeed stock appreciation rights was determined based on the Conexant reference price and changes in the prices of the Conexant and Mindspeed common stock before and after the spin-off of Mindspeed.

(3)
Potential realizable values for stock options are computed by (1) multiplying the number of shares of common stock subject to a given option by an assumed initial offering price of $         per share; (2) assuming that the aggregate stock value derived from that calculation compounds at an annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and (3) subtracting from that result the aggregate option exercise price. Potential realizable values for stock appreciation rights are computed by (1) multiplying the number of shares of common stock corresponding to a given stock appreciation right by the market value of the underlying share as of June 27, 2003, immediately after the completion of the spin-off of Mindspeed, which was $3.80 for Conexant common stock and $2.60 for Mindspeed common stock; (2) assuming that the aggregate stock value derived from that calculation compounds at an annual 5% or 10% rate shown in the table for the approximately 18-month term of the stock appreciation right; and (3) subtracting from that result the aggregate stock appreciation right exercise price. The 5% or 10% assumed annual rates of the stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

2003 Year-End Option Values

        The following table sets forth, as to the named executive officers, information concerning the number of shares of common stock acquired upon the exercise of options to purchase shares of our common stock during fiscal 2003 and the number and value of unexercised options and stock appreciation rights held by each of the named executive officers at December 31, 2003. The value realized and the value of unexercised in-the-money options at December 31, 2003 is calculated based on the assumed initial public offering price of $            per share of our common stock less the per share exercise price multiplied by the number of shares issued upon exercise of the options. The value of unexercised in-the-money stock appreciation rights at December 31, 2003 is calculated based on the price per share of the Conexant, Skyworks or Mindspeed common stock underlying the stock appreciation rights as of December 31, 2003, less the per share reference price for the stock appreciation rights multiplied by the number of shares underlying the stock appreciation rights. The closing price of Conexant common stock on December 31, 2003 was $5.02, the closing price of

Skyworks common stock on December 31, 2003 was $8.41, and the closing price of Mindspeed common stock on December 31, 2003 was $6.75.

			Number of securities underlying unexercised options/SARs at December 31, 2003			Value of unexercised in-the-money options/SARs at December 31, 2003
Name	Shares acquired on exercise	Value realized
			Exercisable		Unexercisable	Exercisable		Unexercisable
Shu Li
President and Chief Executive Officer
Jazz options	0	$0	1,000,000	(1)	0	$		$0
Conexant stock appreciation rights	0	0	480,249		160,083		605,114	201,705
Skyworks stock appreciation rights	0	0	171,112		57,037		0	0
Mindspeed stock appreciation rights	0	0	174,290		58,097		728,532	242,845
Mark S. Becker
Vice President, Finance, Chief Financial Officer, Treasurer and Secretary
Jazz options	0	$0	342,500	(1)	0	$		$0
Conexant stock appreciation rights	44,565	78,540	0		14,855		0	18,717
Skyworks stock appreciation rights	0	0	15,879		5,292		0	0
Mindspeed stock appreciation rights	16,173	51,517	0		5,391		0	22,534
Paul H. G. Kempf
Chief Marketing and Technology Officer
Jazz options	0	$0	650,000	(1)	0	$		$0
Conexant stock appreciation rights	21,086	47,085	67,065		29,384		84,502	37,024
Skyworks stock appreciation rights	0	0	31,408		10,469		0	0
Mindspeed stock appreciation rights	31,991	67,051	0		10,664		0	44,576
Theodore Zhu
Vice President, Sales, Strategy and Business Development
Jazz options	0	$0	300,000	(1)	0	$		$0
Conexant stock appreciation rights	0	0	18,444		6,148		23,239	7,746
Skyworks stock appreciation rights	0	0	6,572		2,190		0	0
Mindspeed stock appreciation rights	0	0	6,693		2,232		27,977	9,330
Scott W. Silcock
Vice President, Operations
Jazz options	0	$0	410,000	(2)	0	$		$0
Conexant stock appreciation rights	0	0	28,446		9,483		35,842	11,949
Skyworks stock appreciation rights	0	0	10,135		3,378		0	0
Mindspeed stock appreciation rights	6,000	23,732	10,323		3,442		43,150	14,388

(1)
These options are unvested as of December 31, 2003, and any shares acquired upon their exercise prior to vesting would not be transferable and would be subject to a repurchase right in our favor, which right would lapse in accordance with the vesting schedule of the options.

(2)
Includes unvested options to purchase up to 365,000 shares of our common stock, which shares, if acquired upon exercise of the options prior to vesting would not be transferable and would be subject to a repurchase right in our favor, which right would lapse in accordance with the vesting schedule of the options.

Employment Agreements

        We currently do not have employment agreements with any of our executive officers.

Employee Benefit Plans

  2002 Equity Incentive Plan

        Purpose.    Our board of directors adopted our 2002 equity incentive plan in June 2002 and our stockholders approved it on June 26, 2002. The equity incentive plan provides for grants of incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, to our employees, as well as non-qualified stock options, stock bonuses and rights to acquire restricted stock to our employees, directors and consultants. The equity incentive plan is intended to facilitate the retention of current employees, consultants or directors as well as to secure and retain the services of new employees, consultants and directors and to provide incentives for such persons to exert maximum efforts for our success.

        Administration.    The equity incentive plan is administered by the board of directors unless the board of directors delegates administration to a committee comprised of one or more members of the board of directors. The board of directors, or the committee if so empowered, has the power to interpret the equity incentive plan and to adopt such rules for the administration, interpretation and application of the equity incentive plan according to its terms. The board of directors may also delegate to one or more officers of the company the power to designate which non-officer employees of the company shall receive stock awards, and the number of shares of common stock that will be subject to each award, subject to a maximum aggregate number of shares specified by the board of directors at the time the delegation to the officers is made. However, the board of directors may not delegate to a committee or otherwise, the power to grant stock awards to independent directors.

        Securities Reserved.    The aggregate number of shares of our common stock issuable under the equity incentive plan is 17,647,000.

        Grant of Awards.    Certain employees, consultants and directors are eligible to be granted awards under the equity incentive plan. The board of directors, or the committee if so empowered, determines:

  •
  which employees, consultants, and directors are to be granted awards;

  •
  the type of award that is granted;

  •
  the number of shares subject to the awards; and

  •
  terms and conditions of such award, consistent with the equity incentive plan. The board of directors, or the committee if so empowered, has the discretion, subject to the limitations of the equity incentive plan and applicable laws, to grant incentive stock options, non-qualified stock options, stock bonuses and rights to acquire restricted stock (except that only our employees may be granted incentive stock options).

        Limitation on Incentive Stock Option Treatment.    Even if an option is designated as an incentive stock option, no option will qualify as an incentive stock option if the aggregate fair market value of the stock (as determined as of the date of grant) with respect to all of a holder's incentive stock options exercisable for the first time during any calendar year under the equity incentive plan exceeds $100,000. Any option failing to qualify as an incentive stock option will be deemed to be a non-qualified stock option.

        Exercise Price.    The board of directors, or the committee if so empowered, shall set the per share exercise price, subject to the following rules:

  •
  in the case of incentive stock options, the per share exercise price shall not be less than 100% of the fair market value of shares of our common stock on the grant date;

  •
  in the case of non-qualified stock options, the exercise price shall not be less than 85% of the fair market value of shares of our common stock on the grant date; and

  •
  for the persons owning (within the meaning of Section 424(d) of the Internal Revenue Code of 1986) more than 10% of the total combined voting power of all classes of our capital stock or of any of our subsidiaries, the per share exercise price shall be not less than 110% of the fair market value of the shares of our common stock on the grant date. The fair market value of a share of our common stock as of a given date will be determined in good faith by the board of directors.

        Expiration of Awards.    The term of an award is set by the board of directors, or the committee if so empowered, subject to the following conditions: (1) that no award term shall be longer than ten years from the date of grant; and (2) the award term for an incentive stock option granted to a person owning more than 10% of the total combined voting power of all classes of our capital stock shall not exceed five years from the date of grant. Upon termination of an outstanding option holder's status as our employee or consultant, the holder may exercise his or her options within the period of time specified in the option grant, to the extent that the options were vested at the time of termination. If no time period was specified in the notice of grant, the option shall remain exercisable for three months following the holder's termination of status as an employee or consultant, or until the date of expiration of the option as set forth in the option agreement, whichever is earlier. Options granted under the plan must be exercised within six months if the holder's employment ends due to disability, within three years if the holder's employment ends due to the holder's death, or by the date of expiration of the option as set forth in the option agreement, whichever is earlier.

        Adjustments of Awards.    If the board of directors, or the committee if so empowered, determines that there is a corporate event, defined as a dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolutions, or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction that affects our common stock which causes dilution or enlargement of benefits under the equity incentive plan, then the board of directors, or the committee if so empowered, may appropriately adjust:

  •
  the aggregate number of shares of our common stock subject to the equity incentive plan;

  •
  the number of shares of our common stock subject to the outstanding awards;

  •
  the price per share of our common stock upon exercise of outstanding awards to counter the dilution or enlargement of benefits; and

  •
  the financial or other targets specified in each option agreement for determining the exercisability of options.

        Change of Control.    In its sole discretion, the board of directors, or the committee if so empowered, may provide, either by the terms of the applicable option agreement or by action taken prior to the occurrence of a merger or the sale of substantially all of our assets, that upon such event, each outstanding award shall be assumed or substituted for an equivalent option by the successor corporation.

        Amendment and Termination.    The board of directors, or the committee if so empowered, may amend, modify, suspend or terminate the equity incentive plan at any time, except the board of directors, or the committee if so empowered, must obtain approval of our stockholders within twelve months before or after such action:

  •
  to increase the number of shares of our common stock that may be issued under the equity incentive plan;

  •
  to reduce the minimum option price requirements;

  •
  to extend the limit on the period during which options may be granted; or

  •
  if required by applicable law.

        Certain Restrictions on Resale.    The board of directors, or the committee if so empowered, may require any person, as a condition of exercise or acquiring common stock under a granted award to give written assurances (1) as to the person's knowledge and experience in financial and business matters and/or to employ a representative who is knowledgeable and experienced in financial and business matters; (2) that the person is capable of evaluation, along or together with the representative, the merits and risk of exercising the award; and (3) that the person is acquiring common stock subject to the award for the person's own account and not with any present intention of selling or otherwise distributing the common stock.

        Early Exercise.    Some of our option grants to date have permitted the option holder to exercise the option prior to vesting. However, until vested in accordance with their original vesting schedule, the shares issued upon early exercise of options may not be resold by the holder and remain subject to a repurchase right that allows us to repurchase these shares at the per share exercise price of the stock option if the holder ceases to be our employee, officer, director or consultant.

  Employee Stock Purchase Plan

        Purpose.    Our board of directors has adopted and approved our employee stock purchase plan (the "ESPP") to become effective upon completion of this offering. We will ask our stockholders to adopt and approve the ESPP prior to the completion of this offering. The ESPP is not subject to the provisions of the Employee Retirement Income Security Act of 1974. E*TRADE Financial Corporate Services, Inc. is an independent broker providing custodial and brokerage services for the ESPP. The purpose of the ESPP is to assist employees of the company purchasing shares of common stock from the company at a discounted purchase price.

        Duration and Eligibility.    The ESPP will become effective on the date on which we file a registration statement on Form S-8 with respect to the ESPP. The ESPP shall terminate ten years after the date on which the stockholders initially approve the ESPP or such earlier date as determined by our board of directors. An employee must work at least 20 hours per week and have been employed by us for at least five months prior to the effective date of the ESPP in order to participate in the initial option period. Those employees that complete their first 5 months of employment at a date later than the effective date of the ESPP will be eligible to enroll in the ESPP at the beginning of the next option period.

        Administration.    The ESPP is administered by our compensation committee, although our compensation committee may delegate administration to one or more of our officers.

        Stock Subject to the Employee Stock Purchase Plan.    Shares of common stock delivered under the ESPP will be authorized but unissued shares or reacquired shares. The total number of shares of common stock reserved and available for distribution under the ESPP is 800,000, plus an annual increase on January 1 of each year beginning in 2005 and ending in 2010, equal to the lesser of (a) 800,000 shares or (b) such lesser number of shares as is determined by our board of directors. No fees, commissions or other charges will be payable by a plan participant in connection with the purchase of the shares from us in accordance with the ESPP.

        Stock Purchases Under the Employee Stock Purchase Plan.    Generally, eligible employees may elect, pursuant to the requirements of an offering period, to purchase shares of common stock made available under the ESPP.

        However, each eligible employee who is employed on the calendar day immediately before the effective date of the offering will automatically become a participant in the ESPP with respect to the initial offering period. Each participant will be granted an option to purchase shares of common stock during the initial offering period with an aggregate exercise price equal to the maximum amount permitted under the ESPP, (which may not exceed 10% of the participant's total compensation). No participant is required to purchase shares of common stock during the initial offering period, and may elect not to participate in the initial offering period, or may elect to reduce the level of the participant's participation in the initial offering. However, participants who wish to purchase shares of common stock during the initial offering period may elect to make a lump sum cash payment to Jazz not later than ten days before the exercise date or may elect to make contributions by payroll deductions pursuant to a payroll deduction authorization. A participant may not make contributions by lump sum cash payments for any period other than the initial offering period and, for all other offering periods, may only participate in the ESPP by means of payroll deductions.

        Offering Periods.    The initial offering period will extend from the effective date until June 30, 2006 and will consist of four successive "Option Periods" that will end on December 31, 2004, June 30, 2005, December 31, 2005 and June 30, 2006. Each of these end dates is referred to as an "exercise date". Following the initial offering period, subsequent offering periods will begin on every second July 1 starting with July 1, 2006, unless our board of directors determines otherwise.

        Price.    For employees eligible to participate on the first date of an offering period, the purchase price of shares of common stock under the ESPP will be the lesser of: (i) 85% of the fair market value of the shares on the first day of the offering period; or (ii) 85% of the fair market value of the shares on the exercise date.

        Method of Payment.    Shares of common stock purchased under the ESPP will be paid for by payroll deductions in an amount designated by the participant, but not exceeding 10% of the participant's total compensation (consisting of base salary, bonuses, overtime and/or commissions). The amounts so deducted will be paid to us and the number of shares of common stock purchased by each participating employee will be credited to an account established by E*TRADE for the employee.

        Termination.    An employee's continuing participation in the ESPP and purchases of common stock thereunder will terminate, and no additional purchases of common stock under the ESPP will be made on behalf of such employee, as follows:

  •
  upon the effective date of the participant's written notice electing to cease payroll deductions delivered to the compensation committee;

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  immediately upon a participant's withdrawal from the ESPP or termination of employment; or

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  upon the termination of the ESPP by our board of directors.

Upon the termination of a participant's employment of the termination of the ESPP all amounts held in a participant's account (less amounts previously used to purchase shares of common stock on behalf of the participant) will be refunded to the participant, without interest.

        Issuance of common stock; Resale Restrictions.    Each participating employee will have rights as a stockholder with respect to any shares purchased under the ESPP as of the date a certificate has been issued to the participant following exercise of an option under the ESPP. At any time after such shares are credited to a participant's account, a participating employee may direct E*TRADE as to the future handling of the shares (including their sale or transfer). No special restrictions on resale will be applicable to shares of common stock acquired under the ESPP, other than securities laws and regulations of general application, including those relating to insider trading and short-swing profit.

        Taxation.    We will be entitled to require payment in cash or deduction from other compensation payable to each participating employee of any federal, state or local taxes required to be withheld in connection with any purchase of our shares under the ESPP or with any sale of such shares as we deem appropriate.

        Non-Transferability.    A participating employee or former employee, or legal representative of such employee or former employee, may not assign or transfer any option, and no option or interest or right to the option will be (i) available to a participating employee or former employee or legal representative to pay off any debts, contracts or engagements of the participating employee or former employee or his or her successors in interest or (ii) subject to disposition by pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgement, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy). During a participating employee's lifetime, the right to make purchases under the ESPP may be exercised only by such employee.

        Amendment, Modification or Termination.    Our compensation committee may amend, suspend or terminate the ESPP at any time provided that the ESPP may not be amended to increase the maximum number of shares of common stock subject to the ESPP or change the designation or class of employees eligible to participate under the ESPP without approval of the shareholders of the company within twelve months before or after any such amendment is made by the compensation committee.

  Stock Appreciation Rights Plan

        Purpose.    Our board of directors adopted the Stock Appreciation Rights Plan on March 12, 2002 to motivate and retain former Conexant employees who were employed by us upon our formation. We adopted the plan to provide these employees with the ability to retain the economic value of their prior options to purchase shares of Conexant common stock that would otherwise have terminated in connection with the termination of their employment with Conexant, in the form of cash payments based on the appreciation in value of the common stock of Conexant from the date of our inception. Upon our inception our board granted to these employees cash only stock appreciation rights tied to the market value of Conexant common stock. As a result of Conexant's subsequent spin-off transactions involving Skyworks and Mindspeed, additional stock appreciation rights have been issued to these employees that are tied to the appreciation in value of the common stock of Skyworks and Mindspeed from the date of the spin-off of these companies from Conexant. The Conexant stock appreciation rights have been adjusted to reflect changes in value of the Conexant common stock as a result of those transactions. The exercise price of the Conexant stock appreciation rights has been reduced to reflect decreases in the market value of Conexant common stock as a result of the spin-off transactions. In addition, the number of Conexant stock appreciation rights was reduced in connection with the Mindspeed spin-off transaction to preserve the relative value of the Conexant and Mindspeed stock appreciation rights. No additional stock appreciation rights will be issued under the plan, except in connection with changes in the capital structure of Conexant, Skyworks or Mindspeed.

        Administration.    Our board of directors is responsible for the general administration of the plan and may delegate its authority to a committee comprised of one or more members of the board of directors. Our board of directors, or the committee if so empowered, has the authority to implement, and interpret and construe the stock appreciation rights plan and any rights granted under the plan and to adopt and amend rules to administer the plan that are consistent with the terms of the plan.

        Grant of Awards.    Only former employees of Conexant who were employed by us upon our formation were eligible to be granted stock appreciation rights under the plan. Our board of directors determined which transferred employees received a grant of stock appreciation rights and the number of rights each eligible transferred employee received.

        Stock Appreciation Rights Granted.    The following table states the number of outstanding stock appreciation rights, the common stock to which they relate and the per share reference price thereof as of March 31, 2004:

Associated Common Stock	Stock Appreciation Rights	Exercise/Reference Price Per Share
Conexant	2,386,223	$3.76
Skyworks	1,021,921	24.02
Mindspeed	530,213	2.57

        Vesting of Stock Appreciation Rights.    The Conexant, Skyworks and Mindspeed stock appreciation rights vest and become exercisable at a rate of 25% on each six month anniversary of the grant date of the Conexant stock appreciation rights and became fully vested on March 12, 2004. Upon exercise, a holder of a stock appreciation right will be eligible to receive a payment in cash, minus any applicable tax withholding, equal to the difference between the reference price per share and the value of the securities underlying the stock appreciation right on the exercise date.

        Expiration of Awards.    Unless terminated sooner, the stock appreciation rights terminate on December 31, 2004, referred to in the plan terms and conditions as the expiration date. Any vested but unexercised stock appreciation rights will automatically be deemed to be exercised on the expiration date. Upon termination of employment, except in the case of death or disability, any unexercised vested stock appreciation right will automatically be deemed to be exercised three months after termination of employment or, if earlier, upon termination of the plan. In the case of death or disability, any vested stock appreciation rights may be exercised by the employee or his representative within twelve months following the employee's death or disability, but in no event later than the termination of the plan.

        Adjustments of Awards.    If there is a corporate event that affects the capital structure of any of Conexant, Skyworks or Mindspeed, then the board of directors, or the committee if so empowered, may take action and make such adjustments to the plan and the applicable outstanding stock appreciation rights as it deems appropriate. These actions may include, among other things, adjustments to (1) the aggregate number of stock appreciation rights; (2) the reference price of outstanding stock appreciation rights; or (3) the grant of additional stock appreciation rights based on another security.

        Amendment and Termination.    The board of directors may amend, modify, suspend or terminate the stock appreciation rights plan at any time, and may alter or amend any outstanding stock appreciation rights, except that no alteration or amendment may impair the rights of a holder of a stock appreciation right without the holder's consent, except for adjustments to reflect any change in the capital structure of Conexant, Skyworks or Mindspeed.

  401(k) Plan

        We maintain an employee savings and retirement plan, that is intended to qualify under Section 401(k) of the Internal Revenue Code, in which all of our employees may participate. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined by our board of directors.

RELATIONSHIPS WITH RELATED PARTIES AND OTHERS

Transactions Relating to Our Formation

        Prior to March 12, 2002, our business was the Newport Beach, California semiconductor fabrication operations of Conexant Systems, Inc. Our business was formed upon the contribution of those fabrication operations by Conexant to its wholly-owned subsidiary, Newport Fab, LLC and the contribution of Newport Fab by Conexant to us, together with a cash investment in us by entities affiliated with The Carlyle Group. Conexant and affiliates of The Carlyle Group continue to be our largest stockholders. Forms of the material agreements relating to these transactions and the other transactions summarized below have been filed as exhibits to the registration statement of which this prospectus forms a part and the following summaries of such agreements are qualified in their entirety by reference to the full text of such agreements.

Separation of our Business from Conexant

        Conexant entered into several agreements with Newport Fab that governed the separation of our business from Conexant and the allocation of liabilities for pre-separation events between Newport Fab and Conexant including a contribution agreement and a patent assignment agreement.

  Contribution and Patent Assignment Agreements

        Pursuant to the contribution agreement and patent assignment agreement, Conexant contributed to Newport Fab effectively all of the assets and liabilities related to its fabrication and manufacturing operations, including:

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  the semiconductor wafer fabrication and probing operations in its Newport Beach, California fab;

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  research and development operations;

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  patents and other intellectual property rights related to our business; and

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  assumed liabilities, including those under transferred contracts, employment related liabilities and liabilities under a collective bargaining agreement.

        In exchange, Conexant received all of the membership interests in Newport Fab and became the sole member of Newport Fab under its operating agreement.

Investment by The Carlyle Group

        Following Conexant's contribution of our business to Newport Fab, we were capitalized through a contribution to us by Conexant of Newport Fab and a cash investment by entities affiliated with The Carlyle Group pursuant to the terms of a contribution agreement.

  Contribution Agreement

        Under the contribution agreement between us, Conexant and an entity affiliated with The Carlyle Group, as amended:

  •
  Conexant contributed all of its membership interests in Newport Fab and a warrant to purchase 2,900,000 shares of Conexant's common stock with a per share exercise price equal to the then fair market value of Conexant common stock, in exchange for 4,500,000 shares of our class B common stock; and

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  entities affiliated with The Carlyle Group contributed cash in the amount of approximately $52 million in exchange for 5,500,000 shares of our class A common stock.

        Pursuant to a recapitalization agreement between us, Conexant and entities affiliated with The Carlyle Group in July 2002, Conexant received 45,000,000 shares of our series B preferred stock in exchange for the 4,500,000 shares of class B common stock and the entities affiliated with The Carlyle Group received 55,000,000 shares of our series A preferred stock in exchange for the 5,500,000 shares of the class A common stock.

        Under the contribution agreement, we also distributed approximately $19.3 million in cash to Conexant. We are also required to pay Conexant royalty payments during our first 10 years of operation, based on our gross revenues derived from our manufacture of SiGe products for parties other than Conexant and its spun-off entities during this period of time. The royalty percentage begins at 5% and declines over the term of the royalty.

        Under the contribution agreement, Conexant agreed to indemnify us for, among other things, damages arising from any breach of environmental and intellectual property representations and warranties. Generally, Conexant's aggregate liability for damages arising from any breach of the environmental representations and warranties will not exceed $10.0 million. Generally, Conexant's aggregate liability for damages arising from any breach of the intellectual property representations and warranties will not exceed $20.0 million. Because the amount of Conexant's indemnity obligation to us is capped, it may not be sufficient to cover all damages we might have to pay, or other costs we may incur in connection with the contribution agreement.

        Under a separate guarantee, we also guaranteed the discharge of the liabilities assumed by Newport Fab under its contribution agreement with Conexant.

        In connection with the contribution agreement, we entered into several ancillary agreements with Conexant, The Carlyle Group and affiliates of The Carlyle Group that govern the contribution by Conexant, the investment by affiliates of The Carlyle Group, the rights of Conexant and affiliates of The Carlyle Group as holders of our stock, and our corporate governance. The material agreements include a registration rights agreement, a stockholders agreement, board representation agreements, management agreements and review agreements.

        We also entered into several ancillary agreements with Conexant that govern the separation of our business from Conexant, the support of our business operations by Conexant for a defined period of time thereafter, and the allocation of liabilities for pre-separation events between us and Conexant, including:

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  a transferred intellectual property license agreement;

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  an intellectual property license agreement;

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  a transition services agreement;

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  an information technology services agreement;

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  an employee matters agreement; and

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  lease agreements for our headquarters office and Newport Beach, California fab.

        Unless specifically discussed below, we did not pay or receive any further consideration under these ancillary documents. We amended and restated our stockholders agreement, registration rights agreement and board representation agreement in connection with our sale of series B preferred stock to RF Micro Devices in October 2002. The board representation agreements will terminate upon completion of this offering. We, affiliates of The Carlyle Group, Conexant and RF Micro Devices will enter into an amended and restated stockholder agreement and an amended and restated registration rights agreement effective upon the completion of this offering. Further details regarding the amended and restated stockholders agreement and amended and restated registration rights agreement that will be in effect upon the completion of this offering may be found under "Description of Capital Stock—Registration Rights Agreement" and "Description of Capital Stock—Stockholders Agreement."

  Management Agreements

        Under the management agreements, Conexant and The Carlyle Group have agreed to provide us, through officers, employees, agents, representatives and affiliates as they shall designate, advisory, consulting and other services related to our day-to-day operations; strategic planning services; and marketing and financial oversight. Conexant and The Carlyle Group have also agreed to assist us with the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers and other financial advisors or consultants. Effective upon the consummation of this offering, we plan to enter into a termination of the management agreements with each of Conexant and The Carlyle Group and, in connection with this termination, pay each of Conexant and The Carlyle Group a lump sum payment equal to $0.9 million.

        We paid each of Conexant and The Carlyle Group a fee of $0.2 million and $0.3 million for consulting services for the period from March 12, 2002 (inception) to December 31, 2002 and the year ended December 31, 2003, respectively. We will continue to pay each of them $0.3 million per fiscal year until their respective agreements terminate, which will occur upon the completion of this offering. We paid The Carlyle Group approximately $4.5 million under the terms of its management agreement for reimbursement of due diligence costs associated with the transaction and the performance of investment banking services and we agreed to pay The Carlyle Group additional reasonable compensation for future investment banking services. We also paid Conexant approximately $1.0 million under the terms of its management agreement as a reimbursement of its costs incurred in connection with the contribution agreement.

  Review Agreements

        Under the review agreements, as amended, Conexant and affiliates of The Carlyle Group have the right to consult with our management regarding our operations and to review our financial and operating data. We have reserved the right to exclude these parties from access to any material or meeting if we believe such exclusion is necessary or appropriate to preserve or protect our confidential or privileged information that we reasonably believe may be used in a manner adverse to us, our other stockholders or our customers.

  Transferred Intellectual Property License Agreement

        We entered into a transferred intellectual property agreement with Newport Fab and Conexant. Under this agreement, as amended, we agreed to license back to Conexant and Conexant affiliates that agree in writing to be bound by the terms of this agreement the intellectual property rights relating to the wafer fabrication operations that we received from Conexant pursuant to the contribution agreement between us and Conexant, such that Conexant and its affiliates that agree in writing to be bound by the terms of this agreement received a non-exclusive, worldwide, irrevocable, royalty-free, and fully-paid license to the transferred patents and the transferred intellectual property rights in the know-how to make Conexant products.

        Conexant may use this license to have Conexant products produced by third-party manufacturers and to sell such products but must obtain our prior consent to sublicense these rights and may only sublicense them to a third party for the purpose of enabling that third party to provide semiconductor fabrication services to Conexant or Conexant affiliates.

        In general, neither party's aggregate liability to the other party under the transferred intellectual property license agreement will exceed $5.0 million and neither party will be liable to the other for incidental or consequential damages. Because the amount of Conexant's indemnity obligation to us is capped, it may not be sufficient to cover all damages we might have to pay, or other costs we may incur in connection with the transferred intellectual property license agreement.

        Prior to our separation from Conexant, Conexant entered into a long-term semiconductor cross-licensing agreement with Taiwan Semiconductor Manufacturing Company under which Taiwan Semiconductor licensed from Conexant the right to manufacture semiconductors using 0.18 micron or greater SiGe BiCMOS process technologies for Conexant and third parties. Under this agreement, Taiwan Semiconductor agreed to provide foundry capacity to Conexant for these processes and to pay a royalty to Conexant based on the number of wafers manufactured by Taiwan Semiconductor using the licensed technology. We do not believe that Taiwan Semiconductor has focused its business on the SiGe BiCMOS market to date. However, Taiwan Semiconductor publicly announced in 2001 that it planned to use the licensed technology to accelerate its own foundry processes for the networking and wireless communications markets. In the event Taiwan Semiconductor determines to focus its business on the SiGe BiCMOS market, it may use and develop the technology licensed to it in 2001 to compete with us.

  Intellectual Property License Agreement

        We also entered into an intellectual property license agreement with Conexant. Under this agreement, as amended, Conexant granted to us a non-exclusive, worldwide, irrevocable, royalty-free and fully-paid up license to:

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  certain patents and process technology materials for use at our facilities in order to produce, sell, develop and improve semiconductor wafers and devices;

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  use design kits to provide design services, distribute design kits to customers and grant customers the right to use kits to design devices to be fabricated by us or a secondary source;

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  certain patents licensed to Conexant at its formation under the distribution agreement with Rockwell International Corporation; and

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  the intellectual property rights under which Conexant is licensed under an automotive supplier agreement between Rockwell and Lemelson Medical, Education and Research Foundation.

        The license for the process technology material and design kit intellectual property is for a perpetual term. The patent license expires upon the expiration of the last covered patent. The Rockwell and Lemelson intellectual property rights were part of the assets distributed to Conexant upon its spin-off from Rockwell. These licenses will remain in effect until the expiration of the licenses granted to Conexant, which in the case of covered patents is the expiration of such patents. We may grant sublicenses to the patents, the process technology materials and design kits to our affiliates and in connection with the sale of all or any part of any business, business unit, division, or operation of us, provided such parties agree to be bound by the terms thereof. In general, neither party's aggregate liability to the other party under the intellectual property license agreement exceeds $5.0 million and neither party will be liable for consequential or incidental damages. Because the amount of Conexant's indemnity obligation to us is capped, it may not be sufficient to cover all damages we might have to pay, or other costs we may incur in connection with the intellectual property license agreement.

  Transition Services Agreement

        To allocate support services between Conexant and our business as a separate company following our separation from Conexant, we entered into a transition services agreement with Conexant. Under this agreement, Conexant and we agreed to provide each other with administrative and operational support and related services. The term of this agreement is for three years, however, substantially all services provided by either party under the transition services agreement have been terminated, other than Conexant providing to us information technology, as described below, mail, reprographics and cafeteria. Either party may terminate one, some or all of the remaining services at any time upon the written consent of both parties, or by either party upon specified notice. The parties agreed to fixed charges for these services.

  Information Technology Service Agreement

        We also entered into an information technology service agreement with Conexant. Under this agreement, as amended, we are obligated to pay Conexant a monthly base service fee.

        Conexant has exercised its right to terminate this agreement effective in December 2004. We initiated a process to identify and qualify a replacement information technology service provider. Based on discussions with third-party information technology service providers, we have preliminarily determined to transition these services in-house and believe that we will be able to do so without significant disruption to our existing information technology systems or our operations.

        As of March 31, 2004, the services provided by each party pursuant to this agreement and the transition services agreement are:

	March 12, 2002 (inception) to December 31, 2002	Year Ended December 31, 2003	Three Months Ended March 31, 2004
			(unaudited)
	(in thousands)

Services provided by Conexant to Jazz	$6,667	$6,589	$1,323
Services provided by Jazz to Conexant	7,668	4,588	878

  Employee Matters Agreement

        We entered into an employee matters agreement with Conexant and Carlyle, under which we offered employment to certain employees of Conexant, each of whose services were related to the wafer fabrication operations. Under this agreement, as amended, we agreed to:

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  offer the transferred employees employment with us on the same aggregate level of salaries, wages and commissions in effect at Conexant prior to their transfer;

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  assume obligations and liabilities under the Conexant retirement plan for hourly employees and assume Conexant's obligations and liabilities under the collective bargaining agreement relating to those employees; and

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  to establish a 401(k) plan, an equity incentive plan, welfare and fringe benefit plans, and a stock appreciation rights plan.

        In connection with this agreement, we adopted our stock appreciation rights plan to provide the transferred employees with the opportunity to receive incentive compensation based on the appreciation in value of Conexant's common stock. This plan is discussed in more detail under "Management's Discussion and Analysis of Results of Operation—Stock Compensation Expense" and "Management—Employee Benefit Plans—Stock Appreciation Rights Plan."

  Lease Agreements

        We entered into two lease agreements with Conexant, under which we currently lease two buildings, one consisting of approximately 285,000 rentable square feet that contains our Newport Beach, California semiconductor wafer fabrication and probing facility and the other consisting of approximately 49,000 rentable square feet that contains our headquarters. We are permitted to use our leased facilities for the operation of a semiconductor wafer fabrication facility and related uses, including for warehousing, offices, research and development, probing, packaging and a machine shop. These leases will expire on March 12, 2017. We have the option to extend each of their terms for two consecutive five-year periods. Our rent under these leases consists of our pro rata share of the expenses incurred by Conexant in the ownership of these buildings, including property taxes, building insurance, depreciation and common area maintenance. We are not permitted to sublease space that is subject to these leases without Conexant's prior consent.

        For the period from March 12, 2002 (inception) to March 31, 2004, we have incurred $5.6 million of aggregate rent expense under these leases.

Transactions Relating to Our Recapitalization

        In July 2002, we entered into a series of agreements with Conexant and affiliates of The Carlyle Group under which we recapitalized our capital structure and amended certain agreements relating to the ownership of our stock. Under the recapitalization agreement, we exchanged:

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  4,500,000 shares of class B common stock held by Conexant for 45,000,000 shares of our new series B preferred stock; and

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  5,500,000 shares of class A common stock held by affiliates of The Carlyle Group for 55,000,000 shares of our new series A preferred stock.

        The shares of series A preferred stock and the shares of series B preferred stock will automatically convert to our class B common stock immediately prior to the completion of this offering. Outstanding shares of class A common stock will also automatically convert into class B common stock immediately prior to the completion of this offering. Our amended and restated certificate of incorporation will provide that our class B common stock will be recapitalized into common stock upon the completion of this offering. The rights of holders of our common stock are discussed in further detail in the section "Description of Capital Stock—Common Stock."

Transactions Relating to the Sale of Series B Preferred Stock to RF Micro Devices

  Purchase Agreement

        We entered into a stock purchase agreement with RF Micro Devices in October 2002. Under this agreement, as amended, RF Micro Devices purchased 13,071,888 shares of our series B preferred stock for an aggregate purchase price of $60.0 million. RF Micro Devices paid us cash in the amount of $30.0 million and issued us a promissory note for the remaining $30.0 million. This promissory note carried no interest and was secured by the shares of our preferred stock acquired by RF Micro Devices. RF Micro Devices paid all amounts due under the promissory note on October 15, 2003. In connection with this transaction, Conexant and affiliates of The Carlyle Group each waived their preemptive rights to acquire additional shares of our stock.

  RF Micro Devices Wafer Supply Agreement

        In connection with its investment in our series B preferred stock, we entered into a wafer supply agreement with RF Micro Devices for the purchase of semiconductor wafers and related foundry manufacturing services. Under this agreement, RF Micro Devices received deferred credits to offset the cost of wafers manufactured by us for RF Micro Devices. This agreement is described below under "—Wafer Supply Agreements with Related Parties—RF Micro Devices Wafer Supply Agreement."

  Registration Rights, Stockholders Agreement and Board Representation Agreements

        We amended and restated our registration rights agreement and stockholders agreement in October 2002 to admit RF Micro Devices as a party to these agreements. We also amended and restated the Conexant and Carlyle board representation agreements and the operating agreement of Newport Fab, and entered into a board representation agreement with RF Micro Devices. Under the stockholders agreement and board representation agreements, Conexant has the right to designate two members, affiliates of The Carlyle Group have the right to designate five members and RF Micro Devices has the right to designate one member to our board of directors and the board of managers of Newport Fab.

  •
  Conexant has designated Mr. Beall and Dr. Decker to serve on our board of directors;

  •
  affiliates of The Carlyle Group have designated Messrs. Watts, Holt and Newnam, as well as Messrs. Campbell Dyer and Parker Hayden to serve on our board of directors (effective upon the completion of this offering, Messrs. Dyer and Hayden will resign from our board of directors); and

  •
  RF Micro Devices has designated Dr. Neal to serve on our board of directors.

        The board representation agreements will terminate upon completion of this offering. We, affiliates of The Carlyle Group, Conexant and RF Micro Devices will enter into an amended and restated stockholder agreement effective upon the completion of this offering. Further details regarding the registration rights agreement and the amended and restated stockholders agreement that will be in effect upon the completion of this offering may be found under "Description of Capital Stock—Registration Rights Agreement" and "Description of Capital Stock—Stockholders Agreement."

  RF Micro Devices Master Joint Technology Development Agreement

        In connection with the purchase of series B preferred stock by RF Micro Devices, we entered into a master joint technology development agreement with RF Micro Devices. Under this agreement, we agreed to cooperate with each other on future development projects jointly to design and develop advanced silicon integrated circuit devices and new silicon wafer manufacturing processes for wireless and wireline communications applications.

        The agreement provides that the parties will continue to own their respective intellectual property used under the agreement. We will own all intellectual property relating to the manufacturing processes used to fabricate the advanced silicon integrated circuit devices, or process intellectual property, arising from development projects under statements of work governed by this agreement. For all process intellectual property, other than CMOS and SiGe process intellectual property, arising from development projects funded in whole or in part by RF Micro Devices, RF Micro Devices will have use and access rights. RF Micro Devices will own all intellectual property relating to the design of the advanced silicon integrated circuit devices, or non-process intellectual property, arising from development projects under statements of work governed by this agreement.

        We granted RF Micro Devices a worldwide, nonexclusive, nontransferable, irrevocable, royalty-free license to use our non-process intellectual property to perform its obligations under this agreement and any applicable statement of work. RF Micro Devices may sublicense this non-process intellectual property to subsidiaries and other subcontractors to make ICs on its behalf, and to customers and their end-users in order to incorporate RF Micro Devices' ICs into their products. We have not granted RF Micro Devices the right to use process intellectual property, except in conjunction with the fabrication of ICs designed by RF Micro Devices at our fab. RF Micro Devices granted to us a worldwide, nonexclusive, nontransferable, irrevocable, royalty-free license to use its process intellectual property to perform our obligations under this agreement and any applicable statement of work. We may sublicense this process intellectual property to our subsidiaries, to third-party subcontractors to make ICs on behalf of our customers, and to customers and their end-users to permit such end-users to use such products. The term of this agreement will continue until October 15, 2007 and will automatically renew for subsequent one-year terms unless either party gives sufficient notice of intent not to renew. For the period from March 12, 2002 (inception) to March 31, 2004, we have derived aggregate revenues of $290,000 and have not made payments under this agreement.

Wafer Supply Agreements with Related Parties

Conexant Wafer Supply and Services Agreement

        We entered into a wafer supply and services agreement with Conexant in connection with our separation from Conexant in March 2002. Under this agreement, as amended, Conexant agreed to purchase and we agreed to provide semiconductor wafers and related foundry, manufacturing and probe services.

        Under this agreement, Conexant is annually obligated to purchase an aggregate minimum number of wafers that decline to zero over the initial three years of the agreement. Conexant's minimum purchase obligation is expected to be $35.8 million in 2004 and $7.0 million in 2005. If Conexant does not order wafers in an amount at least equal to its volume commitment, it is obligated to pay for the shortfall. Wafers purchased by entities spun-off from Conexant, as described below, count towards Conexant's minimum purchase obligations. Conexant's foregoing minimum commitments reflect the allocation of a portion of Conexant's minimum purchase obligation to Skyworks.

        Upon Conexant's request, we may also be obligated to increase the capacity available to Conexant up to the maximum capacity of our Newport Beach fab provided that:

  •
  we will have at least six months to prepare for such increase;

  •
  in no event will we be required to increase capacity to begin the fabrication process for more than an additional 50 wafers per day in any six-month period or make additional equipment purchases; and

  •
  at the time of Conexant's request, Conexant must submit binding purchase orders for a total number of wafers sufficient to utilize the requested increase in capacity for the period of the desired increase.

        Provided we have sufficient uncommitted available capacity, Conexant is required to submit to us its requirements for certain non-specialty wafers in excess of its wafer volume commitment during the initial four years of the agreement, and in the case of the fourth year, only if we are competitive on cost, service, yield and technology.

        We are generally required to use commercially reasonable efforts to provide additional wafers to Conexant over and above the amounts set forth in its purchase orders upon two weeks notice.

        We must reserve capacity for Conexant SiGe wafers, but we may utilize this reserved capacity for other customers if we receive an order from such customers for SiGe wafers and Conexant does not issue a purchase order for its reserved SiGe wafers.

        The initial price for wafers, which includes probe services for wafers up to the aggregate minimum volume commitment, under the agreement, was fixed at an amount that was based on Conexant's historical cost to manufacture wafers at its Newport Beach, California fab assuming the same levels of productions prior to our formation. The pricing was agreed to by Conexant and The Carlyle Group at the time of our formation and was formulated to provide us, assuming we maintain our historical operating cost structure, with a gross margin on sales to Conexant during our first two years of operation. Beginning in April 2004, the price for non-specialty wafers in excess of Conexant's volume commitment may be increased at incremental rates until April 2005, depending on market conditions. In April, 2005, the price for all wafers will be increased or decreased to the best price we provide to any customer for similar volumes and schedules or, if lower, the price offered by leading foundries for similar technologies, volumes and schedules. Under the agreement, we are obligated to calculate whether the pricing should be adjusted every six months, beginning in April 2004.

        We provided Conexant with a fixed amount of credits that may only be used to offset any increase in the price of wafers for each wafer purchased by Conexant after the second year of the agreement. We currently believe that these credits will likely be sufficient to substantially offset increases in the prices to be paid by Conexant for wafers under the supply agreement. Conexant may also apportion these credits towards purchases by entities that it spins-off, though, to date, it has not done so. If Conexant guarantees it will meet certain volume commitments, it may apply a portion of any unused wafer credits to wafer purchases for two years following the expiration of the agreement.

        Conexant may place orders for any entity that has been spun-off from Conexant or any Conexant affiliate and may partition its volume commitment between itself and any such spin-off or affiliate. Such Conexant spin-offs may also enter into separate wafer supply and services agreements with us containing substantially similar terms as this agreement with Conexant.

        The term of the agreement expires on March 30, 2007, but may be renewed by the parties for additional one-year terms upon agreement of the parties. We must also provide Conexant with sufficient notice if we intend to terminate a process technology that was available at our fab in March 2002 from the scope of the agreement, and may add new processes in the future upon mutual consent. For the period from March 12, 2002 (inception) to March 31, 2004, we have derived aggregate revenues of $198.5 million from Conexant under this agreement. Donald R. Beall and Dwight W. Decker, members of our board of directors, also serve as directors of Conexant.

Mindspeed Wafer Supply and Services Agreement

        Conexant spun-off its Internet infrastructure business division in June 2003 to form Mindspeed Technologies, Inc. In connection with Mindspeed's spin-off and in accordance with the terms of Conexant's wafer and supply agreement with us, we entered into a separate wafer supply and services agreement with Mindspeed. The principal differences between the Mindspeed agreement and the Conexant agreement are:

  •
  Mindspeed does not have a minimum volume commitment to purchase wafers from us; and

  •
  while Conexant has the right, under certain circumstances, to increase the capacity available to Conexant up to the maximum capacity of our Newport Fab, Mindspeed must negotiate for increased capacity.

        We have derived aggregate revenues of $2.9 million under this agreement for the period from March 12, 2002 (inception) to March 31, 2004. Donald R. Beall and Dwight W. Decker, members of our board of directors, also serve as members of the board of directors of Mindspeed.

Skyworks Wafer Supply and Services Agreement

        In June 2002, Conexant spun-off its wireless communications division and merged it with Alpha Industries, Inc. to form Skyworks Solutions, Inc. We entered into a direct wafer supply and services agreement with Skyworks in May 2003 upon substantially the same terms and conditions contained in the Conexant wafer supply agreement.

        Under this agreement, as amended, we have the following additional obligations:

  •
  we agreed to use commercially reasonable efforts to meet Skyworks' rolling forecast for each month for specified wafer types, either at our Newport Beach fab or, subject to certain conditions, through capacity provided by our manufacturing partners;

  •
  we committed to manufacture wafers based on listed designs at set prices; and

  •
  we agreed to certain guaranteed probe yield and related pricing.

        Under this agreement, as amended, Skyworks has the following additional obligations:

  •
  Skyworks must submit purchase orders for certain minimum annual wafer volumes;

  •
  Skyworks must provide us with rolling forecasts of its projected wafer requirements. Skyworks must purchase a percentage of its forecast over the term of the rolling forecast. Skyworks must also purchase a minimum number of wafers annually. Skyworks' minimum purchase obligation is expected to be $33.7 million and $6.6 million in 2004 and 2005, respectively;

  •
  provided we are competitive in price, technology, time of delivery, performance, meeting qualification requirements, cycle times, quality and comparable yield performance, Skyworks is generally obligated to allow us the opportunity to supply its silicon wafer needs; and

  •
  Skyworks agreed, subject to conditions, to use us to manufacture listed products for the life of these products, if Skyworks launches their development.

        Prior to November 2005, we will manufacture wafers incorporating specified product designs that were in production in May 2003 for Skyworks at set prices. Prior to November 2005, for all wafers incorporating product designs that were not in production in May 2003, and beginning in November 2005 for the specified wafers incorporating product designs that were in production on that date, prices will equal the lower of listed contract prices or the best price we provide to any customer for similar technologies and volumes or, if lower, the price offered by leading foundries for similar technologies and volumes. We will review and update the prices offered by leading foundries quarterly. Skyworks did not receive credits for the purchase of wafers under the wafer supply agreement.

        In addition, after March 2005, Skyworks may, upon six-months' written notice, remove from our facilities certain testing devices owned by it and used by us.

        For the period from March 12, 2002 (inception) to March 31, 2004, we have derived aggregate revenues of $131.1 million under this agreement. Donald R. Beall and Dwight W. Decker, members of our board of directors, also serve as members of the board of directors of Skyworks.

RF Micro Devices Wafer Supply Agreement

        In connection with its investment in us, we entered into a wafer supply agreement with RF Micro Devices in October 2002. Under this agreement, RF Micro Devices must provide us each month with rolling forecasts setting forth its wafer needs for each month covered by the forecast. RF Micro Devices is required to purchase a set percentage of the number of wafers included in each of the first six months of its forecast, with such percentage decreasing for each successive month within the forecast. RF Micro Devices is not obligated to submit forecasts for, or otherwise obligated to purchase, any minimum number of wafers under the agreement. We are obligated to meet an annual baseline wafer volume commitment of 5,000, 18,000, 45,000, 60,000 and 85,000 in calendar year 2003, 2004, 2005, 2006 and 2007, respectively, under the terms of the agreement. We must use commercially reasonable efforts to satisfy any excess demand that does not exceed two times our baseline.

        Prices for wafers supplied by us under this agreement are the lower of specified fixed prices that decrease over time or the average global market price for substantially similar wafers, or if no such price is available, the average price offered by us to our other customers, excluding Conexant, its affiliates and spun-off entities. RF Micro Devices also received deferred credits to offset a portion of the base price of wafers manufactured by us for RF Micro Devices. We accounted for these wafer credits as deferred revenue. A valuation of these deferred credits was performed using the discounted cash flow method. The value assigned to these credits was $12.2 million. We negotiated prices for wafers to be sold to RF Micro Devices on an arms length basis. The current wafer price under the agreement is the scheduled price. The parties intended the scheduled prices to reflect current market prices and to decline over the term of the agreement in a manner that reflects expected declines in market prices. In the event market prices decline more quickly than expected, RF Micro Devices will have the right to purchase at such lower prices. We currently anticipate that any decrease in prices under the agreement will likely be more than offset by increased wafer volume.

        This agreement remains in effect until October 15, 2007 and may be renewed for additional one-year terms upon agreement of the parties. At RF Micro Devices' request, we may also negotiate terms for the provision of non-recurring engineering services related to the development of new wafers. For the period from March 12, 2002 (inception) to March 31, 2004, we have derived aggregate revenues of $2.3 million under this agreement. Jerry D. Neal, a member of our board of directors, also serves as an executive officer of RF Micro Devices.

Other Agreements with Related Parties

        In June 2003, we purchased certain assets related to our semiconductor wafer fabrication operations from Conexant for a purchase price of approximately $1.1 million, payable in four quarterly payments. Related to this purchase, we signed an agreement in July 2003 under which Conexant agreed to reduce its service charge under the information technology agreement by an amount equal to our payment obligations under the asset purchase agreement.

        In December 2002, we granted options to purchase up to 375,000 shares of our common stock at a purchase price of $0.20 per share to The Carlyle Group for director services rendered to us by three of The Carlyle Group's designee directors. These options were granted at the same level as compensation paid to other directors and were not granted pursuant to any agreement described in this prospectus.

        In December 2002, Shu Li, our Chief Executive Officer, borrowed $200,000 from us to pay the exercise price of options exercised by him. The loan carried interest at 7.25% per annum. Dr. Li repayed this loan in full in January 2003.

Agreements with Manufacturing Partners

Advanced Semiconductor Manufacturing Corporation

        In September 2002, we entered into a technology license and supply agreement with ASMC, as amended. Under this relationship, we licensed, without the right to sublicense, CMOS and specialty process technologies and engineering assistance to ASMC for use in connection with the manufacture of wafers for us at specified prices. ASMC initiated the manufacture of wafers for us in its new 200 millimeter wafer foundry in Shanghai, China during the fourth quarter of 2003. ASMC guaranteed us minimum production capacity of at least 5,000 wafer starts per month between September 2003 and March 2004, and at least 10,000 wafer starts per month between April 2004 and December 2006 with respect to the manufacture of specified wafers using specialty processes. We are obligated to provide ASMC with rolling forecasts of our projected wafer requirements. We do not have a minimum purchase obligation with ASMC.

        The prices for wafers that we purchase from ASMC will not exceed set contract prices. On April 1, 2004, the set contract prices decreased by a percentage agreed to by us and ASMC in the supply agreement. ASMC has agreed to exercise commercially reasonable efforts to decrease the set contract prices by additional amounts in each subsequent year. The term of the agreement is through September 2007 and is automatically renewed for successive one year periods.

Shanghai Hua Hong NEC Electronics Co., Ltd. (HHNEC)

        In August 2003, we entered into a strategic relationship with HHNEC, a leading silicon wafer producer in China. This relationship provides us with access to additional production capacity for CMOS, RF CMOS, advanced RF CMOS, BiCMOS and SiGe BiCMOS wafers. As part of our relationship with HHNEC, we acquired an equity interest in HHNEC of approximately 11% in return for the license of process technologies and a cash investment of $10.0 million in HHNEC. We paid $1.5 million of the investment in December 2003 and $4.25 million is due in each of November 2004 and November 2005. Upon mutual agreement, the payments due in 2004 and 2005 may be accelerated. Our interest in HHNEC may be diluted in the future upon the completion of a proposed investment in HHNEC by Shanghai Belling Co., Ltd. and Shanghai ZhangJiang (Group) Co., Ltd., but will not be less than 10% as a result of this anticipated investment. These companies will contribute factory buildings, equipment and land use rights in China to HHNEC upon approval by the relevant Chinese governmental authorities.

        As part of the relationship, we agreed to license our process technologies, patents and know-how relating to the production of certain CMOS and RF CMOS wafers to HHNEC for its own use and certain advanced RF CMOS and SiGe BiCMOS process technologies for use solely in connection with the manufacture of wafers for us, in each case without the right to sublicense. If we are not able to provide document data and training support to permit the qualification of 0.13 micron process technology at HHNEC's facility and obtain the necessary export licenses for such technology by December 31, 2005, we have the option to contribute an additional $10 million in cash to HHNEC or reduce our equity in HHNEC by a corresponding amount. We also entered into wafer supply agreements under which HHNEC will manufacture the specified CMOS, RF CMOS, advanced RF CMOS, BiCMOS and SiGe BiCMOS wafers using the process technology licensed to it by us.

        HHNEC has guaranteed us capacity for the manufacture of up to 8,000 wafers per month commencing in October 2004, and up to 10,000 wafers per month commencing in January 2005, provided we give them forecasts with six months' advance notice. We may utilize this capacity through any combination of wafers manufactured using process technologies in production at HHNEC's facility. In addition, HHNEC has agreed to qualify the manufacturing process for 0.18 micron RF CMOS and SiGe BiCMOS wafers at its facility and to install the necessary equipment to manufacture wafers using these process technologies by the end of September 2004. If HHNEC satisfies this obligation, we will be required to order a minimum of $30.2 million of such wafers between October 2004 and the end of 2005. If HHNEC does not meet its capacity commitments, the supply of wafers available to us may be constrained. We have also agreed to provide documents, data and training support to HHNEC to permit the qualification of 0.13 micron process technologies at its facility and to obtain the necessary export licenses for such technologies by December 2005. If we are unable to fulfill this obligation to HHNEC, we will be obligated to either contribute an additional $10.0 million to HHNEC or reduce our equity ownership in HHNEC by a corresponding amount. Commencing January 2006, HHNEC will be obligated to manufacture all wafers ordered by us upon advance notice for fixed six-month periods, provided that HHNEC will not be obligated to manufacture a number of wafers that exceeds the average number of wafers manufactured in the three-month period prior to the commencement of the relevant six-month period. In addition, we will be required to purchase a minimum of 50% of the wafers manufactured in the three-month period prior to the commencement of the relevant six-month period. The prices for wafers purchased by us will be at commercially competitive prices, not to exceed contract prices that have been fixed through 2006. We and HHNEC will review wafer pricing annually and adjust the pricing downward consistent with market price decline, but not less than a specific percent decline in any year.

        HHNEC has also agreed to install the necessary equipment to support 0.18 micron CMOS wafer production capacity for a minimum of 5,000 wafer starts per month by December 2004, and an additional 5,000 wafer starts per month by the end of June 2005, for a total of 10,000 wafer starts per month. These capacity obligations count towards HHNEC's obligation to provide up to 8,000 wafers per month commencing in October 2004 and up to 10,000 wafers per month commencing in January 2005. In addition to the minimum number of wafers that HHNEC is obligated to manufacture, HHNEC has agreed to use its commercially reasonable best efforts to provide additional production capacity to us if we provide adequate notice of such need.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 24, 2004 and as adjusted to reflect the sale of our common stock offered by this prospectus by:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of our directors and executive officers as a group;

  •
  each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock; and

  •
  each selling stockholder.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The table below assumes the conversion of all of our preferred stock into common stock, which will occur immediately prior to the completion of the offering.

        The number of shares of common stock outstanding, on an as converted basis, used in calculating the percentage for each listed person or entity includes common stock underlying options held by the person or entity that are exercisable within 60 days of May 24, 2004 or upon completion of this offering, but excludes common stock underlying options held by any other person or entity. Percentage of beneficial ownership is based on an assumed 117,475,014 shares of common stock outstanding as of May 24, 2004.

        This following table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Jazz Semiconductor, Inc., 4321 Jamboree Road, Newport Beach, California, 92660.

							Shares Beneficially Owned After Offering if Over-Allotment Exercised
						Shares subject to over-allotment option
	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering
Name of beneficial owner
	Number	Percent		Number	Percent		Number	Percent
Five percent stockholders:
TCG Holdings, L.L.C.(1) c/o The Carlyle Group Suite 220 South 1001 Pennsylvania Avenue, N.W. Washington, D.C. 20004	113,165,638	96.3
Conexant Systems, Inc.(2) 4311 Jamboree Road Newport Beach, California 92660	113,165,638	96.3
RF Micro Devices, Inc.(3) 7628 Thorndike Road Greensboro, North Carolina 27409	113,165,638	96.3
Directors and named executive officers:
Shu Li(4)	2,000,000	1.7
Mark S. Becker(5)	460,000	*

Paul H. G. Kempf(6)	900,000	*
Scott W. Silcock(7)	420,000	*
Theodore Zhu(8)	600,000	*
Claudius E. Watts IV(9)	40,000	*
Donald R. Beall(10)	165,000	*
Dwight W. Decker(11)	165,000	*
Allan M. Holt(9)	40,000	*
Jerry D. Neal(11)	165,000	*
Todd Newnam(9)	40,000	*
R. Douglas Norby(12)	90,000	*
Donald Schrock(13)	165,000	*
Executive officers and directors as a group(14)	5,575,000	4.6

*
Less than 1% of the outstanding shares of common stock.

(1)
Includes 50,254,440 shares held by Carlyle Partners III, L.P., 2,750,000 shares held by Carlyle High Yield Partners, L.P., and 1,995,560 shares held by CP III Coinvestment, L.P. Also includes 93,750 shares issuable upon exercise of stock options granted to TC Group, L.L.C. TC Group, L.L.C. (which generally does business under the name of The Carlyle Group) is the sole member of TC Group III, L.L.C., which itself is the sole general partner of TC Group III, L.P., the sole general partner of Carlyle Partners III, L.P. and CPIII Coinvestment, L.P. In such capacity, TC Group, L.L.C. exercises investment discretion and control over the shares held by Carlyle Partners III, L.P. and CPIII Coinvestment, L.P. TC Group, L.L.C. is also the sole member of TCG High Yield Holdings, L.L.C., which is itself the sole member of TCG High Yield, L.L.C., the sole general partner of Carlyle High Yield Partners, L.P. In such capacity, TC Group, L.L.C. exercises investment discretion and control over the shares held by Carlyle High Yield Partners, L.P. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG Holdings, L.L.C. is managed by a three-person managing board and all board action relating to the voting or disposition of the shares require approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D'Aniello and David Rubenstein, all of whom disclaim beneficial ownership of the shares. Each of Carlyle Partners III, L.P., Carlyle High Yield Partners, L.P. and CPIII Coinvestment, L.P. may be considered an affiliate or associated person of a broker-dealer. Each represents that it acquired its shares in the ordinary course of business and at the time of purchase the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The number shown also includes 45,000,000 shares held by Conexant Systems, Inc. and 13,071,888 shares held by RF Micro Devices, Inc. TCG Holdings, L.L.C. may be deemed to be the beneficial owner of the shares beneficially owned by Conexant and RF Micro Devices due to the agreement of Carlyle Partners II, L.P., Carlyle High Yield Partners, L.P., CP III Coinvestment, L.P., Conexant and RF Micro Devices to vote for the director nominees of the other parties pursuant to the stockholders agreement described in this prospectus. Shares Beneficially Owned After Offering and Shares Beneficially Owned After Offering if Over-Allotment Exercised totals reflect sales of shares beneficially owned by TCG Holdings and Conexant Systems, Inc.

(2)
Includes 55,093,750 shares beneficially held by TCG Holdings, L.L.C. and 13,071,888 shares held by RF Micro Devices, Inc. Conexant may be deemed to be the beneficial owner of the shares beneficially owned by TCG Holdings, L.L.C. and RF Micro Devices due to the agreement of Carlyle Partners II, L.P., Carlyle High Yield Partners, L.P., CP III Coinvestment, L.P., Conexant and RF Micro Devices to vote for the director nominees of the other parties pursuant to the stockholders agreement described in this prospectus. Conexant is managed by a board of directors and all board action relating to the voting or disposition of the shares require approval of a majority of the board. The members of the board are Donald E. Beall, Ralph J. Cicerone, Dwight Decker, F. Craig Farrill, Balakrishnan S. Iyer, D. Scott Mercer, Jerre L. Stead, Armando Geday, Steven J. Bilodeau, Dipanjan Deb, John W. Marren, and Giuseppe P. Zocco, all of whom disclaim beneficial ownership of the shares. Dr. Decker and Mr. Beall serve on our board of directors. Shares Beneficially Owned After Offering and Shares Beneficially Owned After Offering if Over-Allotment Exercised totals reflect sales of shares beneficially owned by TCG Holdings and Conexant Systems, Inc.

(3)
Includes 55,093,750 shares beneficially held by TCG Holdings, L.L.C. and 45,000,000 shares held by Conexant Systems, Inc. RF Micro Devices, Inc. may be deemed to be the beneficial owner of the shares beneficially owned by TCG Holdings, L.L.C. and Conexant due to the agreement of Carlyle Partners II, L.P., Carlyle High Yield Partners, L.P., CP III Coinvestment, L.P., Conexant and RF Micro Devices to vote for the director nominees of the other parties pursuant to the stockholders agreement described in this prospectus. RF Micro Devices is managed by a board of directors and all board action relating to the voting or disposition of the shares require approval of a majority of the board. The members of the board are Albert E. Paladino, Robert A. Bruggeworth, Daniel A. DiLeo, Frederick J. Leonberger, David A. Norbury, William J. Pratt, Erik H. van der Kaay and Walter H. Wilkinson, Jr., all of whom disclaim beneficial ownership of the shares. Dr. Neal serves on our board of directors and is the Executive Vice President of Marketing and Strategic Development of RF Micro Devices, Inc. Shares Beneficially Owned After Offering and Shares Beneficially Owned After Offering if Over-Allotment Exercised totals reflect sales of shares beneficially owned by TCG Holdings and Conexant Systems, Inc.

(4)
Includes 500,000 shares of common stock that are not transferable and are subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004. Also includes 1,000,000 shares issuable upon the early exercise of unvested options, which shares, if acquired within 60 days of May 24, 2004, would not be transferable and would be subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004.

(5)
Includes 342,500 shares of common stock issuable upon early exercise of unvested options, which shares, if acquired within 60 days of May 24, 2004, would not be transferable and would be subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004.

(6)
Includes 650,000 shares of common stock issuable upon the early exercise of unvested options, which shares, if acquired within 60 days after May 24, 2004, would not be transferable and would be subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004.

(7)
Includes 110,000 shares of common stock issuable upon exercise of vested options, and 310,000 shares issuable upon the early exercise of unvested options, which shares, if acquired within 60 days after May 24, 2004, would not be transferable and would be subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004.

(8)
Includes 150,000 shares of common stock that are not transferable and are subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004. Also includes 300,000 shares issuable upon the early exercise of unvested options, which shares, if acquired within 60 days after May 24, 2004, would not be transferable and would be subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004.

(9)
Includes 40,000 shares of common stock issuable upon early exercise of unvested options, which shares, if acquired within 60 days after May 24, 2004, would not be transferable and would be subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004.

(10)
Includes 133,750 shares of common stock that are not transferable and are subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004.

(11)
Includes 93,750 shares of common stock that are not transferable and are subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004. Also includes 40,000 shares of common stock issuable upon early exercise of unvested options, which shares, if acquired within 60 days after May 24, would not be transferable and would be subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004.

(12)
Includes 90,000 shares of common stock issuable upon early exercise of unvested options, which shares, if acquired within 60 days after May 24, 2004, would not be transferable and would be subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004.

(13)
Includes 125,000 shares of common stock that are not transferable and are subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004. Also includes 40,000 shares of common stock issuable upon early exercise of unvested options, which shares, if acquired within 60 days after May 24, 2004, would not be transferable and would be subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004.

(14)
Includes 1,104,250 shares of common stock that are not transferable and are subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004. Also includes 110,000 shares issuable upon exercise of vested options, and 3,162,000 shares issuable upon the early exercise of unvested options, which shares, if acquired within 60 days after May 24, 2004, would not be transferable and would be subject to a repurchase right in favor of the company, which restrictions lapse more than 60 days after May 24, 2004.

DESCRIPTION OF CAPITAL STOCK

        The following description of the material terms of our capital stock is qualified by reference to our amended and restated certificate of incorporation, our amended and restated investors' rights agreement and applicable law. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

General

        Immediately prior to the closing of this offering, all outstanding shares of series A preferred stock, series B preferred stock and class A common stock will convert into class B common stock, and the class A and class B common stock will be redesignated as common stock. Upon completion of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share, of which shares of preferred stock none will be outstanding.

Common Stock

        As of May 24, 2004, there were 4,403,126 shares of common stock outstanding held of record by 138 stockholders.

        The holders of common stock are entitled to one vote per share, in person or by proxy, in connection with the election of members of our Board of Directors and on all other matters to be voted upon by stockholders. The holders of common stock are not entitled to cumulate their votes in election of directors. All shares of common stock rank equally as to voting and all other matters. Subject to the prior rights of holders of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for payment and to receive other distributions when and as declared by the board of directors. Such dividends may be paid in cash, property, or shares of common stock. Upon our liquidation, dissolution or winding-up, subject to the rights of any shares of preferred stock then outstanding, the remaining assets of the corporation available for distribution will be distributed to the holders of the common stock on a pro rata basis based on the number of shares of common stock held. The shares of our common stock have no preemptive rights, no redemption or sinking fund provisions and are not liable for further call or assessment. The outstanding shares of our common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued fully paid and non-assessable.

Preferred Stock

        Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Jazz. We have no present plans to issue any shares of preferred stock.

Registration Rights Agreement

        Upon the completion of this offering, affiliates of The Carlyle Group, Conexant and RF Micro Devices, holders of         shares of common stock, or          shares if the underwriters exercise their over-allotment option in full, will be entitled to rights to demand the registration of shares of common stock held by them and to include their shares for registration in certain registration statements that we may file under the Securities Act of 1933 after the completion of this offering. Demand registration rights will be exercisable by the holders of more than 10% of our outstanding shares of common stock, and require us to prepare and file a registration statement covering the shares subject to the demand. The number of demands that may be made for registration on any appropriate form under the Securities Act, other than on a Form S-3 or any similar short form registration statement, will be limited to six, of which stockholders affiliated with The Carlyle Group may exercise three, stockholders affiliated with Conexant may exercise two and stockholders affiliated with RF Micro Devices may exercise one. There is no limit to the number of demands that may be made for registration on a Form S-3, except that the number of demands may not exceed two times in any twelve month period. The demand rights will also be subject to our right to delay registration for a limited time based on our circumstances.

        If we propose to register our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of the registrable securities will generally be entitled to notice of the registration and will be entitled to include, at our expense, their shares of common stock in such registration statement. These registration rights will terminate when a holder, together with its affiliates, holds less than one percent of our outstanding common stock and is able to sell all of its shares pursuant to Rule 144 under the Securities Act in any 90-day period. These registration rights will be subject to conditions and limitations, including the right of any underwriters to limit the number of shares included in the registration statement. All holders of registrable securities have agreed not to exercise their registration rights without the prior written consent of Credit Suisse First Boston LLC and Lehman Brothers Inc. for a period of 180 days after the date of this prospectus.

Stockholders Agreement

        Upon completion of this offering, we, entities affiliated with The Carlyle Group, Conexant and RF Micro Devices, will be parties to a stockholders agreement that provides that we will use reasonable efforts to ensure that three members of our board of directors will be designated by affiliates of The Carlyle Group, two members of our board of directors will be designated by Conexant and one member of our board of directors will be designated by RF Micro Devices. The number of directors designated by The Carlyle Group will reduce to two if the aggregate share holdings of entities affiliated with The Carlyle Group ceases to be in excess of 25% of our outstanding common stock. The number of directors designated by The Carlyle Group and Conexant, respectively, will be reduced to one if the aggregate share holdings of entities affiliated with The Carlyle Group or Conexant, respectively, ceases to be in excess of 15% of our outstanding common stock. So long as the stockholders agreement remains in effect, the parties agree to vote their shares in favor of the other parties' designees for director. In addition, so long as the stockholders agreement remains in effect, each of The Carlyle Group, Conexant and RF Micro Devices will have the same rights as those held under the review agreements entered into between us, affiliates of The Carlyle Group and Conexant. See "Relationships With Related Parties and Others—Transactions Relating to Our Formation—Review Agreements."

        The rights and obligations of any stockholder under the stockholders agreement will terminate automatically at such time as the shares of our common stock held by the stockholder represents less than 5% of the outstanding shares of our common stock, or at the option of the stockholder exercisable at any time when the stockholder holds less than 10% of the outstanding shares of our common stock but more than 5% of the outstanding shares of our common stock. At any time when a stockholder's right to designate one or more nominees to the board of directors terminates, at our request the stockholder will use reasonable efforts to cause its nominee to resign from the board of directors.

Anti-takeover Effects of Certain Provisions of Delaware Law and Charter Provisions

        In general, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  •
  prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced,

  •
  excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  •
  in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

        Our amended and restated certificate of incorporation and bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or discouraging or delaying or preventing changes in control. Such provisions include:

  •
  our board of directors will be authorized, without prior stockholder approval, to create and issue preferred stock, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

  •
  advance notice requirements for nominations to serve on our board of directors or for proposals that can be acted upon at stockholder meetings;

  •
  our board will be classified so not all members of our board are elected at one time, which may make it more difficult for a person who acquires control of a majority of our outstanding voting stock to replace our directors;

  •
  stockholder action by written consent will be prohibited;

  •
  special meetings of the stockholders will be permitted to be called only by the chairman of our board of directors, our president or by a majority of our board of directors;

  •
  stockholders will not be permitted to cumulate their votes for the election of directors;

  •
  vacancies on our board of directors will be filled only by majority vote of incumbent directors;

  •
  our board of directors will be expressly authorized to make, alter or repeal our bylaws; and

  •
  stockholders will be permitted to amend our bylaws only upon receiving at least 75% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

NASDAQ National Market Listing

        We have applied to list our common stock approved for quotation on The NASDAQ Stock Market's National Market under the symbol "JAZZ."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise capital in the future.

        We will have         shares of our common stock outstanding after the completion of this offering. Of those shares, the         shares of common stock sold in the offering, or         shares if the underwriters' over-allotment option is exercised in full, will be freely transferable without restriction, unless purchased by persons deemed to be our "affiliates" as that term is defined in Rule 144 promulgated under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144. The remaining         shares of common stock to be outstanding immediately following the completion of this offering are "restricted," which means they were originally sold in offerings that were not registered under the Securities Act. These restricted shares may only be sold through registration under the Securities Act or under an available exemption from registration, such as those provided through Rules 144 and 701 promulgated under the Securities Act.

        All of our stockholders other than the selling stockholders have entered into lock-up agreements described in "Underwriting." The selling stockholders will agree to similar lock-up arrangements in the underwriting agreement. After the 180-day lock-up period, subject to any applicable vesting, these shares may be sold in accordance with Rule 144 or Rule 701.

        After the offering, some holders of shares of our common stock will be entitled to registration rights. For more information on these registration rights, see "Description of Capital Stock—Registration Rights Agreement."

        In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares of our common stock for one year or more, may sell in the open market within any three-month period a number of shares that does not exceed the greater of:

  •
  one percent of the then outstanding shares of our common stock (approximately             shares immediately after the offering); or

  •
  the average weekly trading volume in the common stock on the NASDAQ National Market during the four calendar weeks preceding the sale.

        Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and the availability or our current public information. A person (or persons whose shares are aggregated) who is deemed not to have been our affiliate at any time during the 90 days preceding a sale by him and who has beneficially owned his shares for at least two years, may sell the shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information we refer to above.

        Any of our employees, officers, directors or consultants who purchased his or her shares through the exercise of stock options before the date of completion of this offering or who holds options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after completion of this offering. However, as of

May 24, 2004, 2,114,153 outstanding shares of common stock were issued subject to vesting and remained unvested. Until vested in accordance with their original grant terms, these shares may not be resold by the holder and remain subject to a repurchase right that allows us to repurchase these shares at the per share exercise price of the stock option if the holder ceases to be our employee, officer, director or consultant. Once vested, these shares will be eligible for resale in accordance with Rule 701.

        As of May 24, 2004, options to purchase 11,495,910 shares of common stock were issued and outstanding. Upon the expiration of the lock-up agreements described above, at least 1,562,347 shares of common stock will be subject to vested options, based on options outstanding as of May 24, 2004. Immediately after the completion of this offering, we intend to file a registration statement under the Securities Act covering shares of common stock to be issued upon exercise of outstanding stock options or reserved for issuance under our equity incentive plan. This registration statement is expected to be filed and become effective as soon as practicable after completion of this offering. Accordingly, shares registered under this registration statement will, subject to vesting provisions and Rule 144 volume limitation, manner of sale, notice and public information requirements applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
FOR NON-UNITED STATES HOLDERS

        The following is a summary of the material United States federal income tax consequences of the ownership and disposition of our common stock to non-United States holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies, or other financial institutions;

  •
  persons subject to the alternative minimum tax;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons who own, or are deemed to own, more than five percent of our Company (except to the extent specifically set forth below);

  •
  certain former citizens or long-term residents of the United States;

  •
  persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code.

        In addition, if a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships should consult their tax advisors.

        YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-United States Holder Defined

        For purposes of this discussion, you are a non-United States holder if you are a holder that, for United States federal income tax purposes, is not a United States person. For purposes of this discussion, you are a United States person if you are:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation or a partnership or entity taxable as a partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

Distributions

        We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for United States tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

        Any dividend paid to you generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

        Dividends received by you that are effectively connected with your conduct of a United States trade or business are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits. In addition, if you are a corporate non-United States holder, dividends you receive that are effectively connected with your conduct of a United States trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

        You generally will not be required to pay United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with your conduct of a United States trade or business;

  •
  you are an individual who holds our common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  •
  our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" for United States federal income tax purposes (a "USRPHC") at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

        We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if you actually or constructively hold more than 5 percent of such regularly traded common stock.

        If you are a non-United States holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated United States federal income tax rates, and corporate non-United States holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-United States holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by United States source capital losses. You should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in your country of residence.

        Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding unless you establish an exemption, for example by properly certifying your non-United States status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a United States person.

        Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement to be filed as an exhibit relating to this prospectus, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and Lehman Brothers Inc. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse First Boston LLC
Lehman Brothers Inc.
SG Cowen & Co., LLC
Wachovia Capital Markets, LLC
Thomas Weisel Partners LLC
Needham & Company, Inc.

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of         additional outstanding shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $    per share. The underwriters and selling group members may allow a discount of $            per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting Discounts and Commissions paid by selling stockholders	$	$	$	$

        The representatives have informed us that the underwriters do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC and Lehman Brothers Inc. for a period of 180 days after the date of this prospectus, other than:

  •
  the filing of a registration statement on Form S-8;

  •
  grants of stock options or restricted stock to employees, consultants or directors pursuant to the terms of an employee benefit plan, qualified stock option plan or other employee compensation plans currently in effect as of the date of this prospectus;

  •
  issuances of our common stock pursuant to the exercise of any employee stock options outstanding as of the date of this prospectus; or

  •
  issuances of up to                   shares of our common stock or securities convertible into or exchangeable for such number of shares of common stock in connection with acquisitions of other entities and the registration on Form S-4 of such securities.

        Our officers, directors, and holders of substantially all of our equity securities have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC and Lehman Brothers Inc. for a period of 180 days after the date of this prospectus other than:

  •
  bona fide gifts or pledges and dispositions to any trust for the direct or indirect benefit of the officer, director or stockholder, provided that the recipient or recipients thereof agree in writing to be bound by the same lock-up restrictions;

  •
  sales, dispositions or other transfers to members of the officer's, director's or stockholder's family or affiliates of the officer, director or stockholder, including its partners (if a partnership) or members (if a limited liability company), provided that, in each case, the recipient or recipients thereof agree in writing to be bound by the same lock-up restrictions; or

  •
  transactions in shares acquired in open-market transactions following the completion of this offering;

provided, in each case, no filing by any officer, director or holder of equity, other than a selling stockholder, under the Securities and Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the lock-up period).

        We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We have applied to list the shares of common stock on The NASDAQ National Market, under the symbol "JAZZ."

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation among us, the selling stockholders and the representatives and such offering price will not necessarily reflect the market price of the common stock following the offering. The principal factors that will be considered in determining the public offering price will include:

  •
  the information in this prospectus and otherwise available to the underwriters;

  •
  market conditions for initial public offerings;

  •
  the history and the prospects for the industry in which we compete;

  •
  our past and present operations;

  •
  our past and present earnings and current financial position;

  •
  the ability of our management;

  •
  the prospects for our future earnings;

  •
  the present state of our development and our current financial condition;

  •
  the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

  •
  the general condition of the securities markets at the time of this offering.

        We cannot assure you that prices at which our shares sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market for the common stock will develop and continue after this offering.

        In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

        By purchasing the common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of the securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the securities in their particular circumstances and about the eligibility of the securities for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, San Francisco, California.

EXPERTS

        The consolidated financial statements and schedule of Jazz Semiconductor, Inc. at December 31, 2002 and 2003, and for the period from March 12, 2002 (inception) to December 31, 2002 and for the year ended December 31, 2003, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information regarding us, the selling stockholders and the shares of common stock to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

        You may read and copy all or any portion of the registration statement or any other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's website. The address of this website is www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

GLOSSARY OF TERMS

Baseband	Logic circuitry that responds to and processes the instructions that drive electronic systems, such as a cellular phone.
BiCMOS	IC fabrication technology that combines both bipolar transistors and CMOS transistors on one chip.
Bipolar	A manufacturing process that uses semiconductor junctions of opposite type to build transistors commonly used for analog functions.
CMOS	Complementary Metal Oxide Silicon. Currently the most common integrated circuit fabrication process technology.
Chemical vapor deposition	A process in which gaseous chemicals react on a heated surface to form solid crystalline materials.
Chip	Usually refers to a single integrated circuit die, but also used as a generic term for semiconductor devices.
Die	A piece of a semiconductor wafer containing the circuitry of a single semiconductor.
Fab	The facility that manufactures the wafer.
Fabless semiconductor company	A class of semiconductor company that designs, tests, markets and sells semiconductors, but subcontracts wafer manufacturing to silicon wafer manufacturers.
Foundry	A wafer fabrication facility that manufactures semiconductors for other businesses.
GSM
Global System for Mobile Communications. GSM is a wireless access standard used in many parts of the world that offers two-way paging, short messaging, and two-way radio in addition to cellular telephony.
Integrated circuit, or IC	A combination of two or more transistors on a base material, usually silicon. All semiconductor chips are complicated integrated circuits with thousands of transistors.
Integrated Device Manufacturer, or IDM	A semiconductor device manufacturer that has its own semiconductor manufacturing facilities.
LAN	Local Area Network. A local area network links nearby computers so that they may communicate and share information.
Mask
A piece of glass on which an IC circuitry design is laid out in an opaque layer. Integrated circuits may require up to 20 different layers of design, each with its own mask. In the integrated circuit production process, a light shines through the mask leaving an image of the design on the wafer. Also known as a reticle.
Micron	A unit of spatial measurement that is one millionth of a meter.

Packaging
A process whereby a wafer is diced into individual die which are then separated from the wafer and attached to a substrate via an epoxy adhesive. Leads on the substrate are then connected by extremely fine gold wires to the input/output, or "I/O" terminals on the chips through the use of automated machines known as "wire bonders". Each die is then encapsulated in a plastic molding compound, thus forming the package. Semiconductor packaging serves to protect the chip, facilitate integration into electronic systems, and enable the dissipation of heat from the devices.
Process Geometry	Refers to the line width of key physical features in a semiconductor device, usually measured in microns.
Radio Frequency
A frequency in the range within which radio waves may be transmitted, which in the context of this prospectus, generally means the frequencies in the range of 30 Megahertz (Mhz), or 30 million cycles per second, to 5.8 GHz.
Reticle	See "Mask."
Scanner
A machine used in the photolithography process in making wafers. A scanner, like a conventional stepper, aligns a small portion of the wafer with the mask upon which the circuitry design is laid out and exposes that portion of the wafer to a laser beam, transferring the circuit design on to the wafer. The machine then steps to the next area, repeating the process until the entire wafer has been completed. Exposing only a small area of a wafer at a time allows the laser to focus more intensely, which improves the resolution of the circuitry design. A scanner also combines this stepper technology with a photoscanning method that permits the exposure of a larger segment of the wafer than a stepper.
Semiconductor or Semiconductor Device
A material with electrical conducting properties between those of metals and insulators. Essentially, semiconductors transmit electricity only under certain circumstances, such as when given a positive or negative electric charge. Therefore, a semiconductor's ability to conduct can be turned on or off by manipulating those charges, which allows the semiconductor to act as an electric switch. The most common semiconductor material is silicon, used as the base of most semiconductor chips today because it is relatively inexpensive and easy to create.
Silicon germanium or SiGe	A material used to substitute for silicon in semiconductor manufacturing that has superior performance results.
Stepper
A machine used in the photolithography process in making wafers. With a stepper, a small portion of the wafer is aligned with the mask upon which the circuitry design is laid out and is then exposed to strong light. The machine then "steps" to the next area repeating the process until the entire wafer has been done. Exposing only a small area of the wafer at a time allows the light to be focused more intensely which gives better resolution of the circuitry design.

Substrate	The underlying material upon which a device or circuit is fabricated, normally a silicon wafer.
Transistor	An individual circuit that can amplify or switch electric current. This is the building block of all integrated circuits.
Transceiver
A transceiver is a combination transmitter/receiver in a single package. The term applies to wireless communications devices such as cellular telephones, cordless telephone sets, handheld two-way radios and mobile two-way radios. Occasionally the term is used in reference to transmitter/receiver devices in cable or fiber-optic systems.
Wafer	Thin, round, flat piece of silicon that is the base of most integrated circuits.
Wafer Fabrication	The sequence of oxidation, diffusion, deposition and photolithographic process steps by which semiconductor devices are batch fabricated on wafers.
WCDMA
Wideband Code-Division Multiple Access. WCDMA is a third-generation (3G) mobile wireless technology offering much higher data speeds to mobile and portable wireless devices than commonly offered in today's market.
WLAN	Wireless Local Area Network. A wireless LAN is one in which a mobile user can wirelessly connect to a LAN. A standard, IEEE 802.11, specifies the technologies for wireless LANs.

Report of Independent Auditors

The Board of Directors and Stockholders
Jazz Semiconductor, Inc.

        We have audited the accompanying consolidated balance sheets of Jazz Semiconductor, Inc. as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from March 12, 2002 (inception) to December 31, 2002 and for the year ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jazz Semiconductor, Inc. at December 31, 2002 and 2003, and the consolidated results of its operations and its cash flows for the period from March 12, 2002 (inception) to December 31, 2002 and for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                      /s/ Ernst & Young LLP

Orange County, California
January 16, 2004

Jazz Semiconductor, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,
			March 31, 2004	Pro Forma as of March 31, 2004 (see Note 2)
	2002	2003
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$54,552	$65,591	$70,315
Restricted cash	—	1,197	1,197
Receivables from related parties	16,950	21,362	22,474
Receivables, net of allowance for doubtful accounts of $37, $390 and $484 (unaudited) at December 31, 2002 and 2003 and March 31, 2004, respectively	333	3,610	5,962
Inventories	11,161	16,465	16,342
Other current assets	2,940	3,492	4,714

Total current assets	85,936	111,717	121,004
Property, plant and equipment, net	52,844	50,936	55,706
Investments	1,614	11,957	11,129
Intangible assets, net	3,608	3,123	2,951

Total assets	$144,002	$177,733	$190,790

Liabilities and stockholders' equity
Current liabilities:
Payables to related parties	$2,800	$539	$70
Accounts payable	14,667	10,869	19,896
Accrued compensation, benefits and other	4,242	4,314	5,801
Deferred revenue	1,481	2,979	3,063
Other current liabilities	1,850	5,881	6,871

Total current liabilities	25,040	24,582	35,701
Deferred revenue—wafer credits	12,190	12,167	12,152
Stock appreciation rights, net	629	9,335	9,588
Pension and retirement medical plan obligations	8,315	8,951	9,362

Total liabilities	46,174	55,035	66,803
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value
Authorized shares—200,000
Issued and outstanding shares—113,072 at December 31, 2002 and 2003 and March 31, 2004 (unaudited) and zero pro forma (unaudited)	113	113	113	$—
Liquidation preference $129,115 at December 31, 2003, $132,282 at March 31, 2004 (unaudited) and zero pro forma (unaudited)
Common stock, $.001 par value
Authorized shares—255,000
Issued and outstanding shares—2,373 at December 31, 2002, 4,200 at December 31, 2003, 4,387 at March 31, 2004 (unaudited) and 117,439 pro forma (unaudited)	2	4	4	117
Additional paid in capital	142,692	145,463	145,920	145,920
Notes receivable from stockholders	(30,200)	—	—	—
Deferred stock compensation	(83)	(2,348)	(2,428)	(2,428)
Accumulated other comprehensive loss	(160)	—	—	—
Accumulated deficit	(14,536)	(20,534)	(19,622)	(19,622)

Total stockholders' equity	97,828	122,698	123,987	$123,987

Total liabilities and stockholders' equity	$144,002	$177,733	$190,790

See accompanying notes.

Jazz Semiconductor, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	For the Period From March 12, 2002 (Inception) to December 31, 2002		Three Months Ended March 31,
		For the Year Ended December 31, 2003
			2003	2004
			(unaudited)
Revenues from related parties	$119,762	$169,875	$39,086	$45,047
Revenues from third parties	3,315	15,310	1,122	10,081

Total revenues	123,077	185,185	40,208	55,128
Cost of goods sold(1)	102,744	158,351	35,970	43,938

Gross profit	20,333	26,834	4,238	11,190
Operating expenses:
Research and development(1)	12,333	18,572	3,881	4,898
Selling, general and administrative (1)	9,515	13,173	3,005	4,099
Amortization of intangible assets	243	741	96	172
Loss on disposal of equipment	—	751	625	—
Stock compensation expense	629	9,778	(163)	3,360

Total operating expenses	22,720	43,015	7,444	12,529

Operating loss	(2,387)	(16,181)	(3,206)	(1,339)
Interest income	514	513	124	158
Gain (loss) on investments	(12,651)	9,682	(683)	2,105

Income (loss) before income taxes	(14,524)	(5,986)	(3,765)	924
Income tax provision	12	12	—	12

Net income (loss)	(14,536)	(5,998)	(3,765)	912
Preferred stock dividends	(4,335)	(11,708)	(2,927)	(3,167)

Net loss attributable to common stockholders	$(18,871)	$(17,706)	$(6,692)	$(2,255)

Net loss per common share, basic and diluted		$(32.43)		$(1.92)

Weighted-average number of shares used in per common share calculations		546		1,177

Pro forma net income (loss) per common share, basic and diluted (unaudited)	$(0.14)	$(0.05)	$(0.03)	$0.01

Weighted-average number of shares used in pro forma per common share calculations (unaudited):
Basic	102,979	113,618	113,172	114,249

Diluted	102,979	113,618	113,172	119,579

(1) Amounts exclude stock-based compensation relating to stock options and stock appreciation rights, as follows (See Note 2):
Cost of goods sold	$149	$2,298	$(28)	$712
Research and development	$273	$4,243	$(73)	$1,314
Selling, general and administrative	$207	$3,237	$(62)	$1,334

See accompanying notes.

Jazz Semiconductor, Inc.

Consolidated Statements of Stockholders' Equity

(in thousands)

	Preferred stock		Common stock					Accumulated other comprehensive income (loss)
					Additional paid in capital	Notes receivable from stockholders	Deferred stock compensation		Accumulated deficit	Total stockholders' equity
	Shares	Amount	Shares	Amount
Balance at March 12, 2002 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—	$—
Issuance of Class A Common Stock upon formation	—	—	5,500	6	51,994	—	—	—	—	52,000
Issuance of Class B Common Stock upon formation	—	—	4,500	5	42,540	—	—	—	—	42,545
Issuance of Series A Preferred Stock upon recapitalization of Class A Common Stock	55,000	55	(5,500)	(6)	(49)	—	—	—	—	—
Issuance of Series B Preferred Stock upon recapitalization of Class B Common Stock	45,000	45	(4,500)	(5)	(40)	—	—	—	—	—
Sale of Series B Preferred Stock, net of offering costs of $105	13,072	13	—	—	47,692	(30,000)	—	—	—	17,705
Exercise of employee stock options	—	—	2,373	2	472	(200)	—	—	—	274
Deferred stock compensation	—	—	—	—	83	—	(83)	—	—	—
Comprehensive income (loss):
Minimum pension liability	—	—	—	—	—	—	—	(160)	—	(160)
Net loss	—	—	—	—	—	—	—	—	(14,536)	(14,536)

Total comprehensive loss										(14,696)

Balance at December 31, 2002	113,072	113	2,373	2	142,692	(30,200)	(83)	(160)	(14,536)	97,828
Repayment of notes	—	—	—	—	—	30,200	—	—	—	30,200
Exercise of employee stock options	—	—	1,827	2	365	—	—	—	—	367
Deferred stock compensation	—	—	—	—	2,406	—	(2,406)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	141	—	—	141
Comprehensive income (loss):
Minimum pension liability	—	—	—	—	—	—	—	160	—	160
Net loss	—	—	—	—	—	—	—	—	(5,998)	(5,998)

Total comprehensive loss										(5,838)

Balance at December 31, 2003	113,072	113	4,200	4	145,463	—	(2,348)	—	(20,534)	122,698
Exercise of employee stock options (unaudited)	—	—	187	—	202	—	—	—	—	202
Deferred stock compensation (unaudited)	—	—	—	—	255	—	(255)	—	—	—
Amortization of deferred stock compensation (unaudited)	—	—	—	—	—	—	175	—	—	175
Comprehensive income (loss):
Net income (unaudited)	—	—	—	—	—	—	—	—	912	912

Total comprehensive income (unaudited)	—	—	—	—	—	—	—	—	—	912

Balance at March 31, 2004 (unaudited)	113,072	$113	4,387	$4	$145,920	$—	$(2,428)	$—	$(19,622)	$123,987

See accompanying notes.

Jazz Semiconductor, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the Period From March 12, 2002 (Inception) to December 31, 2002		Three Months Ended March 31,
		For the Year Ended December 31, 2003
			2003	2004
			(unaudited)
Operating activities:
Net income (loss)	$(14,536)	$(5,998)	$(3,765)	$912
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gain) loss on investments	12,651	(9,774)	712	(2,105)
Depreciation and amortization	11,584	15,170	3,568	4,041
Stock appreciation rights compensation expense	629	9,637	(193)	3,186
Stock compensation expense	—	141	31	175
Loss on disposition of equipment	—	751	625	—
Provision for doubtful accounts	37	417	35	94
Changes in operating assets and liabilities, net of effects of assets and liabilities acquired upon formation:
Restricted cash	—	(1,197)	(1,195)	—
Accounts receivable	(17,320)	(8,106)	(1,268)	(3,558)
Inventories	(3,731)	(5,304)	(3,651)	123
Other current assets	(2,940)	(552)	750	(1,222)
Accounts payable	17,467	(6,059)	(4,174)	2,209
Accrued compensation, benefits and other	2,156	72	(586)	1,487
Deferred revenue	13,671	1,475	707	69
Stock appreciation rights	—	(931)	—	(2,933)
Other liabilities	350	4,031	1,448	990
Pension and retirement medical plan obligations	164	796	170	411

Net cash provided by (used in) operating activities	20,182	(5,431)	(6,786)	3,879
Investing activities:
Capital expenditures	(10,742)	(14,249)	(5,264)	(2,290)
Proceeds from sale of equipment	—	977	977	—
Investments	—	(1,756)	—	—
Proceeds from sale of shares received upon exercise of warrants	—	931	—	2,933

Net cash provided by (used in) investing activities	(10,742)	(14,097)	(4,287)	643
Financing activities:
Initial formation and capital contributions	27,133	—	—	—
Net proceeds from sale of Series B Preferred Stock	17,705	—	—	—
Exercise of employee stock options	274	567	363	202
Payment of note receivable from RF Micro Devices	—	30,000	—	—

Net cash provided by financing activities	45,112	30,567	363	202

Net increase (decrease) in cash and cash equivalents	54,552	11,039	(10,710)	4,724
Cash and cash equivalents at beginning of period	—	54,552	54,552	65,591

Cash and cash equivalents at end of period	$54,552	$65,591	$43,842	$70,315

See accompanying notes.

Jazz Semiconductor, Inc.

Notes to Consolidated Financial Statements

1. Description of Business and Formation

        Jazz Semiconductor, Inc. (the Company) is an independent wafer foundry focused primarily on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. These semiconductor devices are used in products such as cellular phones, wireless local area network devices, digital cameras, personal digital assistants, switches and routers, broadband modems and hard disk drives. While the Company provides standard complimentary metal oxide semiconductor (CMOS) process technologies, through its heritage of developing processes for the manufacture of analog and mixed-signal semiconductors, it also provides specialty process technologies, including silicon germanium bipolar CMOS (SiGe BiCMOS).

        In March 2002, the Company (incorporated in Delaware in February 2002) became an independent, privately held company upon the contribution by Conexant Systems, Inc. (Conexant) of $67.3 million of net assets in exchange for $19.3 million in cash and 4,500,000 shares of common stock and the contribution by affiliates of The Carlyle Group (Carlyle) of approximately $52 million in cash in exchange for 5,500,000 shares of common stock. The aggregate value of the transaction, determined based upon the cash consideration paid by affiliates of Carlyle, was $94.5 million. Included in the aggregate value are direct costs incurred related to the transaction of approximately $5.5 million (Note 9).

        The Company accounted for this transaction using the purchase method of accounting. The consolidated financial statements include the results of operations of the Company subsequent to the date of inception of March 12, 2002. The Company allocated the purchase price as follows (in thousands):

Cash	$27,198
Inventory	7,430
Property, plant and equipment	53,442
Conexant warrant investment	14,200
Intangible assets	3,851
Accrued liabilities	(3,587)
Pension and retirement medical plan obligations	(7,991)

Total	$94,543

2. Summary of Significant Accounting Policies

Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Prior to the Company's formation, the Company's fab was a manufacturing cost center of Conexant and was not a segment, division or other separately identifiable line of business. The cost center did not sell or market its products. Rather, it manufactured products for use by Conexant based on its demand requirements. The semiconductors produced by the fab were only one component in the end semiconductor products sold by Conexant. Conexant did not provide a transfer pricing mechanism between its Newport Beach, California fab operations and its business units and did not allocate general functional expenses to the fab because it was only one of multiple elements of the cost of producing the products it sold to its customers. The fab participated in Conexant's cash management system wherein all cash disbursements associated with fab activities were funded by Conexant. As a result, the Company's business did not have revenues prior to its separation from Conexant, and the Company is unable to determine actual historical costs that would have been incurred by the Company if services performed by Conexant had been purchased from independent third parties. For this reason, the Company is unable to present historical financial information for periods prior to March 12, 2002, the inception of the Company's business as a stand-alone entity, and management believes that such historical financial information would not be useful or meaningful to potential investors in the Company.

Unaudited Interim Results

        The accompanying consolidated balance sheet as of March 31, 2004, the consolidated statements of operations and cash flows for the three months ended March 31, 2003 and 2004, and the consolidated statement of stockholders' equity for the three month period ended March 31, 2004 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position at March 31, 2004 and the results of operations and cash flows for the three month periods ended March 31, 2003 and 2004. The financial data and other information disclosed in these notes to the consolidated financial statements related to the three month periods are unaudited. The results for the three month period ended March 31, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004 or for any other interim period or for any other future year.

Unaudited Pro Forma Stockholders' Equity as of March 31, 2004

        Immediately prior to the completion of an initial public offering, as contemplated by this prospectus, the Company's outstanding preferred stock will automatically convert into 113,071,888 shares of common stock. The pro forma effects of this transaction are unaudited and have been reflected in the accompanying consolidated balance sheet as of March 31, 2004.

Fiscal Year

        The Company maintains a 52- or 53-week fiscal year. Each of the Company's first three quarters of a fiscal year end on the last Friday in each of March, June and September and the fourth quarter of a fiscal year ends on the Friday prior to December 31. As a result, each fiscal quarter consists of 13 weeks during a 52-week fiscal year. During a 53-week fiscal year, the first three quarters consist of 13 weeks and the fourth quarter consists of 14 weeks. Fiscal year 2003 and 2004 consists of 52 and 53 weeks, respectively. For simplicity of presentation, we have expressed the end of each period presented as ending on the last day of the final month in such period.

Recapitalization

        In July 2002, the Company exchanged 10,000,000 shares of common stock, representing all of the then outstanding shares of common stock of the Company, for 100,000,000 shares of preferred stock. All share and per share amounts in the accompanying consolidated financial statements have been retroactively restated to reflect the recapitalization.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Among the significant estimates affecting the financial statements are those relating to sales allowances, the allowance for doubtful accounts, inventories, long-lived assets, investments, income taxes, litigation and deferred stock compensation. On an ongoing basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.

Revenue Recognition

        The Company derives its revenues from the manufacture of semiconductor products, the procurement of photomasks for its customers and from development contracts, which consist of engineering services and, if contracted to do so, the manufacture of semiconductors based on the engineering services performed for its customers.

        The Company recognizes revenues from the manufacture of semiconductor products upon shipment, which is when title and risk of loss has transferred to the customer. The Company defers revenues from the procurement of photomasks for our customers until the time at which the products manufactured using such photomasks are shipped because they do not constitute a separate unit of accounting on a stand-alone basis. The Company recognizes revenues from development contracts upon completion of the services performed and, if applicable, delivery of the underlying semiconductor product manufactured under the contractual obligation.

        The Company provides for sales returns and allowances as a reduction of revenue at the time of shipment based on historical experience and specific identification of an event necessitating an allowance. Estimates for sales returns and allowances require a considerable amount of judgment.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with insignificant interest rate risk and original maturities of three months or less from the date of purchase to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values. The Company maintains cash and cash equivalents balances at certain financial institutions in excess of amounts insured by federal agencies. Management does not believe that as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

Restricted Cash

        Under the terms of an insurance policy, the Company provides as security to the insurance carriers a letter of credit totaling $1,138,000. The letter of credit is secured by a certificate of deposit for $1,197,000, which has been classified as restricted cash as of December 31, 2003 and March 31, 2004 in the accompanying consolidated financial statements.

Inventories

        Inventories include the costs for freight-in, materials, labor and manufacturing overhead and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property, Plant and Equipment

        Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to thirteen years. Significant renewals and betterments are capitalized and replaced units are written off. Maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of assets, the cost and related accumulated depreciation or amortization is removed from the consolidated balance sheet and the resulting gain or loss is reflected in the consolidated statement of operations.

Investments

        In connection with the formation of the Company, Conexant issued warrants to the Company to purchase up to 2,900,000 shares of Conexant common stock. The warrants are subject to adjustment for subsequent distributions to shareholders by Conexant. In June 2002 and July 2003, Conexant completed distributions to its shareholders, resulting in the creation of Skyworks Solutions, Inc. (Skyworks) and Mindspeed Technologies, Inc. (Mindspeed), respectively. As a result, the Company holds warrants with exercise prices as follows at March 31, 2004 (unaudited):

Company	Number of Shares (in thousands)	Exercise Price per Share
Conexant	2,354	$3.76
Skyworks	1,018	24.02
Mindspeed	521	2.57

        The warrants are fully-vested, subject to certain exercise restrictions, and expire in January 2005.

        In connection with the issuance of the warrants, the Company established a stock appreciation rights plan (SARs) that provided for the issuance of 2,979,456 SARs, for the benefit of employees that transferred employment from Conexant and became employees of Jazz. The outstanding SARs have been adjusted for the subsequent distributions to Conexant's stockholders as described above consistent with effect on the warrants. The SARs entitle the employees to receive a cash settlement for the excess, if any, of the fair market value of the Conexant, Skyworks and Mindspeed common stock over the reference price of the SARs. The reference price of the SARs is equal to the exercise price of the related warrants with Conexant, Skyworks and Mindspeed, thereby passing any intrinsic value of the warrants through to the employees. The SARs became fully vested on March 12, 2004. The SARs will expire in December 2004.

        In accordance with the Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, and Emerging Issues Task Force (EITF) Issue No. 02-08, Accounting for Options Granted to Employees in Unrestricted, Publicly-Traded Shares of an Unrelated Entity, both the warrants and SARs have been accounted for as derivatives and, therefore, the fair value of each instrument (effectively equivalent amounts) has been reflected as an asset and a liability, respectively, in the Company's initial purchase price allocation. In addition, as part of the purchase price allocation, deferred compensation was recorded for the fair value of the SARs granted to the employees. The deferred compensation was offset against the SARs liability resulting in a net amount of zero for the SARs liability in the consolidated balance sheet as of the date of inception. The fair value of the instruments has been determined using the Black-Scholes pricing model using the following assumptions:

	December 31,
			March 31, 2004
	2002	2003
			(unaudited)
Remaining life (in years)	2.0	1.0	0.8
Risk free interest rate	4.1%	1.4%	1.0%
Dividend yield	0%	0%	0%
Volatility:
Conexant	69%	93%	88%
Skyworks	69%	75%	70%
Mindspeed	n/a	81%	71%

        The decline in the risk-free interest rate from December 31, 2002 to March 31, 2004 is directly related to the decrease in general interest rates and a decrease in the remaining life of the SARs during the period. Subsequent adjustments as of each interim and annual reporting date in the fair value of the warrants is reflected as a gain or loss on investments in the consolidated statement of operations. Subsequent adjustments to the SARs liability and deferred compensation due to fluctuations in the fair value of the instruments and due to the amortization of the deferred compensation is reflected as stock compensation in the consolidated statements of operations. The deferred compensation has been amortized on a straight-line basis over the vesting period of the SARs.

        At December 31, 2002 and 2003 and March 31, 2004, the fair value of the warrants was approximately $1.6 million, $10.5 million and $9.6 million (unaudited), respectively. At December 31, 2002 and 2003 and March 31, 2004, the fair value of the SARs was approximately $1.6 million, $10.4 million and $9.6 million (unaudited), respectively, and the remaining deferred compensation was $985,000, $1.1 million and $0 (unaudited), respectively. The deferred compensation has been offset against the SARs liability resulting in a net SARs liability of $629,000, $9.3 million and $9.6 million (unaudited) at December 31, 2002 and 2003 and March 31, 2004, respectively. For the period from March 12, 2002 (inception) to December 31, 2002, the Company recorded a $12.7 million loss on investments for the decrease in value of the warrants and compensation expense of $629,000 for the net amortization of deferred compensation. For the year ended December 31, 2003, the Company recorded a $9.8 million gain on investments for the increase in value of the warrants and compensation expense of $9.6 million for the net amortization of deferred compensation. For the three months ended March 31, 2003, the Company recorded a $712,000 (unaudited) loss on investments for the decrease in the value of the warrants and compensation income of $193,000 for the net amortization of deferred compensation. For the three months ended March 31, 2004, the Company recorded a $2.1 million (unaudited) gain on investments for the increase in the value of the warrants and compensation expense of $3.2 million (unaudited) for the net amortization of deferred compensation. The deferred compensation related to the stock appreciation rights has been fully amortized as of March 31, 2004 as the stock appreciation rights were fully vested. In subsequent periods, the Company will continue to record compensation expense based on the then fair value of the SARs, which could result in additional expense if the fair value increases or would result in income if the fair value decreases.

        The following table summarizes SAR and warrant activity for the period from March 12, 2002 (inception) to December 31, 2002, the year ended December 31, 2003 and the three months ended March 31, 2004 (in thousands):

	Conexant		Skyworks		Mindspeed
	Warrants	SARs	Warrants	SARs	Warrants	SARs
Granted/received, as adjusted	2,857	2,935	1,018	1,045	—	—
Cancellations	—	(34)	—	—	—	—
Exercised	—	—	—	—	—	—

Outstanding at December 31, 2002	2,857	2,901	1,018	1,045	—	—
Granted/received June 27, 2003	—	—	—	—	1,037	1,049
Cancellations	—	(10)	—	(18)	—	(2)
Exercised	(178)	(178)	—	—	(194)	(194)

Outstanding at December 31, 2003	2,679	2,713	1,018	1,027	843	853
Granted/received (unaudited)	—	—	—	—	—	—
Cancellations (unaudited)	—	(2)	—	(5)	—	(1)
Exercised (unaudited)	(325)	(325)	—	—	(322)	(322)

Outstanding at March 31, 2004 (unaudited)	2,354	2,386	1,018	1,022	521	530

        For the year ended December 31, 2003, approximately 178,000 and 194,000 SARs were exercised for Conexant common stock and Mindspeed common stock, respectively, resulting in payments to employees of approximately $931,000. To offset the effect of the exercised SARs, the Company exercised an equivalent number of warrants in Conexant and Mindspeed common stock. The shares of common stock of Conexant and Mindspeed were sold for net proceeds of approximately $931,000. For the three months ended March 31, 2004, approximately 325,000 (unaudited) and 322,000 (unaudited) SARs were exercised for Conexant common stock and Mindspeed common stock, respectively, resulting in payments to employees of approximately $2.9 million (unaudited). Concurrently, the Company exercised an equivalent number of warrants in Conexant and Mindspeed common stock. The shares were sold for net proceeds of approximately $2.9 million (unaudited). No SARs or warrants for Skyworks common stock have been exercised.

Long-Lived Assets

        The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Research and Development Costs

        The Company charges all research and development costs to expense when incurred.

Stock-Based Compensation

        At March 31, 2004, the Company has one stock-based employee compensation plan, which is described more fully in Note 7. As permitted by SFAS 123, Accounting for Stock-based Compensation ("SFAS No. 123"), the Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations. Under APB 25, deferred stock compensation for an option granted to an employee is equal to its intrinsic value, determined as the difference between the exercise price and the deemed value of the underlying stock on the date of grant, such that the Company does not recognize compensation expense when it issues stock options to employees unless the exercise price is below the fair market value of the underlying common stock on the date of grant. Because there has been no public market for the Company's common stock prior to this offering, the amount of the compensatory charge is not based on an easily observable, objective measure, such as the trading price of the Company's common stock. For purposes of financial accounting for employee stock-based compensation, the Company has determined deemed values for the shares underlying the options. The Company has recorded deferred stock-based compensation equal to the difference between these deemed values and the exercise prices. The deemed values were determined based on a number of factors including input from advisors, the Company's historical and forecasted operating results and cash flows, comparisons to publicly-held companies and comparisons to the prices paid for publicly-held companies in merger and acquisition transactions. The determination of stock-based compensation is inherently highly uncertain and subjective and involves the application of discounts deemed appropriate to reflect the lack of marketability of the Company's securities prior to the completion of this offering and the inability of a holder of employee stock options to control the Company. If the Company had made different assumptions, its deferred stock-based compensation amount, its stock-based compensation expense, its net income (loss), and net income (loss) per share could have been significantly different.

        For the period from March 12, 2002 (inception) to December 31, 2002, the year ended December 31, 2003 and the three months ended March 31, 2004, the Company recorded approximately $83,000, $2.4 million and $255,000 (unaudited), respectively, of deferred stock-based compensation representing the difference between the option exercise price and estimated fair value of the Company's common stock on the dates of grant.

        The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services ("EITF 96-18") and related interpretations which require that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest. The issuance of equity instruments to non-employees did not have a material impact on the consolidated financial statements for the period from March 12, 2002 (inception) to December 31, 2002, the year ended December 31, 2003 or the three months ended March 31, 2004.

        The deferred stock-based compensation is being amortized using the straight-line vesting method, in accordance with SFAS No. 123, EITF 96-18, and Financial Accounting Standards Board Interpretation No. 28, over the vesting period of each stock option, generally over four years. As of March 31, 2004, the Company had an aggregate of $2.4 million of deferred stock-based compensation remaining to be amortized through fiscal 2008.

        Pro forma information regarding net loss is required by SFAS No. 123, Accounting for Stock-Based Compensation. This information is required to be determined as if the Company had accounted for stock-based awards to its employees under the fair value method pursuant to SFAS 123, rather than the intrinsic value method pursuant to APB 25. The fair value of these options was estimated at the date of grant based on the minimum-value method, which does not consider stock price volatility. The minimum value option valuation model requires the input of highly subjective assumptions. In management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options because the Company's employee stock options have characteristics different than those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate.

        The following assumptions were used in valuing the stock option grants:

	Period Ended December 31, 2002	Year Ended December 31, 2003	Three Months Ended March 31, 2004
			(unaudited)
Risk-free interest rate	4.0%	3.0%	3.0%
Dividend yield	0%	0%	0%
Expected life (in years)	4.0	4.0	4.0

        The following table illustrates the effect on net income (loss) and net loss per share, if the Company had applied the fair value recognition provisions of SFAS 123 to employee stock options (in thousands, except per share data):

			Three Months Ended March 31,
	Period Ended December 31, 2002	Year Ended December 31, 2003
			2003	2004
			(unaudited)
Net income (loss), as reported	$(14,536)	$(5,998)	$(3,765)	$912
Add: Stock-based employee compensation expense included in the reported net loss	—	141	31	175
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(110)	(195)	(36)	(196)

Pro forma net income (loss)	(14,646)	(6,052)	(3,770)	891
Preferred stock dividends	(4,335)	(11,708)	(2,927)	(3,167)

Pro forma net loss attributable to common stockholders	$(18,981)	$(17,760)	$(6,697)	$(2,276)

Net loss per common share, basic and diluted:
As reported		$(32.43)		$(1.92)

Pro forma		$(32.53)		$(1.93)

Income Taxes

        The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes (SFAS 109). Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

Net Loss per Share

        Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed giving effect to all potential dilutive common stock, including options, warrants, common stock subject to repurchase and convertible preferred stock.

        On July 31, 2002, 5,500,000 shares of Class A common stock and 4,500,000 shares of Class B common stock, representing all of the then outstanding shares of common stock of the Company, were recapitalized into 55,000,000 and 45,000,000 shares of Series A preferred stock and Series B preferred stock, respectively. This recapitalization has been reflected as occurring as of March 12, 2002 (inception) for purposes of computing net loss per common share. The Company has not presented net loss per common share in periods where there were effectively no weighted average common shares outstanding.

        A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands, except per share data):

			Three Months Ended March 31,
	Period Ended December 31, 2002	Year Ended December 31, 2003
			2003	2004
			(unaudited)
Numerator:
Net income (loss), as reported	$(14,536)	$(5,998)	$(3,765)	$912
Less: Preferred stock dividends	(4,335)	(11,708)	(2,927)	(3,167)

Net loss attributable to common stockholders, basic and diluted	$(18,871)	$(17,706)	$(6,692)	$(2,255)

Denominator:
Weighted-average common shares outstanding	101	3,433	3,059	4,272
Less: Weighted-average common shares subject to repurchase	(101)	(2,887)	(3,059)	(3,095)

Weighted-average number of shares used in computing basic and diluted net loss per common share	—	546	—	1,177

Net loss per common share, basic and diluted		$(32.43)		$(1.92)

        The following outstanding options to purchase shares of common stock and shares of convertible preferred stock were excluded from the computation of diluted net loss per share as they had an antidilutive effect (in thousands):

			Three Months Ended March 31,
	Period Ended December 31, 2002	Year Ended December 31, 2003
			2003	2004
			(unaudited)
Options to purchase common stock	5,257	11,563	5,502	11,461
Convertible preferred stock	113,072	113,072	113,072	113,072

	118,329	124,635	118,574	124,533

Unaudited Pro Forma Net Income (Loss) per Share

        Pro forma basic and diluted net income (loss) per share gives effect to the conversion of the Company's recapitalized convertible preferred stock into common stock immediately prior to the completion of the offering contemplated by this prospectus as if the conversion occurred on the date of issuance. A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net income (loss) per common share follows (in thousands, except per share data):

			Three Months Ended March 31,
	Period Ended December 31, 2002	Year Ended December 31, 2003
			2003	2004
			(unaudited)
Numerator:
Net income (loss), as reported	$(14,536)	$(5,998)	$(3,765)	$912

Denominator:
Weighted-average common shares outstanding	101	3,433	3,059	4,272
Less: Weighted-average common shares subject to repurchase	(101)	(2,887)	(3,059)	(3,095)
Plus: Conversion of preferred stock into common stock	102,979	113,072	113,072	113,072

Weighted-average number of shares used in computing unaudited pro forma basic net income (loss) per common share	102,979	113,618	113,072	114,249

Weighted-average shares outstanding-basic	102,979	113,618	113,072	114,249
Plus: Stock options	—	—	—	5,330

Weighted-average number of shares used in computing unaudited pro forma diluted net income (loss) per common share	102,979	113,618	113,072	119,579

Unaudited pro forma net income (loss) per common share:
Basic	$(0.14)	$(0.05)	$(0.03)	$0.01

Diluted	$(0.14)	$(0.05)	$(0.03)	$0.01

Concentrations

        Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company invests its cash balances through high-credit quality financial institutions. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history, age of the balance and the customer's current credit worthiness, as determined by a review of the customer's current credit information. The Company continuously monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon historical experience and any specific customer collection issues that have been identified. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. Customer receivables are generally unsecured.

        Accounts receivable and revenues from significant customers representing 10% or more of the net accounts receivable balance as of December 31, 2002 and 2003, and March 31, 2004, and net revenue for the period from March 12, 2002 (inception) to December 31, 2002, the year ended December 31, 2003 and the three months ended March 31, 2004 consists of two customers as follows:

	Period Ended December 31, 2002	Year Ended December 31, 2003	Three Months Ended March 31, 2004
			(unaudited)
Conexant:
Accounts receivable	61.3%	26.9%	19.7%
Revenue	76.6	47.6	29.3
Skyworks:
Accounts receivable	36.8	54.8	57.6
Revenue	20.7	42.8	47.9

        As a result of the Company's concentration of its customer base, loss or cancellation of business from, or significant changes in scheduled deliveries of product sold to either of these customers or a change in their financial position could materially and adversely affect the Company's consolidated financial position, results of operations and cash flows.

        The Company operates a single manufacturing facility located in Newport Beach, California. A major interruption in the manufacturing operations at this facility could have a material adverse affect on the consolidated financial position and results of operations of the Company.

        The Company's manufacturing processes use highly specialized materials, including semiconductor wafers, chemicals, gases and photomasks. These raw materials are generally available from several suppliers. However, from time to time the Company prefers to select one vendor to provide it with a particular type of material in order to obtain preferred pricing. In those cases, the Company generally seeks to identify, and in some cases qualify, alternative sources of supply.

        As of December 31, 2003, approximately 44% of the Company's manufacturing related employees are covered by a collective bargaining agreement negotiated with one union. The Company's current agreement expires in May 2008. Since formation, there have been no interruptions in the Company's operations due to labor disputes.

Recent Accounting Standards

        In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF Issue No. 00-21). EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The Company adopted the provisions of EITF Issue No. 00-21 as of December 31, 2002. The adoption of the provisions did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after December 15, 2003. The adoption of FIN 46 in fiscal 2003 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In December 2003, the FASB issued a revision of SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS 132R), to improve financial statement disclosures for defined benefit plans. SFAS 132R requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs, and other relevant information. In addition to expanded annual disclosures, the FASB now requires companies to report various elements of pension and other post-retirement benefit costs on a quarterly basis. Except for certain disclosures of estimated future benefit payments, effective for fiscal years ending after June 15, 2004, the disclosure requirements of SFAS 132R are effective for financial statements for fiscal years ending after December 15, 2003. The Company adopted the disclosure requirements of SFAS 132R effective December 26, 2003.

        In January 2004, the FASB issued FASB Staff Position (FSP) 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Medicare Prescription Drug Act). FSP 106-1 permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug Act that became law on December 8, 2003. If an entity elects deferral, that election may not be changed, and the deferral continues to apply until authoritative guidance on the accounting for the federal subsidy provided by the Medicare Prescription Drug Act is issued, or a significant event occurs after January 31, 2004 that ordinarily would require remeasurement of a plan's assets and obligations. The Company has elected the deferral provided by FSP 106-1 such that the accumulated benefit obligation at December 31, 2002 and 2003, and the net periodic postretirement benefit cost for the periods then ended do not reflect the effects of the Medicare Prescription Drug Act on the Company's postretirement health care plan. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require the Company to change previously reported information. The adoption of new authoritative guidance, when released, is not expected to have a material effect on the Company's consolidated financial statements.

Intangible Assets

        Intangible assets primarily result from the contribution of assets from Conexant at the inception of the Company and primarily consist of intellectual property. Intangible assets contributed by Conexant were recorded in the purchase price allocation at their estimated fair values. Intangible assets are stated at cost, less accumulated amortization, determined on a straight-line basis over their estimated useful lives, ranging from three to nine years.

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as the change in equity or net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The difference between net loss and comprehensive income (loss) for the period from March 12, 2002 (inception) to December 31, 2002 and the year ended December 31, 2003 was comprised entirely of the Company's minimum pension liability. Net income (loss) and comprehensive income (loss) were equivalent during the three month periods ended March 31, 2003 and 2004.

3. Supplemental Financial Statement Data

        Inventories consist of the following (in thousands):

	December 31,
			March 31, 2004
	2002	2003
			(unaudited)
Raw material	$250	$73	$67
Work-in-process	10,626	13,546	14,036
Finished goods	285	2,846	2,239

	$11,161	$16,465	$16,342

        Property, plant and equipment, net consist of the following (in thousands):

	December 31,
	2002	2003
Building improvements	$19,326	$19,972
Machinery and equipment	36,530	45,421
Furniture and equipment	901	1,945
Computer software	2,962	3,875
Construction in progress	4,466	4,179

	64,185	75,392
Accumulated depreciation	(11,341)	(24,456)

	$52,844	$50,936

        Construction in progress primarily consists of machinery being qualified for service in the foundry. Depreciation expense for the period from March 12, 2002 (inception) to December 31, 2002 and the year ended December 31, 2003 was $11,341 and $14,429, respectively.

        Intangible assets consist of the following (in thousands):

	December 31,
	2002	2003
Intellectual property	$2,690	$2,946
Other	1,161	1,161

	3,851	4,107
Accumulated amortization	(243)	(984)

	$3,608	$3,123

        Amortization expense for the period from March 12, 2002 (inception) to December 31, 2002 and the year ended December 31, 2003 was $243 and $741, respectively.

        As of December 31, 2003, the estimated future aggregate amortization expense related to these intangible assets is as follows (in thousands):

2004	$593
2005	309
2006	274
2007	300
2008	337
Thereafter	1,310

$3,123

4. Income Taxes

        The Company's effective tax rate differs from the statutory rate as follows (in thousands):

			Three Months Ended March 31,
	Period Ended December 31, 2002	Year Ended December 31, 2003
			2003	2004
			(unaudited)
Tax computed at the federal statutory rate	$(4,868)	$(2,094)	$(1,318)	$319
State tax, net of federal tax benefit	8	8	—	8
Other	17	(574)	—	—
Valuation allowance	4,855	2,672	1,318	(315)

Income tax provision	$12	$12	$—	$12

        Income tax expense computed at the statutory federal income tax rate (35%) and income tax expense provided in the financial statements differ due to the utilization of net operating losses for which no benefit had been previously recorded.

        Significant components of the Company's deferred tax assets and liabilities from federal and state income taxes as of December 31, 2002 and 2003 are as follows (in thousands):

	December 31,
	2002	2003
Deferred tax assets
Net operating loss carryforward	$17,731	$26,422
Accruals and reserves	4,772	5,398
Depreciation and amortization	40,575	33,455

Total deferred tax assets	63,078	65,275
Valuation allowance	(63,078)	(65,275)

Net deferred taxes	$—	$—

        A valuation allowance of $63.1 million and $65.3 million at December 31, 2002 and 2003, respectively, has been recorded to offset the related net deferred tax assets because the Company is unable to determine whether such deferred tax assets will be realized.

        At December 31, 2002 and 2003, the Company had federal tax net operating loss carryforwards of approximately $46.4 million and $67.6 million, respectively, and state tax net operating loss carryforwards of approximately $25.7 million and $47.7 million, respectively. The federal tax loss will begin to expire in 2022, unless previously utilized. The state tax loss will begin to expire in 2012, unless previously utilized.

        Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before their utilization. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various taxing authorities. Currently, the Company is not under examination.

5. Commitments and Contingencies

Leases

        The Company leases its fabrication facilities and headquarters from Conexant under non-cancelable operating leases through March 2017. The leases generally contain renewal provisions for varying periods of time. The Company also leases its office and warehouse facilities from third parties. Rent expense under the fabrication and headquarters facilities leases consists of reimbursement by the Company to Conexant for its pro rata share of expenses incurred associated with ownership of the facilities. These expenses include property taxes, building insurance, depreciation and common area maintenance and are included in operating expenses in the accompanying consolidated statement of operations. The Company is not permitted to sublease space that is subject to the leases with Conexant without Conexant's prior approval. Aggregate rental expense under operating leases, including amounts paid to Conexant (Note 9—Lease Agreement), was approximately $2.2 million and $3.4 million for the period from March 12, 2002 (inception) to December 31, 2002 and the year ended December 31, 2003, respectively.

        At December 31, 2003, future minimum payments under operating leases primarily due to Conexant are as follows (in thousands). These costs have been estimated based on the actual costs incurred during 2003 and when applicable have been adjusted for increases in the consumer price index.

2004	$3,384
2005	3,172
2006	3,100
2007	3,071
2008	3,071
Thereafter	25,204

$41,002

Environmental Matters

        The Company's operations are regulated under a number of federal, state, and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws are major considerations for all semiconductor manufacturers because hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous waste, the Company, along with any other person with whom it arranges for the disposal of such waste, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous waste, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future, new or more stringent requirements could be imposed. Management believes it has complied with all applicable environmental laws and regulations. There have been no claims asserted nor is management aware of any unasserted claims for environmental matters.

Litigation and Claims

        The Company is not currently involved in any material litigation. From time to time claims have been asserted against the Company, including claims alleging the use of intellectual property rights of others in certain of the Company's manufacturing processes. The resolution of these matters may entail the negotiation of license agreements, as a settlement, or resolution of such claims through arbitration or litigation proceedings.

        The Company is currently in discussions regarding a potential intellectual property cross license and release agreement with an unrelated third party. Under terms being discussed, the Company would agree to make certain payments in exchange for the license and the release. However, there can be no assurance as to whether an agreement will be reached or as to the terms of any agreement that is consummated. As a result, the Company is currently unable to estimate the timing or amount of payments that may be negotiated and no related amounts have been recorded in the consolidated financial statements.

        The outcome of the Company's litigation cannot be predicted with certainty and it is possible that some lawsuits, claims or proceedings may be disposed of unfavorably to the Company. Many intellectual property disputes have a risk of injunctive relief and there can be no assurances that a license will be granted or granted on commercially reasonable terms. Injunctive relief or a license with materially adverse terms could have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company. Based on its evaluation of matters which are pending or asserted, management of the Company believes the disposition of such matters will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

Indemnification

        From time to time, the Company enters into contracts with customers in which the Company provides certain indemnification to the customer in the event of claims of patent or other intellectual property infringement resulting from the customer's use of the Company's intellectual property. Such provisions are customary in the semiconductor industry and do not reflect an assessment by the Company of the likelihood of a claim. The Company has not recorded a liability for potential obligations under these indemnification provisions and would not record such a liability unless the Company believed that the likelihood of a material obligation was probable.

Capacity and Investment Commitments

        In September 2003, the Company entered into a strategic relationship with Shanghai Hua Hong NEC Electronics Company, Limited (HHNEC), a privately held company located in China. Under the arrangement, the Company has secured additional manufacturing capacity for its products and has committed to minimum orders beginning in October 2004 of $6.0 million in 2004 and $24.2 million in 2005, subject to HHNEC qualifying the manufacturing process of wafer products by required milestone dates. As part of its strategic relationship, the Company has agreed to contribute licensed process technologies and invest $10.0 million in HHNEC of which $1.5 million was paid in the fourth quarter of 2003 and $4.25 million is due in each of November 2004 and 2005. Upon mutual agreement, the payments due in 2004 and 2005 may be accelerated. The investment represents a minority interest of approximately 11% in HHNEC, subject to dilution. This investment is carried at its original cost basis and is accounted for using the cost method of accounting for investments.

        Under the terms of the agreement, if the Company is unable to provide document, data and training support to permit the qualification of 0.13 micron process technology at HHNEC's facility and obtain the necessary export licenses for such technology by December 2005, the Company will have the option to contribute an additional $10.0 million to HHNEC or reduce its equity ownership in HHNEC by a corresponding amount.

Property Taxes

        In May 2004, the Company received from the County of Orange Assessor's Office (Assessor) a Notice of Proposed Escape Assessment regarding the Company's personal property tax returns for the tax year ended December 31, 2003. At issue is the difference between the basis the Assessor has assigned to the personal property contributed by Conexant upon the initial formation of the Company and the basis reported by the Company. The Company filed its 2004 personal property tax return in May 2004. If the Company does not prevail with respect to its 2003 return, the Assessor will likely challenge the Company's 2004 return.

        The Company strongly disagrees with the basis for a proposed escape assessment and intends to contest this matter aggressively through applicable administrative and judicial procedures, as appropriate. Although the final resolution of any proposed assessments is uncertain, the Company believes there is significant authority to support its position and accordingly has not accrued for any amounts in its consolidated financial statements for the year ended December 31, 2003 or for the three months ended March 31, 2004. In the event the Company does not prevail it may be required to pay an aggregate of $3.5 million for the periods through March 31, 2004, including approximately $2.8 million for the year ended December 31, 2003 and approximately $0.7 million for the three months ended March 31, 2004.

6. Sale of Stock to RF Micro Devices

        In October 2002, the Company entered into an agreement with RF Micro Devices, Inc., whereby, the Company guaranteed specified production capacity to RF Micro Devices, provided credits to be utilized towards future product purchases (Deferred Credits), and issued 13.1 million shares of its Series B Preferred Stock. This agreement remains in effect until October 15, 2007. In exchange for the consideration described above, RF Micro Devices provided the Company with a cash payment of $30.0 million and issued a promissory note (Note) in the amount of $30.0 million. The Note was secured by the underlying shares of preferred stock issued to RF Micro Devices in connection with this transaction and was originally recorded as a reduction to stockholders' equity in the accompanying consolidated balance sheet. RF Micro Devices repaid the Note in full in October 2003.

        Prices for wafers supplied by the Company under this agreement are the lower of specified fixed prices that decrease over time or the average global market price for substantially similar wafers, or if no such price is available, the average price offered by the Company to its other customers, excluding Conexant, its affiliates and spun-off entities. The Deferred Credits are additional discounts to offset a portion of the base price of wafers manufactured by the Company for RF Micro Devices. A valuation of the Deferred Credits was performed using the discounted cash flow method. The value assigned to the Deferred Credits was $12.2 million and is included in deferred revenue in the accompanying Consolidated Financial Statements. The Deferred Credits will be recognized as revenue as the underlying products are shipped to RF Micro Devices. The remaining value of the agreement of $47.8 million was allocated to the Series B Preferred Stock.

7. Stockholders' Equity

        The Company has authorized 455,000,000 shares of stock of which 55,000,000 shares are designated Class A Common Stock, $0.001 par value per share (Class A Common Stock), and 200,000,000 shares are designated Class B Common Stock, $0.001 par value per share (Class B Common Stock) (the Class A Common Stock and the Class B Common Stock being collectively referred to herein as Common or Common Stock), and 200,000,000 shares are Preferred Stock, $0.001 par value per share, of which 55,000,000 shares are designated as Series A Preferred Stock (Series A Preferred Stock), and 58,071,888 shares are designated as Series B Preferred Stock (Series B Preferred Stock and, together with Series A Preferred Stock, Preferred or Preferred Stock).

        Immediately prior to the closing of this offering, all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Class A Common Stock will convert into Class B Common Stock, and the Class A and Class B Common Stock will be redesignated as common stock. Upon completion of this offering, the Company's authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share, of which no shares of preferred stock will be outstanding.

        Except as otherwise disclosed below, the rights, privileges and obligations of Class A Common Stock and Class B Common Stock are identical in all respects.

Dividends

        Dividends on the Preferred Stock are payable if and when declared by the Board of Directors and are cumulative. In the event a dividend is declared, the Preferred Stock holders are entitled to receive, prior to any payment of dividends to holders of Common Stock, annual dividends in the amount of 10% of the face value of the Preferred Stock that accrue from the date of issuance of the Preferred Stock. The Preferred Stock was originally assigned a face value of $1.00 per share for purposes of calculating the dividends and liquidation preference payable in respect of a share of Preferred Stock. Any dividends that have accrued but remain unpaid at the end of any calendar year are added to the face value of the Preferred Stock. No dividends are to be paid on any Common Stock until all cumulative dividends have been paid. Thereafter, the holders of Preferred and Common Stock participate ratably in all dividends paid, on an as-converted basis.

Voting

        Each holder of Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which the holders' shares of Preferred Stock are convertible. If at any time the combined number of shares of Series A Preferred Stock and Class A Common Stock then outstanding is less than 51% of the total number of votes entitled to be cast by all holders of Preferred and Common Stock then outstanding, the holders of Series A Preferred Stock and Class A Common Stock are entitled to receive additional voting rights to increase their total votes to equal 51%.

Liquidation

        In the event that the total assets available for distribution is less than 3.5 times the aggregate face value of the outstanding Preferred Stock plus accrued and unpaid dividends thereon, each holder of Preferred Stock is entitled to a liquidation preference equal to 1.0 times the face value of the shares of Preferred Stock held by such holder plus all accrued and unpaid dividends thereon. Any remaining assets are to be distributed; 86% to holders of Preferred Stock and 14% to the holders of Common Stock. In the event that the total assets available for distribution is greater than 3.5 times the aggregate face value of the outstanding Preferred Stock plus accrued and unpaid dividends thereon, the proceeds are to be distributed to the holders of Preferred Stock and Common Stock on a pro rata, as-converted basis.

Conversion

        Each share of Preferred Stock is convertible at the option of the holder, any time into 0.33 shares of Common Stock. Shares of Series A and Series B Preferred Stock shall convert into shares of Class A and Class B Common Stock, respectively. Upon the conversion of all of the shares of Series A Preferred Stock into Class A Common Stock, all shares of Series B Preferred Stock shall automatically convert into shares of Class B Common Stock. In the event of a closing of a firm commitment to underwrite a public offering pursuant to an effective registration statement under the Securities Exchange Act of 1933, each outstanding share of Preferred Stock and Class A Common Stock shall automatically convert into Class B Common Stock.

Stock Option Plan

        In June 2002, the Company adopted the Jazz Semiconductor, Inc. 2002 Equity Incentive Plan (the Incentive Plan) that provides for the issuance of up to 17,647,000 shares of Class B common stock. Options to acquire shares of the Company's Class B common stock may be issued under the Incentive Plan for a period of 10 years following the Incentive Plan's adoption. Employees, officers, directors and consultants are eligible to receive options under the Incentive Plan. The Incentive Plan is administered by the Board of Directors or a committee appointed for such purposes, which has the sole discretion and authority to determine which eligible employees will receive options, when the options will be granted and the terms and conditions of the options granted. Options generally can be early exercised but vest ratably over a four-year period commencing on the first anniversary date of the grant.

        The following table summarizes stock options activity for the period from March 12, 2002 (inception) to December 31, 2002, the year ended December 31, 2003 and for the three months ended March 31, 2004 (shares in thousands):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value of Common Stock
Granted	7,745	$0.20	$0.21
Exercised	(2,373)	0.20
Cancelled	(115)	0.20

Outstanding at December 31, 2002	5,257	0.20
Granted	8,527	1.66	1.71
Exercised	(1,827)	0.20
Cancelled	(394)	0.20

Outstanding at December 31, 2003	11,563	1.28
Granted (unaudited)	177	1.33	2.89
Exercised (unaudited)	(187)	1.09
Cancelled (unaudited)	(92)	0.37

Outstanding at March 31, 2004 (unaudited)	11,461	1.29
Options available for grant (unaudited)	1,799

Outstanding (unaudited)				Exercisable (unaudited)
Exercise Prices	Number of Shares	Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$0.20	4,514	8.55	$0.20	4,514	$0.20
$1.50	3,509	9.95	1.50	3,509	1.50
$2.50	3,438	9.95	2.50	3,438	2.50

	11,461	9.53	1.29	11,461	1.29

	Weighted Average Exercise Price			Weighted Average Grant Date Fair Values
Options Granted with Exercise Price	Period from March 12, 2002 (inception) to December 31, 2002	Year Ended December 31, 2003	Three Months Ended March 31, 2004	Period from March 12, 2002 (inception) to December 31, 2002	Year Ended December 31, 2003	Three Months Ended March 31, 2004
			(unaudited)			(unaudited)
Equal to common stock value at date of grant	$0.20	$—	$—	$0.20	$—	$—
Less than common stock value at date of grant	0.20	1.08	1.33	0.57	1.57	2.89
Greater than common stock value at date of grant	—	2.50	—	—	1.93	—

        During the period from March 12, 2002 (inception) to December 31, 2002, the year ended December 31, 2003, and the three months ended March 31, 2004, the Company issued options to certain employees under the Incentive Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company has recorded deferred stock-based compensation for the difference between the exercise price of the stock option and the deemed fair market value of the Company's stock at the grant. This deferred stock-based compensation is amortized to expense on a straight-line basis over the period during which the Company's right to repurchase the stock lapses or the options become vested, generally four years. During the period from March 12, 2002 (inception) to December 31, 2002, the year ended December 31, 2003 and the three months ended March 31, 2004, the Company has recorded deferred stock compensation related to these options in the amounts of $83,000, $2.4 million and $255,000 (unaudited) net of cancellations, respectively, of which $141,000 and $175,000 (unaudited) had been amortized to expense for the year ended December 31, 2003 and the three months ended March 31, 2004, respectively. No amortization expense on deferred compensation was recognized for the period from March 12, 2002 (inception) to December 31, 2002.

Shares Reserved for Future Issuance

        At March 31, 2004, the Company has reserved the following shares of its Class B Common Stock for issuance upon conversion of the issued and outstanding shares of Preferred Stock and future issuances of stock options under the 2002 Equity Incentive Plan (unaudited and in thousands):

Reserved for convertible preferred stock	113,072
Reserved for stock options outstanding and available for grant	13,260

Total	126,332

8. Employee Benefit Plans

Retirement Savings Plan

        The Company has a qualified retirement savings plan under the provisions of Section 401(k) of the Internal Revenue Code covering substantially all employees. Participants in this plan may elect to defer up to the maximum annual amount allowable under IRS regulations. During 2002 and 2003, the Company matched 100% and 50% of participant contributions up to the first 4% of an employee's base compensation, respectively. The contributions are fully vested and non-forfeitable at all times. Expense incurred under the retirement savings plan was $700,000 and $1.0 million for the period from March 12, 2002 (inception) to December 31, 2002 and the year ended December 31, 2003, respectively.

Retirement Medical Plan

        The Company has a retirement medical plan, which covers certain of its employees and provides for medical payments to eligible employees and dependents upon retirement. The Company assumed this plan from Conexant in connection with its formation. The participants covered by this plan include certain current Company employees, former Company employees terminated subsequent to the inception of the Company and certain retired Conexant employees. The Conexant employees included in this plan are included in the benefit obligations and accrued benefit costs as of December 31, 2002 and 2003, the measurement dates. Conexant is contractually responsible for the costs associated with the Conexant plan participants. As a result, a corresponding receivable from Conexant has been recorded for $3.1 million at each of December 31, 2002 and 2003 in the accompanying consolidated financial statements. Furthermore, interest costs on the accumulated retirement medical plan obligations for Conexant employees included in this plan of $100,000 and $287,000 have been excluded from the Company's retirement medical expense for the period from March 12, 2002 (inception) to December 31, 2002 and the year ended December 31, 2003, respectively.

        On January 1, 2004, the obligations for retired Conexant employees included in the retirement medical plan were transferred to Conexant. Accordingly, the corresponding liability of $3.1 million and receivable of $3.1 million is no longer included in the consolidated financial statements of the Company. The Company expects contributions for retirement medical benefits to be approximately $200,000 in 2004.

        The components of the Company's retirement medical plan expense are as follows (in thousands):

			Three Months Ended March 31,
	Period Ended December 31 2002	Year Ended December 31 2003
			2003	2004
			(unaudited)
Service cost	$209	$403	$101	$129
Interest cost	373	806	202	160
Amortization of actuarial loss	—	42	10	29

Total retirement medical plan expense	$582	$1,251	$313	$318

Weighted average discount rate assumption	7%	6.75%

        The change in benefit obligation is as follows (in thousands):

	Period Ended December 31, 2002	Year Ended December 31, 2003
Change in benefit obligation:
Benefit obligation at beginning of period	$9,898	$10,393
Service cost	209	403
Interest cost	373	806
Plan participants' contributions	20	28
Benefits paid	(175)	(222)
Actuarial (gain) loss(1)	68	3,627

Benefit obligation end of period	10,393	15,035

Change in plan assets:
Fair value of plan assets at beginning of period	—	—
Employer contribution	155	194
Plan participants' contributions	20	28
Benefits paid	(175)	(222)

Fair value of plan assets at end of period	—	—

Funded status	(10,393)	(15,035)
Unrecognized net actuarial (gain) loss	68	3,653

	(10,325)	(11,382)
Receivable from Conexant	3,081	3,104

Balance at end of period	$(7,244)	$(8,278)

(1)
The actuarial loss for the year ended December 31, 2003 is due primarily to a change in the assumed discount rate.

	December 31,
	2002	2003
Weighted average assumptions at period-end:
Annual rate increase in per capita cost of health care benefits:
For the next year	11.0%	10.0%
Ultimate trend rate	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2012	2013
Discount rate	7.0%	6.0%

        Increasing the health care cost trend rate by 1% would increase the accumulated retirement medical plan obligation at December 31, 2003 by approximately $3.0 million and decreasing the health care cost trend rate by 1% would decrease the accumulated retirement medical plan obligation at December 31, 2003 by approximately $2.3 million. A similar 1% increase or decrease in the service and interest cost rates would not significantly increase or decrease the retirement medical plan expense, respectively.

Pension Plan

        The Company has a pension plan, which provides for monthly pension payments to eligible employees upon retirement. The pension benefits are based on years of service and specified benefit amounts. The Company uses a December 31 measurement date. The Company makes quarterly contributions in accordance with the minimum actuarially determined amounts. The annual contribution for 2004 has not been calculated by the actuary; however, the Company expects the amount to be comparable to the 2003 contribution amount.

        The components of the change in benefit obligation, change in plan assets and funded status for the Company's pension plan are as follows (in thousands):

	Period Ended December 31, 2002	Year Ended December 31, 2003
Change in benefit obligation
Benefit obligation at beginning of period	$3,207	$3,606
Service cost	231	257
Interest cost	178	366
Actuarial loss(1)	—	1,547
Benefits paid	(10)	(47)

Benefit obligation at end of period	3,606	5,729

Change in plan assets:
Assets at beginning of period	2,534	3,049
Actual return on assets	(121)	734
Expenses	(13)	(15)
Employer contribution	659	738
Benefits paid	(10)	(47)

Assets at end of period	3,049	4,459

Funded status	(557)	(1,270)
Unrecognized net actuarial loss	172	1,204

Net amount recognized	$(385)	$(66)

(1)
The actuarial loss for the year ended December 31, 2003 is due primarily to a change in the assumed discount rate.

    Weighted-average assumptions at period-end:

	2002	2003
Discount rate	7.0%	6.0%
Rate of compensation increase	4.0%	4.0%

        Amounts recognized in the statement of financial position consist of the following (in thousands):

	December 31
	2002	2003
Accrued pension cost	$(545)	$(66)
Accumulated other comprehensive income	160	—

Net amount recognized	$(385)	$(66)

        An additional minimum pension liability of $160,000 was recorded at December 31, 2002 and included in other comprehensive income in 2002. At December 31, 2003, the additional minimum pension liability was not required and accordingly, the amount recorded in other comprehensive income was reversed.

        The accumulated benefit obligation for the defined benefit pension plan was $3.6 million and $3.4 million at December 31, 2002 and 2003, respectively.

        The Company has estimated the expected return on assets of the plan of 7.5% based on assumptions derived from, among other things, the historical return on assets of the plan, the current and expected investment allocation of assets held by the plan and the current and expected future rates of return in the debt and equity markets for investments held by the plan. The obligations under the plan could differ from the obligation currently recorded if management's estimates are not consistent with actual investment performance.

        The Company's pension plan weighted-average asset allocations at December 31, 2002 and 2003, by asset category are as follows:

	December 31
Asset Category
	2002	2003
Equity securities	66%	69%
Debt securities	34	31

Total	100%	100%

        The Company's primary policy goals regarding plan assets are cost effective diversification of plan assets, competitive returns on investment and preservation of capital. Plan assets are currently invested in mutual funds with various debt and equity investment objectives. The target asset allocation for the plan assets is 25-40% debt, or fixed income securities, and 60-75% equity securities. Individual funds are evaluated periodically based on comparisons to benchmark indicies and peer group funds and necessary investment decisions are made in accordance with the policy goals of the plan investments by management.

        The components of the Company's net periodic pension cost are as follows (in thousands):

			Three Months Ended March 31,
	Period Ended December 31 2002	Year Ended December 31 2003
			2003	2004
			(unaudited)
Service cost	$231	$257	$64	$74
Interest cost	178	366	92	91
Expected return on assets	(168)	(262)	(66)	(77)
Amortization of actuarial loss	—	57	14	—

	$241	$418	$104	$88

    Weighted-average assumptions for net periodic pension cost:

	2002	2003	2004
Discount rate	7.0%	7.0%	7.0%
Expected return on assets	7.5%	7.5%	7.5%
Rate of compensation increase	4.0%	4.0%	4.0%

Post-Employment Plan

        For certain eligible bargaining unit employees who terminate employment, the Company provides a lump-sum benefit payment. The actuarially computed present value of this obligation has been recorded by the Company and was $526,000 and $607,000 at December 31, 2002 and 2003, respectively.

9. Relationships with Related Parties and Others

        As of December 31, 2003, Conexant has an approximate 38% ownership interest in the Company and Conexant's Chairman of the Board is a member of the Company's Board of Directors. This board member is also a member of the Board of Directors of Skyworks Solutions, Inc. and Mindspeed Technologies, Inc., two other customers of the Company that were spun-off from Conexant. Another member of the Company's Board of Directors serves as a member of the Board of Directors of Conexant, Skyworks and Mindspeed. Another member of the Company's Board of Directors serves as the Executive Vice President of Marketing and Strategic Development of RF Micro Devices. As of December 31, 2003, RF Micro Devices had an approximate 11% ownership interest in the Company (Note 6). The following summarizes significant transactions with these related parties.

        Accounts receivable and revenues from related parties are as follows (in thousands):

			Three Months Ended March 31,
	Period Ended December 31, 2002	Year Ended December 31, 2003
			2003	2004
			(unaudited)
Conexant:
Accounts receivable	$10,592	$6,706	$7,138	$5,604
Revenue	94,227	88,065	19,642	16,162
Skyworks:
Accounts receivable	6,358	13,683	10,962	16,368
Revenue	25,535	79,171	19,444	26,391
Mindspeed:
Accounts receivable	—	643	—	333
Revenue	—	1,178	—	1,695
RF Micro Devices:
Accounts receivable	—	330	—	169
Revenue	—	1,461	—	799

Wafer Supply Agreements

        At the Company's inception, the Company and Conexant entered into a long-term wafer supply agreement, whereby Conexant is obligated to purchase certain minimum annual volumes of wafers through March 2007 at specified prices. Purchases of wafers made by companies that have been spun-off or affiliated with Conexant are counted towards Conexant's minimum purchase obligations.

        In October 2002, the Company and RF Micro Devices entered into a long-term wafer supply agreement.

        In May 2003, the Company entered into a long-term wafer supply agreement with Skyworks, whereby Skyworks is obligated to purchase certain minimum annual volumes of wafers through March 2006 at specified prices.

        In June 2003, the Company and Mindspeed entered into a wafer supply agreement.

Services Agreement

        The Company and Conexant entered into a services agreement, whereby each party provides certain administrative and operational support to one another. These services are billed by each company on a monthly basis. Costs charged to the Company by Conexant are included in cost of goods sold and operating expenses in the accompanying consolidated statement of operations. Costs recovered by the Company from Conexant are reflected as a reduction to cost of goods sold and research and development in the accompanying consolidated statement of operations. Following is a summary of services and costs provided to each party (in thousands):

			Three Months Ended March 31,
	Period Ended December 31, 2002	Year Ended December 31, 2003
			2003	2004
			(unaudited)
Provided by Conexant to Jazz:
Administrative, legal, finance, and human resources	$340	$85	$34	$9
Facilities and related	318	234	87	—
Insurance	443	—	—	—
Information technology services	4,869	5,998	1,623	1,314
Engineering services	505	72	29	—
Other	192	200	54	—

Total	$6,667	$6,589	$1,827	$1,323

Provided by Jazz to Conexant:
Engineering services	$7,362	$4,367	2,147	$815
Other	306	221	112	63

Total	$7,668	$4,588	$2,259	$878

Lease Agreement

        The Company leases its fabrication and headquarters facilities from Conexant (Note 5). Rent expense for the period from March 12, 2002 (inception) to December 31, 2002 and the year ended December 31, 2003 was $2.2 million and $3.1 million, respectively.

Purchase of Property and Equipment

        The Company purchased $1.1 million of equipment from Conexant during the year ended December 31, 2003. Related to this purchase, the Company signed a letter agreement in July 2003 under which Conexant agreed to reduce its service charge under the information technology services agreement by an amount equal to the Company's payment obligation under the asset purchase agreement.

Royalty Agreement

        The Company is required to make royalty payments to Conexant resulting from the sales of its products manufactured using SiGe process technology transferred at an initial rate of 5%, declining over the 10 year term of the royalty. This agreement expires in 2012. Royalty expense under this agreement was negligible during the period from March 12, 2002 (inception) to December 31, 2002 and the year ended December 31, 2003 and is included in cost of goods sold in the accompanying consolidated statement of operations.

Management Agreements

        Pursuant to management agreements among Carlyle, Conexant and the Company which are expected to be terminated in connection with the offering, Carlyle and Conexant are each entitled to a management fee of $300,000 per year for advisory services each party performs in connection with the operations, strategic planning, marketing and financial oversight of the Company. In addition, in connection with the formation of the Company, the Company paid Carlyle a fee of $4.5 million as reimbursement for due diligence costs associated with the transaction and the performance of investment banking services and paid Conexant approximately $1.0 million as a reimbursement of its costs incurred in connection with the contribution agreement.

10. Segment Information

        SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, requires the determination of reportable business segments (i.e., the management approach). This approach requires that business segment information used by the chief operating decision maker to assess performance and manage company resources be the source for segment information disclosure. The Company operates in one business segment: the manufacturing and process design of semiconductor wafers.

        Revenues are derived principally from customers located within the United States.

        Long-lived assets consist of property, plant and equipment and intangible assets, primarily located within the United States.

11. Supplemental Cash Flow Information

        The Company paid no cash for interest for the period from March 12, 2002 (inception) to December 31, 2002 and the year ended December 31, 2003.

        The Company paid $12,000 cash for income taxes for the period from March 12, 2002 (inception) to December 31, 2002 and the year ended December 31, 2003.

12. Subsequent Event

Employee Stock Purchase Plan

        In May 2004, the Company's Board of Directors approved an employee stock purchase plan (ESPP) to be effective upon completion of the Company's initial public offering. The Company expects that its stockholders will adopt and approve the ESPP prior to the completion of the offering.

        The ESPP, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code, will have an initial offering period from the effective date until June 30, 2006 that will consist of four successive option periods that will end on December 31, 2004, June 30, 2005, December 31, 2005 and June 30, 2006, the last day of each option period being referred to as an exercise date. Following the initial offering period, subsequent offering periods, each consisting of four six-month option periods, will begin on every second July 1 starting with July 1, 2006, unless the Board of Directors determines otherwise. The ESPP will be overseen by the Company's compensation committee and may be terminated at any time by the Board of Directors.

        Eligible employees, as defined, may elect to participate prior to the beginning of each six-month option period within an offering period, and those electing to participate may purchase shares of common stock under the ESPP at the lesser of (1) 85% of the fair market value of the shares on the first day of the offering period; or (2) 85% of the fair market value of the shares on the exercise date for the option period.

        The Company has initially reserved 800,000 shares of its common stock under the ESPP, plus an annual increase on January 1 of each year beginning in 2005 and ending in 2010, equal to the lesser of (a) 800,000 shares, or (b) a lesser number of shares as determined by the Company's Board of Directors.

Schedule II—Valuation and Qualifying accounts

(Deducted from the assets to which they apply)

(dollars in thousands)

Description of account	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
Allowance for doubtful accounts:
Period from March 12, 2002 (inception) to December 31, 2002	$—	$37	$—	$37
Year Ended December 31, 2003	37	417	64	390
Income tax valuation allowance:
Period from March 12, 2002 (inception) to December 31, 2002	$58,225	$4,853	$—	$63,078
Year Ended December 31, 2003	63,078	2,197	—	65,275

S-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

Amount to Be Paid
SEC registration fee	$12,135
NASD filing fee	$15,500
Nasdaq National Market listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving	*
Blue sky fees and expenses (including legal fees)	*
Transfer agent and registrar fees	*
Miscellaneous	*

Total	*

*
To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Amended and Restated Certificate of Incorporation in effect as of the date hereof, and our Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provides that the liability of the Registrant's directors for monetary damages is eliminated to the fullest extent permitted under applicable law, and that no director shall be liable for money damages to the Registrant or its stockholders for the breach of a fiduciary duty as a director of the Registrant, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law (the "DGCL"), which prohibits certain payment of dividends or approval of stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision of the Certificate does not eliminate all fiduciary duties of the directors to the Registrant and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

        Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in the bests interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe the person's actions were unlawful. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Registrant's bylaws require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

        In addition, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which requires the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. The Registrant maintains liability insurance for its officers and directors.

        These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

        The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

        At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        The following sets forth information regarding all securities sold by the registrant since February 15, 2002, the date of the registrant's incorporation:

        1.     In March 2002, we issued and sold 5,025,444 shares of class A common stock to Carlyle Partners III, L.P. ("CP III"), 275,000 shares of class A common stock to Carlyle High Yield Partners, L.P. ("High Yield Partners"), and 199,556 shares of class A common stock to CP III Coinvestment, L.P. ("Coinvestment") for an aggregate purchase price of $52,000,000 and an aggregate of 4,500,000 shares of our class B common stock to Conexant Systems, Inc. ("Conexant") for all of Conexant's membership interests in Newport Fab, LLC and a warrant for 2,900,000 shares of Conexant's common stock. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering because, among other things, CP III, High Yield Partners, Coinvestment and Conexant were accredited investors at the time of the transaction, we made no general solicitation in connection with the transaction, we obtained representations from CP III, High Yield Partners, Coinvestment and Conexant as to their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

        2.     In July 2002, we exchanged the 5,025,444 shares of class A common stock held by CP III, 275,000 shares of class A common stock held by High Yield Partners and 199,556 shares of class A common stock held by Coinvestment for shares of series A preferred stock at the rate of one share of class A common stock for ten shares of series A preferred stock. These 55,000,000 shares of series A preferred stock will convert to common stock at the rate of one share of common stock for one share of series A preferred stock, immediately prior to the completion of this offering. We exchanged the 4,500,000 shares of class B common stock held by Conexant for series B preferred stock at the rate of one share of class B common stock for ten shares of series B preferred stock. These 45,000,000 shares of series B preferred stock will convert to common stock at the rate of one share of common stock for one share of series B preferred stock, immediately prior to the completion of this offering. This transaction was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as an exchange of securities by the issuer with its existing security holders not involving any commission or other remuneration.

        3.     In October 2002, we issued and sold an aggregate of 13,071,888 shares of our series B preferred stock for an aggregate purchase price of $60,000,000 to RF Micro Devices, Inc. These shares will convert to common stock at the rate of one share of common stock for three shares of series B preferred stock immediately prior to the completion of this offering. The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering. RF Micro Devices was an accredited investor and we made no general solicitation in connection with the offering. We obtained a representation from RF Micro Devices that it was acquiring the securities for its own account and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities.

        4.     On December 30, 2002 we granted to TC Group, L.L.C. options to purchase up to 375,000 shares of class B common stock with an exercise price of $0.20 per share as consideration for the services of three of the Carlyle Group's nominee directors on our board of directors. This grant was exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering because, among other things, TC Group L.L.C. was an accredited investor at the time of the transaction. We made no general solicitation in connection with the transaction, we obtained representations as to TC Group L.L.C.'s intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the instruments representing such securities.

        5.     In March 2003, we granted 10,000 shares of class B common stock under our 2002 Equity Incentive Plan to Daniel Fu, a consultant, for services rendered in connection with a client services agreement. This transaction was exempt from registration pursuant to Rule 701 promulgated under the Securities Act of 1933 as a transaction pursuant to a compensatory benefit plan.

        6.     In November 2003, we granted 20,000 shares of class B common stock under our 2002 Equity Incentive Plan to Bala K. Iyer, a consultant, for services rendered in connection with this offering. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering, because, among other things, Mr. Iyer was an accredited investor at the time of the transaction, we made no general soliciation in connection with the transaction, we obtained representations as to Mr. Iyer's intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

        7.     In March 2004, we granted 20,000 shares of class B common stock under our 2002 Equity Incentive Plan to Daniel Fu, a consultant, for services rendered in connection with a client services agreement. This transaction was exempt from registration pursuant to Rule 701 promulgated under the Securities Act of 1933 as a transaction pursuant to a compensatory benefit plan.

        8.     Between March 12, 2002 and May 24, 2004, we granted options to purchase an aggregate of 16,674,103 shares of class B common stock to our employees and consultants as defined in Rule 701 promulgated under the Securities Act of 1933 with exercise prices ranging from $0.20 per share to $3.50 per share, and a weighted average exercise price of $0.99 per share under our 2002 Equity Incentive Plan. During the same period, we issued and sold 4,313,216 shares of class B common stock pursuant to option exercises at a price of $0.20 per share, 85,046 shares of class B common stock pursuant to option exercises at a price of $1.50 per share, and 37,914 shares of class B common stock pursuant to option exercises at a price of $2.50 per share. These issuances were exempt from registration pursuant to Rule 701 promulgated under the Securities Act of 1933 as transactions pursuant to a compensatory benefit plan.

        In addition to the facts described for each transaction above, all recipients either received adequate information about us or had adequate access, through their relationships with us, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits.

Number	Description
*1.1	Form of Underwriting Agreement.
**3.1	Amended and Restated Certificate of Incorporation of Jazz Semiconductor, Inc. as currently in effect.
**3.2	Bylaws of Jazz Semiconductor, Inc., as currently in effect.
**3.3	Form of Amended and Restated Certificate of Incorporation of Jazz Semiconductor, Inc., to be effective upon the completion of the offering.
**3.4	Form of Amended and Restated Bylaws of Jazz Semiconductor, Inc., to be effective upon the completion of the offering.
4.1	Specimen Common Stock certificate.
**4.2	Second Amended and Restated Registration Rights Agreement dated October 15, 2002.
*4.3	Third Amended and Restated Registration Rights Agreement.
*5.1	Opinion of Latham & Watkins LLP.
**†10.1	Contribution Agreement among Specialtysemi, Inc., Conexant Systems, Inc. and Carlyle Capital Investors, L.L.C. dated February 23, 2002.
**10.2	First Amendment to Contribution Agreement between Specialtysemi, Inc., Conexant Systems, Inc. and Carlyle Capital Investors, L.L.C. dated March 12, 2002.
**†10.3	Second Amendment to Contribution Agreement dated July 1, 2002 among Jazz Semiconductor, Inc., Conexant Systems, Inc., Carlyle Partners III L.P., CP III Coinvestment, L.P. and Carlyle High Yield Partners, L.P.
**10.4	Third Amendment to Contribution Agreement dated September 1, 2003 among Jazz Semiconductor, Inc., Conexant Systems, Inc., Carlyle Partners III L.P., CP III Coinvestment, L.P. and Carlyle High Yield Partners, L.P.
**†10.5	Newport Fab, LLC Contribution Agreement between Conexant Systems, Inc. and Newport Fab, LLC dated February 23, 2002.
**†10.6	IP License Agreement between Specialtysemi, Inc., Newport Fab, LLC and Conexant Systems, Inc. dated March 12, 2002.
**10.7	First Amendment to IP License Agreement dated July 1, 2002 between Jazz Semiconductor, Inc. and Conexant Systems, Inc.
**†10.8	Transferred IP License Agreement between Specialtysemi, Inc., Newport Fab, LLC and Conexant Systems, Inc. dated March 12, 2002.
**10.9	First Amendment to Transferred IP License Agreement dated July 1, 2002 among Jazz Semiconductor, Inc., Conexant Systems, Inc. and Newport Fab, LLC.
**†10.10	Information Technology Service Agreement between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 12, 2002.
**†10.11	First Amendment to Information Technology Service Agreement dated September 30, 2002 between Jazz Semiconductor, Inc. and Conexant Systems, Inc.
**†10.12	Transition Services Agreement between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 12, 2002.
**†10.13	Side Letter Agreement between Jazz Semiconductor, Inc. and Conexant Systems, Inc. dated December 12, 2003.
**†10.14	Wafer Supply and Services Agreement between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 30, 2002.
**†10.15	First Amendment to Wafer Supply and Services Agreement dated July 1, 2002 between Jazz Semiconductor, Inc. and Conexant Systems, Inc.

**10.16	Employee Matters Agreement between Specialtysemi, Inc., Conexant Systems, Inc., Carlyle Partners III, L.P., CP III Coinvestment, L.P., and Carlyle High Yield Partners, L.P. dated March 12, 2002.
**10.17	Amendment to Employee Matters Agreement dated September 1, 2003 among Jazz Semiconductor, Inc., Conexant Systems, Inc., Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle High Yield Partners, L.P. and Newport Fab, LLC.
**†10.18	Half Dome Lease Agreement between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 12, 2002.
**†10.19	El Capitan Lease Agreement between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 12, 2002.
**10.20	Carlyle Management Agreement between Specialtysemi, Inc. and TC Group, L.L.C. dated March 12, 2002.
**10.21	Conexant Management Agreement between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 12, 2002.
**10.22	Carlyle Review Agreement between Specialtysemi, Inc. Newport Fab, LLC, Carlyle Partners III, L.P., CP III Coinvestment, L.P., and Carlyle High Yield Partners, L.P. dated March 12, 2002.
**10.23	Conexant Review Agreement between Conexant Systems, Inc., Specialtysemi, Inc. and Newport Fab, LLC dated March 12, 2002.
**10.24	Carlyle Board Representation Agreement between Specialtysemi, Inc., Newport Fab, LLC, Conexant Systems, Inc., Carlyle Partners III, L.P., CP III Coinvestment, L.P., and Carlyle High Yield Partners, L.P. dated March 12, 2002.
**10.25	Conexant Board Representation Agreement between Specialtysemi, Inc., Newport Fab, LLC, Conexant Systems, Inc., Carlyle Partners III, L.P., CP III Coinvestment, L.P., and Carlyle High Yield Partners, L.P. dated March 12, 2002.
**10.26	Guarantee between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 12, 2002.
**10.27	Jazz Semiconductor Stock Appreciation Rights Plan.
**10.28	Conexant Systems, Inc. Warrant to Purchase Common Stock issued to Specialtysemi, Inc. dated March 12, 2002.
**10.29	Jazz Semiconductor, Inc. 2002 Equity Incentive Plan.
**10.30	Amendment No. 1 to the 2002 Equity Incentive Plan of Jazz Semiconductor, Inc.
**10.31	Form of Indemnification Agreement.
10.32	Reserved.
**10.33	Recapitalization Agreement among Jazz Semiconductor, Inc., Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle High Yield Partners, L.P., and Conexant Systems, Inc. dated as of July 30, 2002.
**†10.34	Amended and Restated Preferred Stock Purchase Agreement between Jazz Semiconductor, Inc. and RF Micro Devices, Inc. dated October 15, 2002.
**10.35	Pledge Agreement made by RF Micro Devices, Inc. in favor of Jazz Semiconductor, Inc. dated October 15, 2002.
**10.36	Secured Promissory Note made by RF Micro Devices, Inc. in favor of Jazz Semiconductor, Inc. dated October 15, 2002.
**10.37	Second Amended and Restated Stockholder Agreement dated October 15, 2002.
*10.38	Third Amended and Restated Stockholder Agreement.
**10.39	Second Amended and Restated Carlyle Board Representation Agreement dated October 15, 2002.
**10.40	Second Amended and Restated Conexant Board Representation Agreement dated October 15, 2002.
**10.41	RFMD Board Representation Agreement dated October 15, 2002.
**†10.42	Wafer Supply Agreement between Newport Fab, LLC and RF Micro Devices, Inc. dated October 15, 2002.
**†10.43	Master Joint Technology Development Agreement between Newport Fab, LLC and RF Micro Devices, Inc. dated October 15, 2002.

**10.44	Amended and Restated Carlyle Review Agreement dated October 15, 2002.
**10.45	Amended and Restated Conexant Review Agreement dated October 15, 2002.
**†10.46	License and Supply Agreement between Newport Fab, LLC and Advanced Semiconductor Manufacturing Corp. of Shanghai dated December 16, 2003.
**10.47	Agreement on the Export/Import Control Compliance among NEC Corporation, Newport Fab, LLC and Shanghai Hua Hong NEC Electronics Company, Limited dated August 30, 2003.
**†10.48	Agreement on Capital Increase and Admission of New Joint Venturer of Shanghai Hua Hong NEC Electronics Company, Limited among Shanghai Hua Hong (Group) Co., Ltd., NEC Corporation, NEC (China) Co., Ltd., Shanghai Hua Hong International Inc., Newport Fab, LLC and Shanghai Hua Hong NEC Electronics Company, Limited dated August 29, 2003.
**†10.49	HHNEC Wafer Supply Agreement between Jazz/Hua Hong, LLC, Newport Fab, LLC and Shanghai Hua Hong NEC Electronics Company, Limited dated August 29, 2003.
**†10.50	LLC Wafer Supply Agreement between Jazz/Hua Hong, LLC, Newport Fab, LLC and Shanghai Hua Hong NEC Electronics Company, Limited dated August 30, 2003.
**†10.51	Technology Sublicense Agreement—Jazz Advanced Technology by Jazz/Hua Hong, LLC, Shanghai Hua Hong NEC Electronics Company, Limited and Newport Fab, LLC dated August 30, 2003.
**†10.52	Technology License and Transfer Agreement by Newport Fab, LLC and Shanghai Hua Hong NEC Electronics Company, Limited dated August 30, 2003.
**†10.53	Technology License Agreement—Jazz Advanced Technology Newport Fab, LLC, Jazz/Hua Hong, LLC and Shanghai Hua Hong NEC Electronics Company, Limited dated August 30, 2003.
**†10.54	Wafer Supply and Services Agreement among Jazz Semiconductor and Skyworks Solutions, Inc. dated as of May 2, 2003.
**†10.55	Amendment One to Wafer Supply and Services Agreement among Jazz Semiconductor and Skyworks Solutions, Inc. dated as of May 2, 2003.
**†10.56	Amendment Two to Wafer Supply and Services Agreement among Jazz Semiconductor and Skyworks Solutions, Inc. dated June 13, 2003.
10.57	Form of Indemnity Agreement.
10.58	Employee Stock Purchase Plan.
*10.59	Termination Agreement by and between Jazz Semiconductor and TC Group, L.L.C.
*10.60	Termination Agreement by and between Jazz Semiconductor and Conexant Systems, Inc.
**21.1	List of Subsidiaries of Jazz.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
*23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
**24.1	Powers of Attorney.

*
To be supplied by amendment.

**
Previously filed.

†
Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b)
Financial Statement Schedules.

  Valuation and Qualifying accounts.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newport Beach, State of California, on this 26th day of May, 2004.

JAZZ SEMICONDUCTOR, INC.
By:	/s/ SHU LI
Name:	Shu Li
Title:	President, Chief Executive Officer and member of the Board of Directors

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ SHU LI Shu Li	President, Chief Executive Officer and member of the Board of Directors (Principal Executive Officer)	May 26, 2004
* Mark S. Becker	Chief Financial Officer (principal Financial and Accounting Officer)	May 26, 2004
* Claudius E. Watts IV	Chairman of the Board, Director	May 26, 2004
* Dwight W. Decker	Director	May 26, 2004
* Allan M. Holt	Director	May 26, 2004

* Jerry D. Neal	Director	May 26, 2004
* Todd R. Newnam	Director	May 26, 2004
* Donald E. Schrock	Director	May 26, 2004
* Donald R. Beall	Director	May 26, 2004
* Campbell Dyer	Director	May 26, 2004
* Parker Hayden	Director	May 26, 2004
*By Power of Attorney

EXHIBIT INDEX

Number	Description
*1.1	Form of Underwriting Agreement.
**3.1	Amended and Restated Certificate of Incorporation of Jazz Semiconductor, Inc. as currently in effect.
**3.2	Bylaws of Jazz Semiconductor, Inc., as currently in effect.
**3.3	Form of Amended and Restated Certificate of Incorporation of Jazz Semiconductor, Inc., to be effective upon the completion of the offering.
**3.4	Form of Amended and Restated Bylaws of Jazz Semiconductor, Inc., to be effective upon the completion of the offering.
4.1	Specimen Common Stock certificate.
**4.2	Second Amended and Restated Registration Rights Agreement dated October 15, 2002.
*4.3	Third Amended and Restated Registration Rights Agreement.
*5.1	Opinion of Latham & Watkins LLP.
**†10.1	Contribution Agreement among Specialtysemi, Inc., Conexant Systems, Inc. and Carlyle Capital Investors, L.L.C. dated February 23, 2002.
**10.2	First Amendment to Contribution Agreement between Specialtysemi, Inc., Conexant Systems, Inc. and Carlyle Capital Investors, L.L.C. dated March 12, 2002.
**†10.3	Second Amendment to Contribution Agreement dated July 1, 2002 among Jazz Semiconductor, Inc., Conexant Systems, Inc., Carlyle Partners III L.P., CP III Coinvestment, L.P. and Carlyle High Yield Partners, L.P.
**10.4	Third Amendment to Contribution Agreement dated September 1, 2003 among Jazz Semiconductor, Inc., Conexant Systems, Inc., Carlyle Partners III L.P., CP III Coinvestment, L.P. and Carlyle High Yield Partners, L.P.
**†10.5	Newport Fab, LLC Contribution Agreement between Conexant Systems, Inc. and Newport Fab, LLC dated February 23, 2002.
**†10.6	IP License Agreement between Specialtysemi, Inc., Newport Fab, LLC and Conexant Systems, Inc. dated March 12, 2002.
**10.7	First Amendment to IP License Agreement dated July 1, 2002 between Jazz Semiconductor, Inc. and Conexant Systems, Inc.
**†10.8	Transferred IP License Agreement between Specialtysemi, Inc., Newport Fab, LLC and Conexant Systems, Inc. dated March 12, 2002.
**10.9	First Amendment to Transferred IP License Agreement dated July 1, 2002 among Jazz Semiconductor, Inc., Conexant Systems, Inc. and Newport Fab, LLC.
**†10.10	Information Technology Service Agreement between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 12, 2002.
**†10.11	First Amendment to Information Technology Service Agreement dated September 30, 2002 between Jazz Semiconductor, Inc. and Conexant Systems, Inc.
**†10.12	Transition Services Agreement between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 12, 2002.
**†10.13	Side Letter Agreement between Jazz Semiconductor, Inc. and Conexant Systems, Inc. dated December 12, 2003.
**†10.14	Wafer Supply and Services Agreement between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 30, 2002.
**†10.15	First Amendment to Wafer Supply and Services Agreement dated July 1, 2002 between Jazz Semiconductor, Inc. and Conexant Systems, Inc.
**10.16	Employee Matters Agreement between Specialtysemi, Inc., Conexant Systems, Inc., Carlyle Partners III, L.P., CP III Coinvestment, L.P., and Carlyle High Yield Partners, L.P. dated March 12, 2002.
**10.17	Amendment to Employee Matters Agreement dated September 1, 2003 among Jazz Semiconductor, Inc., Conexant Systems, Inc., Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle High Yield Partners, L.P. and Newport Fab, LLC.

**†10.18	Half Dome Lease Agreement between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 12, 2002.
**†10.19	El Capitan Lease Agreement between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 12, 2002.
**10.20	Carlyle Management Agreement between Specialtysemi, Inc. and TC Group, L.L.C. dated March 12, 2002.
**10.21	Conexant Management Agreement between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 12, 2002.
**10.22	Carlyle Review Agreement between Specialtysemi, Inc. Newport Fab, LLC, Carlyle Partners III, L.P., CP III Coinvestment, L.P., and Carlyle High Yield Partners, L.P. dated March 12, 2002.
**10.23	Conexant Review Agreement between Conexant Systems, Inc., Specialtysemi, Inc. and Newport Fab, LLC dated March 12, 2002.
**10.24	Carlyle Board Representation Agreement between Specialtysemi, Inc., Newport Fab, LLC, Conexant Systems, Inc., Carlyle Partners III, L.P., CP III Coinvestment, L.P., and Carlyle High Yield Partners, L.P. dated March 12, 2002.
**10.25	Conexant Board Representation Agreement between Specialtysemi, Inc., Newport Fab, LLC, Conexant Systems, Inc., Carlyle Partners III, L.P., CP III Coinvestment, L.P., and Carlyle High Yield Partners, L.P. dated March 12, 2002.
**10.26	Guarantee between Specialtysemi, Inc. and Conexant Systems, Inc. dated March 12, 2002.
**10.27	Jazz Semiconductor Stock Appreciation Rights Plan.
**10.28	Conexant Systems, Inc. Warrant to Purchase Common Stock issued to Specialtysemi, Inc. dated March 12, 2002.
**10.29	Jazz Semiconductor, Inc. 2002 Equity Incentive Plan.
**10.30	Amendment No. 1 to the 2002 Equity Incentive Plan of Jazz Semiconductor, Inc.
**10.31	Form of Indemnification Agreement.
10.32	Reserved.
**10.33	Recapitalization Agreement among Jazz Semiconductor, Inc., Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle High Yield Partners, L.P., and Conexant Systems, Inc. dated as of July 30, 2002.
**†10.34	Amended and Restated Preferred Stock Purchase Agreement between Jazz Semiconductor, Inc. and RF Micro Devices, Inc. dated October 15, 2002.
**10.35	Pledge Agreement made by RF Micro Devices, Inc. in favor of Jazz Semiconductor, Inc. dated October 15, 2002.
**10.36	Secured Promissory Note made by RF Micro Devices, Inc. in favor of Jazz Semiconductor, Inc. dated October 15, 2002.
**10.37	Second Amended and Restated Stockholder Agreement dated October 15, 2002.
*10.38	Third Amended and Restated Stockholder Agreement.
**10.39	Second Amended and Restated Carlyle Board Representation Agreement dated October 15, 2002.
**10.40	Second Amended and Restated Conexant Board Representation Agreement dated October 15, 2002.
**10.41	RFMD Board Representation Agreement dated October 15, 2002.
**†10.42	Wafer Supply Agreement between Newport Fab, LLC and RF Micro Devices, Inc. dated October 15, 2002.
**†10.43	Master Joint Technology Development Agreement between Newport Fab, LLC and RF Micro Devices, Inc. dated October 15, 2002.
**10.44	Amended and Restated Carlyle Review Agreement dated October 15, 2002.
**10.45	Amended and Restated Conexant Review Agreement dated October 15, 2002.
**†10.46	License and Supply Agreement between Newport Fab, LLC and Advanced Semiconductor Manufacturing Corp. of Shanghai dated December 16, 2003.

**10.47	Agreement on the Export/Import Control Compliance among NEC Corporation, Newport Fab, LLC and Shanghai Hua Hong NEC Electronics Company, Limited dated August 30, 2003.
**†10.48	Agreement on Capital Increase and Admission of New Joint Venturer of Shanghai Hua Hong NEC Electronics Company, Limited among Shanghai Hua Hong (Group) Co., Ltd., NEC Corporation, NEC (China) Co., Ltd., Shanghai Hua Hong International Inc., Newport Fab, LLC and Shanghai Hua Hong NEC Electronics Company, Limited dated August 29, 2003.
**†10.49	HHNEC Wafer Supply Agreement between Jazz/Hua Hong, LLC, Newport Fab, LLC and Shanghai Hua Hong NEC Electronics Company, Limited dated August 29, 2003.
**†10.50	LLC Wafer Supply Agreement between Jazz/Hua Hong, LLC, Newport Fab, LLC and Shanghai Hua Hong NEC Electronics Company, Limited dated August 30, 2003.
**†10.51	Technology Sublicense Agreement—Jazz Advanced Technology by Jazz/Hua Hong, LLC, Shanghai Hua Hong NEC Electronics Company, Limited and Newport Fab, LLC dated August 30, 2003.
**†10.52	Technology License and Transfer Agreement by Newport Fab, LLC and Shanghai Hua Hong NEC Electronics Company, Limited dated August 30, 2003.
**†10.53	Technology License Agreement—Jazz Advanced Technology Newport Fab, LLC, Jazz/Hua Hong, LLC and Shanghai Hua Hong NEC Electronics Company, Limited dated August 30, 2003.
**†10.54	Wafer Supply and Services Agreement among Jazz Semiconductor and Skyworks Solutions, Inc. dated as of May 2, 2003.
**†10.55	Amendment One to Wafer Supply and Services Agreement among Jazz Semiconductor and Skyworks Solutions, Inc. dated as of May 2, 2003.
**†10.56	Amendment Two to Wafer Supply and Services Agreement among Jazz Semiconductor and Skyworks Solutions, Inc. dated June 13, 2003.
10.57	Form of Indemnity Agreement.
10.58	Employee Stock Purchase Plan.
*10.59	Termination Agreement by and between Jazz Semiconductor and TC Group, L.L.C.
*10.60	Termination Agreement by and between Jazz Semiconductor and Conexant Systems, Inc.
**21.1	List of Subsidiaries of Jazz.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
*23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
**24.1	Powers of Attorney.

*
To be supplied by amendment.

**
Previously filed.

†
Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
RELATIONSHIPS WITH RELATED PARTIES AND OTHERS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES HOLDERS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
GLOSSARY OF TERMS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors
Jazz Semiconductor, Inc. Consolidated Balance Sheets (in thousands)
Jazz Semiconductor, Inc. Consolidated Statements of Operations (in thousands, except per share data)
Jazz Semiconductor, Inc. Consolidated Statements of Cash Flows (in thousands)
Jazz Semiconductor, Inc. Notes to Consolidated Financial Statements
Schedule II—Valuation and Qualifying accounts (Deducted from the assets to which they apply) (dollars in thousands)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX